EXHIBIT 10.1

CREDIT AGREEMENT

Dated as of October 28, 2025

among

BRIDGER AEROSPACE GROUP HOLDINGS, INC.,
as the Borrower,

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

and

BAIN CAPITAL CREDIT, LP,
as Administrative Agent,

BAIN CAPITAL CREDIT, LP and
CRESTLINE DIRECT FINANCE, L.P.
as Joint Lead Arrangers
and Joint Bookrunners

i

(continued)

ii

(continued)

iii

(continued)

iv

SCHEDULES:

Schedule 1.01(a)	–	Commitment Schedule
Schedule 1.01(c)	–	Mortgages
Schedule 1.01(d)	–	Existing Investments
Schedule 1.01(e)	–	Specified Aircraft, Engines, Propellers and Spare Parts Locations
Schedule 3.05(a)	–	Fee Owned Real Estate Assets
Schedule 3.13	–	Subsidiaries
Schedule 3.18(b)	–	Repair Station Operations
Schedule 3.18(d)	–	Aviation Authority Consents
Schedule 3.18(f)	–	Compliance with FAA Certificates
Schedule 5.12	–	Post-Closing Obligations
Schedule 6.01(i)	–	Existing Indebtedness
Schedule 6.02(l)	–	Existing Liens
Schedule 6.06(x)	–	Certain Dispositions
Schedule 6.08(e)	–	Existing Transactions with Affiliates

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Borrowing Request
Exhibit C	–	Form of Compliance Certificate
Exhibit D	–	Form of Interest Election Request
Exhibit E	–	Form of Perfection Certificate
Exhibit F	–	Form of Perfection Certificate Supplement
Exhibit G	–	Form of Promissory Note
Exhibit H	–	Form of Pledge and Security Agreement
Exhibit I	–	Form of Guaranty Agreement
Exhibit J	–	Form of Intellectual Property Security Agreement
Exhibit K	–	Form of Intercompany Note
Exhibit L-1	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-2	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-3		Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-4	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit M	–	Form of Solvency Certificate

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CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of October 28, 2025 (this “Agreement”), by and among Bridger Aerospace Group Holdings, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party hereto, and BAIN CAPITAL CREDIT, LP, (together with its successors and assigns, “Bain”), in its capacities as administrative agent and as collateral agent for the Lenders (in its capacities as administrative agent and as collateral agent, together with its successors and assigns in such capacities, the “Administrative Agent”).

RECITALS

A. The Borrower has requested that the Lenders extend credit under this Agreement in the form of (i) Initial Term Loans in an original aggregate principal amount equal to $210,000,000, (ii) a Revolving Facility with Revolving Credit Commitments of $21,500,000 and (iii) a Delayed Draw Term Loan Commitment in an original aggregate principal amount equal to $100,000,000, in each case, subject to increase or decrease as provided herein.

B. The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

Article 1.    DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“ABR Loan” means a Loan that bears interest with reference to the Alternate Base Rate.

“Acceptable Intercreditor Agreement” means an intercreditor agreement the terms of which are reasonably satisfactory to the Administrative Agent, the Required Lenders and the Borrower.

“ACH” means automated clearing house transfers.

“Additional Agreement” has the meaning assigned to such term in Article 8.

“Additional Lender” has the meaning assigned to such term in Section 2.19(b).

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

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“Administrative Questionnaire” has the meaning assigned to such term in Section 2.19(d).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person. None of the Administrative Agent, the Arranger, any Lender or any of their respective Affiliates shall be considered an Affiliate of the Borrower or any Subsidiary thereof.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Agreement Currency” has the meaning assigned to such term in Section 9.22.

“Aircraft” means an aircraft owned by a Loan Party and shall include, without limitation, all aircraft objects, existing and future airframes, Engines, rotors and propellers, parts and other goods, accessions and property attached to, incorporated in, affixed to or used in connection with such aircraft.

“Aircraft and Engine Mortgage” means (a) as to any Specified Aircraft for which an Aircraft Registration exists, the Aircraft and Engine Mortgage, including any supplemental schedules thereto, executed by the applicable Loan Party granting to the Administrative Agent a security interest and international interest (if covered by the Cape Town Convention) in and lien upon such Specified Aircraft, (b) as to any Specified Engine for which an Engine Registration exists, the Aircraft and Engine Mortgage, including any supplemental schedules thereto, executed by the applicable Loan Party, granting to the Administrative Agent a security interest and international interest in and lien upon such Specified Engine and (c) as to any Specified Propeller and any Spare Parts located at a Spare Parts Location, the Aircraft and Engine Mortgage, including any supplemental schedules thereto, executed by the applicable Loan Party, granting to the Administrative Agent a security interest and lien upon such Specified Propeller and Spare Parts. Each Aircraft and Engine Mortgage shall be in substantially the form attached as Exhibit B to the Security Agreement or such other form reasonably acceptable to the Administrative Agent.

“Aircraft Mortgage Recordation” means, as to any Specified Aircraft, Specified Engine, Specified Propeller and any Spare Parts located at a Spare Parts Location, (a) the recordation of an Aircraft and Engine Mortgage with the FAA Registry in accordance with the regulations issued by the FAA and (b) the registrations with the Cape Town International Registry in accordance with the regulations issued under the Cape Town Convention (Aircraft Protocol) Laws, as applicable, which in each case constitutes a first and prior security interest and international interest, as applicable, in and lien upon such Specified Aircraft, Specified Engine, Specified Propeller and Spare Part in favor of the Administrative Agent (subject to Permitted Liens).

“Aircraft Protocol” means the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, adopted on November 16, 2001.

“Aircraft Registration” means, as to any Specified Aircraft, registration of such Specified Aircraft, by and in the name of the applicable Loan Party with the FAA Registry in accordance with the Aviation Laws.

“Airworthiness Certificate” means, as to any Aircraft, an Airworthiness Certificate with respect to such Aircraft issued by the FAA to any Loan Party pursuant to the Aviation Laws.

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“Alternate Base Rate” means, for any day, a fluctuating rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1.00%) equal to the greatest of (a) the Federal Funds Effective Rate in effect on such day plus 0.50%, (b) Adjusted Term SOFR for a one-month tenor in effect on such day (after giving effect to the Floor) plus 1.00%, (c) the Prime Rate and (d) 2.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, as the case may be, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, as the case may be. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or Adjusted Term SOFR for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (a) or (b), as applicable, of the second preceding sentence until the circumstances giving rise to such inability no longer exist.

“Applicable Financial Statements” means (a) with respect to any Fiscal Quarter ending on March 31, June 30 or September 30, the financial statements delivered pursuant to Section 5.01(a)(ii), and (b) with respect to the Fiscal Quarter ending on December 31, the financial statements delivered pursuant to Section 5.01(b).

“Applicable Percentage” means, (a) with respect to any Term Lender of any Class, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Term Loans and unused Term Commitments of such Term Lender under the applicable Class and the denominator of which is the aggregate outstanding principal amount of the Term Loans and unused Term Commitments of all Term Lenders under the applicable Class and (b) with respect to any Revolving Lender, the percentage of the aggregate amount of the Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment; provided that for purposes of Section 2.18 and otherwise herein, when there is a Defaulting Lender, such Defaulting Lender’s Commitments shall be disregarded for any relevant calculation. In the case of clause (b), in the event that the Revolving Credit Commitments have expired or been terminated, the Applicable Percentage of any Revolving Lender shall be determined on the basis of the Revolving Credit Exposure of such Revolving Lender attributable to its Revolving Credit Commitment, giving effect to any assignments thereof.

“Applicable Rate” means, for any day, the rate per annum equal to with respect to (x) the Initial Term Loans, the Revolving Loans and the Delayed Draw Term Loans, (a) in the case of any ABR Loan, 5.00% and (b) in the case of any SOFR Loan, 6.00% and (y) any Incremental Term Facility, the rate per annum specified in the applicable Incremental Facility Amendment.

“Applicable Revolving Credit Percentage” means, with respect to any Revolving Lender at any time, the percentage of the Total Revolving Credit Commitment at such time represented by such Revolving Lender’s Revolving Credit Commitments at such time; provided that for purposes of Section 2.18, when there is a Defaulting Lender, any such Defaulting Lender’s Revolving Credit Commitment shall be disregarded in the relevant calculations. In the event that the Revolving Credit Commitments have expired or been terminated in accordance with the terms hereof, the Applicable Revolving Credit Percentage shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments thereof.

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“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised, sub-advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any entity or any Affiliate of any entity that administers, advises or manages such Lender.

“Arrangers” means, collectively, Bain Capital Credit, LP and Crestline, in their respective capacities as joint lead arrangers and as joint bookrunners (each an “Arranger”).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent in the form of Exhibit A or any other form approved by the Administrative Agent and, to the extent its consent is required, the Borrower.

“Available Amount” means, at any time, an amount equal to, without duplication:

(a) the sum of:

(i) the greater of (x) $8,000,000 and (y) 20% of Consolidated Adjusted EBITDA for the most recently ended Test Period; plus

(ii) the Retained Excess Cash Flow Amount; plus

(iii) the amount of proceeds of any issuance of Capital Stock (other than any amounts (x) otherwise applied to any other basket hereunder or proceeds of an issuance of Disqualified Capital Stock or (y) received from the Borrower or any Subsidiary) received as Cash equity by the Borrower or any of its Subsidiaries, plus the fair market value, as determined by the Borrower or any Subsidiaries in good faith, of Cash Equivalents, marketable securities or other property received by the Borrower in return for any issuance of Capital Stock (other than any amounts (x) otherwise applied to any other basket hereunder or proceeds of any issuance of Disqualified Capital Stock, or (y) received from the Borrower or any Subsidiary), in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(iv) the aggregate principal amount of any Indebtedness or Disqualified Capital Stock, in each case, of the Borrower or any Subsidiary (other than Indebtedness or such Disqualified Capital Stock issued to the Borrower or such Subsidiary), which has been converted into or exchanged for Capital Stock of the Borrower, any Subsidiary or any Parent Company that does not constitute Disqualified Capital Stock, together with the fair market value of any Cash Equivalents and the fair market value (as determined by the Borrower in good faith) of any property or assets received by the Borrower or any Subsidiary upon such exchange or conversion, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(v) the net proceeds received by the Borrower or any Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with the Disposition to any Person (other than the Borrower or any Subsidiary) of any Investment made pursuant to clause (q) of the definition of Permitted Investment; plus

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(vi) to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the proceeds received by the Borrower or any Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with cash returns, cash profits, cash distributions and similar cash amounts, including cash principal repayments of loans, in each case received in respect of any Investment made after the Closing Date pursuant to clause (q) of the definition of Permitted Investment (in an amount not to exceed the original amount of such Investment); plus

(vii) an amount equal to the sum of (x) the amount of any Investment made by the Borrower or any Subsidiary after the Closing Date (in an amount not to exceed the original amount of such Investment) in any Person that (1) both before and after giving effect to such Investment is not a Subsidiary, and (2) in a subsequent Permitted Investment that is unrelated to such Investment becomes a Subsidiary or is merged or consolidated into the Borrower or any Subsidiary plus (y) the fair market value of the assets of any such Person that have been transferred to the Borrower or any Subsidiary (net of the fair market value of any consideration paid by or on behalf of the Borrower or any Subsidiary in connection with such transfer); minus

(b) an amount equal to the sum of Investments made pursuant to clause (q) of the definition of Permitted Investment, in each case, after the Closing Date and prior to such time or contemporaneously therewith.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.20(d).

“Aviation Authority” means the United States Federal Aviation Administration and Department of Transportation or any successor agency or agencies thereto or any agency performing a similar function in any other jurisdiction.

“Aviation Laws” means Title 49 of the United States Code, including without limitation, all regulations issued by the FAA and all regulations issued under the Cape Town Convention (Aircraft Protocol) Laws.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

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“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bain” has the meaning assigned to such term in the preamble to this Agreement.

“Banking Services Obligations” has the meaning specified in Section 6.01(f).

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.20(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

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(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

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“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.20 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.20.

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Board Observer Agreement” means that certain board observer agreement, dated as of the Closing Date, by and between the Borrower and Bain.

“Board of Directors”: (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (2) with respect to a limited partnership, the Board of Directors of any corporate general partner of the partnership and the managing member or members or board of directors (or the equivalent) of any limited liability company general partner of the partnership; (3) with respect to a limited liability company, the managing member or members or board of directors (or the equivalent) thereof; and (4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” means any Loans of the same Type and Class made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a written request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit B or such other form that is reasonably acceptable to the Administrative Agent.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Cape Town Convention” means the Convention on International Interests in Mobile Equipment adopted on November 16, 2001, together with the Aircraft Protocol.

“Cape Town Convention (Aircraft Protocol) Laws” means, collectively, the Cape Town Convention and the Aircraft Protocol.

“Cape Town International Registry” means the international registry system under the Cape Town Convention (Aircraft Protocol) Laws to record “sales” and “international interests” (among other interests) in “aircraft objects” as such terms are defined under the Cape Town Convention (Aircraft Protocol) Laws.

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“Capital Lease” means, as applied to any Person, any lease or similar arrangement of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP as in effect prior to 2019, is or should be accounted for as a capital lease on the balance sheet of such Person.

“Capital Stock” means any and all shares, interests, participations, preferred equity certificates, convertible preferred equity certificates or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests, limited partnership interests and membership interests (whether general or limited), and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing.

“Cash” means money, currency or a credit balance in any Deposit Account, in each case determined in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination, (a) readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the U.S. government or (ii) issued by any agency or instrumentality of the U.S. the obligations of which are backed by the full faith and credit of the U.S., in each case maturing within one year after such date and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (b) readily marketable direct obligations issued by any state of the U.S. or any political subdivision of any such state or any public instrumentality thereof or by any foreign government, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (d) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any Lender or by any bank organized under, or authorized to operate as a bank under, the laws of the U.S., any state thereof or the District of Columbia or any political subdivision thereof and that has capital and surplus of not less than $100,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than $100,000,000; and (f) shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (e) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s. “Cash Equivalents” shall also include (x) Investments of the type and maturity described in clauses (a) through (f) above in foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments analogous to the Investments described in clauses (a) through (f) above or in the foregoing clause (x).

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“Certificated Air Carrier” means a Citizen of the United States holding an air carrier operating certificate issued by the Secretary of Transportation of the United States pursuant to Chapter 447 of Title 49 or that otherwise is certified or registered to the extent required to fall within the purview of Section 1110 of the Bankruptcy Code or any analogous provision of the Bankruptcy Code.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date. For purposes of this definition and Section 2.12, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or U.S. regulatory authorities, in each case pursuant to Basel III, shall in each case described in clauses (a), (b) and (c) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the earliest to occur of:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (i) is or becomes the beneficial owner (as defined in Rules 13d-3 (other than clause (b) thereof) and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the Equity Interests of the Borrower or the Capital Stock of the Borrower or, (ii) has or acquires the power to vote (or direct the voting of) directly or indirectly more than 35% of the Capital Stock of the Borrower or (iii) has or acquires the power to appoint or remove a majority of the Board of Directors of the Borrower;

(b) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than the Borrower or a Guarantor; and

(c) the majority of the seats (other than vacant seats) on the Board of Directors (or similar governing body) of Borrower cease to be occupied by Persons who either (i) were members of the Board of Directors of Borrower on the Closing Date, or (ii) were nominated for election by the Board of Directors of Borrower, a majority of whom were directors on the Closing Date, or whose election or nomination for election was previously approved by a majority of such directors.

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“Charge” means any charge, loss, fee, expense, cost, accrual or reserve of any kind.

“Charged Amounts” has the meaning assigned to such term in Section 9.19.

“Citizen of the United States” shall have the meaning given to such term in Section 40102(a)(15) of Title 49 and as that statutory provision has been interpreted by the FAA or United States Department of Transportation pursuant to its policies.

“Class”, when used with respect to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, Incremental Term Loans or Revolving Loans, (b) any Commitment, refers to whether such Commitment is an Initial Term Loan Commitment, a Delayed Draw Term Loan Commitment, an Incremental Term Loan Commitment or a Revolving Credit Commitment, and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class. For the avoidance of doubt, Delayed Draw Term Loans funded pursuant to the Delayed Draw Term Loan Commitments shall be part of the same Class as the Initial Term Loans.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Closing Date Escrow Account” means that certain escrow account established on the Closing Date pursuant to the terms of that certain Escrow Agreement (the “Closing Date Escrow Agreement”) by and among the Borrower, the Administrative Agent and Fidelity National Title Insurance Company (the “Closing Date Escrow Agent”) dated as of the Closing Date.

“Closing Date Escrow Agent” has the meaning specified in the defined term “Closing Date Escrow Account”.

“Closing Date Escrow Agreement” has the meaning specified in the defined term “Closing Date Escrow Account”.

“Closing Date Financial Statements” means (a) the audited income statement, balance sheet and cash flow statement of the Borrower and its Subsidiaries on a consolidated basis as of December 31, 2024 delivered to the Initial Lenders prior to the Closing Date and (b) the unaudited income statement, balance sheet and cash flow statement of the Loan Parties on a consolidated basis as of June 30, 2025.

“Closing Date Sale Leaseback” means that certain sale lease back transaction consummated on or about the Closing Date with respect to a hangar facility located at Bozeman Yellowstone International Airport pursuant to the Closing Date Sale Leaseback Agreements.

“Closing Date Sale Leaseback Agreements” means:

(a) the Sublease dated as of the date hereof and between Bridger Solutions International, LLC (“BSI”) and SRAI Bozeman, LLC (“SRAI”), for a certain subtract of land at the Bozeman Yellowstone International Airport consisting of approximately 73,821 square feet, and certain buildings thereon;

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(b) the Sublease dated as of the date hereof by and between BSI and SRAI, for a certain subtract of land at the Bozeman Yellowstone International Airport consisting of approximately 118,089 square feet, and certain buildings thereon;

(c) the Sublease dated as of the date hereof by and between BSI and SRAI, for a certain subtract of land at the Bozeman Yellowstone International Airport consisting of approximately 95,374 square feet, and certain buildings thereon;

(d) the Sublease dated as of the date hereof by and between BSI and SRAI, for a certain subtract of land at the Bozeman Yellowstone International Airport consisting of approximately 81,894 square feet of aircraft ramp; and

(e) the Purchase and Sale Agreement (Bridger Solutions International Hangar Complex) dated as of May 23, 2025, between BSI and MTP-Aviation Infrastructure Holdco, LLC.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all interests in any kind of property of any Loan Party subject to a Lien under any Collateral Document and any and all interests in any kind of other property of any Loan Party, now existing or hereafter acquired, that is or becomes subject to a Lien pursuant to any Collateral Document to secure the Secured Obligations.

“Collateral and Guarantee Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Agreement or any other Loan Document and (y) the time periods (and extensions thereof) set forth in Section 5.10, the requirement that:

(a) the Administrative Agent shall have received in the case of any Subsidiary that is required to become a Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary): (A) a joinder to the Loan Guaranty in substantially the form attached as an exhibit thereto, (B) a joinder to the Security Agreement in substantially the form attached as an exhibit thereto, (C) if the respective Subsidiary required to comply with the requirements set forth in this definition pursuant to Section 5.10 owns U.S. registrations of or U.S. applications to register Patents, Trademarks (excluding any intent-to-use applications for the registration of any Trademarks or similar applications) or Copyrights that constitute Collateral, an Intellectual Property Security Agreement in substantially the form attached as Exhibit J hereto, (D) a completed Perfection Certificate Supplement, (E) Uniform Commercial Code financing statements in appropriate form for filing in such jurisdictions as the Administrative Agent may reasonably request, (F) a joinder to the Intercompany Note and (G) Control Agreements with respect to each Deposit Account (other than any Excluded Deposit Account) required by the Security Agreement;

(b) the Administrative Agent shall have received with respect to any Material Real Estate Assets, a Mortgage and any necessary UCC fixture filing in respect thereof, in each case together with, to the extent customary and appropriate (as reasonably determined by the Administrative Agent and the Borrower):

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(i) evidence that (A) counterparts of such Mortgage have been duly executed, acknowledged and delivered and such Mortgage and any corresponding UCC or equivalent fixture filing are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary in order to create a valid and subsisting Lien on such Material Real Estate Asset in favor of the Administrative Agent for the benefit of the Secured Parties, (B) such Mortgage and any corresponding UCC or equivalent fixture filings have been duly recorded or filed, as applicable, and (C) all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(ii) one or more fully paid policies of title insurance (the “Mortgage Policies”) in an amount reasonably acceptable to the Administrative Agent (not to exceed the fair market value of the Material Real Estate Asset covered thereby (as determined by the Borrower in good faith)) issued by a nationally recognized title insurance company in the applicable jurisdiction that is reasonably acceptable to the Administrative Agent, insuring the relevant Mortgage as having created a valid subsisting Lien on the real property described therein with the ranking or the priority which it is expressed to have in such Mortgage, subject only to Permitted Liens, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request to the extent the same are available in the applicable jurisdiction;

(iii) customary legal opinions of local counsel for the relevant Loan Party in the jurisdiction in which such Material Real Estate Asset is located, and if applicable, in the jurisdiction of formation of the relevant Loan Party, in each case as the Administrative Agent may reasonably request, with respect to the enforceability of the relevant Mortgage;

(iv) surveys and appraisals (if required under the Financial Institutions Reform Recovery and Enforcement Act of 1989, as amended) and “Life-of-Loan” flood certifications under Regulation H (to the extent applicable, together with evidence of federal flood insurance for any such Flood Hazard Property located in a flood hazard area); provided that the Administrative Agent may in its reasonable discretion accept any such existing certificate, appraisal or survey so long as such existing certificate or appraisal satisfies any applicable local law requirements; and

(c) the Administrative Agent shall have received with respect to any Specified Aircraft, Specified Engine, Specified Propeller, and any Spare Parts, an appropriate Aircraft and Engine Mortgage together with, to the extent customary and appropriate (as reasonably determined by the Administrative Agent and the Borrower) (i) evidence that (A) counterparts of such Aircraft and Engine Mortgage have been duly executed and delivered by the applicable Loan Party and such Aircraft and Engine Mortgage and any corresponding supplements are in form suitable for recording with the FAA Registry and, as applicable, registering with the Cape Town International Registry and such other filing or recording offices that the Administrative Agent may deem reasonably necessary in order to create a valid Lien on such Specified Aircraft, Specified Engine, Specified Propeller, and any Spare Parts, in favor of the Administrative Agent for the benefit of the Secured Parties, (B) such Aircraft and Engine Mortgage has been duly recorded or registered, as applicable and (C) all recording and registration taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent; and (ii) customary legal opinions of counsel for the relevant Loan Party, in each case as the Administrative Agent may reasonably request, with respect to the relevant Aircraft and Engine Mortgage; provided that to the extent any of the Specified Aircraft, Specified Engines and/or Specified Propellers are registered with or located in a Foreign Civil Aviation Authority, this clause (c) and any Perfection Requirements referencing the FAA under this Agreement or the other Loan Documents, shall instead reference, as applicable, the applicable Foreign Civil Aviation Authority, EASA, and any other local Requirements of Law).

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“Collateral Documents” means, collectively, (i) the Security Agreement, (ii) each Mortgage, if any, (iii) each Intellectual Property Security Agreement, if any, (iv) each Control Agreement, (v) with respect to any Specified Aircraft, each Aircraft and Engine Mortgage, (vi) any supplement to any of the foregoing delivered to the Administrative Agent pursuant to the definition of “Collateral and Guarantee Requirement” and (vii) each of the other instruments and documents pursuant to which any Loan Party grants a Lien on any Collateral as security for the Secured Obligations.

“Commercial Tort Claim” has the meaning set forth in Article 9 of the UCC.

“Commitment” means, with respect to each Lender, such Lender’s Initial Term Loan Commitment, Delayed Draw Term Loan Commitment, Revolving Credit Commitment and Incremental Term Loan Commitment, as applicable, in effect as of such time.

“Commitment Fee Rate” means (x) with respect to the Revolving Credit Commitments, 0.50% per annum and (y) with respect to the Delayed Draw Term Loan Commitments, 1.00% per annum.

“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a) reflecting the Commitments in effect on the Closing Date (or other applicable date), as the same may be updated from time to time in accordance herewith in connection with any changes to the Commitments.

“Company Competitor” means any Person that is a competitor of the Borrower or any of its Subsidiaries.

“Competitor Debt Fund Affiliate” means, with respect to any Company Competitor or any Affiliate thereof, any debt fund, investment vehicle, regulated bank entity or unregulated lending entity (in each case, other than any Disqualified Lending Institution) that is (i) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and (ii) managed, sponsored or advised by any person that is Controlling, Controlled by or under common Control with the relevant Company Competitor or Affiliate thereof, but only to the extent that no personnel involved with the investment in the relevant Company Competitor (A) makes (or has the right to make or participate with others in making) investment decisions on behalf of, or otherwise cause the direction of the investment policies of, such debt fund, investment vehicle, regulated bank entity or unregulated entity with respect to decisions involving any investment in debt of the Borrower or any of its Subsidiaries or (B) has access to any information (other than information that is publicly available) relating to the Borrower or any of its subsidiaries.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

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“Compliance Date” means the last day of any applicable Fiscal Quarter (commencing with the first full Fiscal Quarter of the Borrower ending after the Closing Date).

“Confidential Information” has the meaning assigned to such term in Section 9.13.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.14 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, with respect to any Person on a consolidated basis for any period, the sum of:

(a) Consolidated Net Income for such period; plus

(b) to the extent not otherwise included in the determination of Consolidated Net Income for such period, the amount of any proceeds of any business interruption insurance policy representing the earnings for such period that such proceeds are intended to replace (whether or not then received so long as such Person in good faith expects to receive such proceeds within the next four Fiscal Quarters); plus

(c) without duplication, those amounts which, in the determination of Consolidated Net Income for such period, have been deducted for:

(i) Consolidated Interest Expense; plus

(ii) Income Taxes paid and any provision for income Taxes, including franchise and similar Taxes and withholding Taxes (including penalties and interest related to any such Tax or arising from any Tax examination, and including pursuant to any Tax sharing arrangement) for such period; plus

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(iii) (A) depreciation, amortization (including amortization of goodwill, software and other intangible assets), (B) impairment Charges (including any bad debt expense) relating to goodwill and other assets and (C) any asset write-off or write-down; plus

(iv) any earnout or other contingent obligation (and adjustments thereof) incurred in connection with any Permitted Investment, any Restricted Payment made in compliance with Section 6.04(a) or any Investment (including any acquisition or other Investment consummated prior to the Closing Date), which is paid or accrued during such period; plus

(v) Charges (including all fees, costs and expenses paid to the Administrative Agent and Lenders) paid in connection with amendments or modifications to, or waivers or consents under this Agreement and the other Loan Documents; plus

(vi) any non-cash Charge (including, if applicable, the excess of rent expense over actual cash rent paid during such period due to the use of straight line rent for GAAP purposes (provided that to the extent that any such non-cash Charge represents an accrual of or reserve for any potential cash item in any future period, (A) such Person may elect not to add back such non-cash Charge in the current period and (B) to the extent such Person elects to add back such non-cash Charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA to such extent)); plus

(vii) any Charge in connection with the rollover, acceleration or payout of Capital Stock held by management, in each case under this clause (vii), to the extent any such cash Charge is funded with net cash proceeds contributed to the Borrower as a capital contribution or as a result of the sale or issuance of Capital Stock (other than Disqualified Capital Stock) of the Borrower; plus

(viii) (A) Transaction Costs in an amount not to exceed $15,000,000 and paid within 60 days of the Closing Date and (B) Charges incurred in connection with the consummation of any issuance or offering of Capital Stock, any acquisition or other Investment, any Disposition any recapitalization, any merger, consolidation or amalgamation, any option buyout or any incurrence, repayment, refinancing, amendment or modification of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or any similar transaction (in each case, including any transaction proposed and not consummated), in each case, whether or not permitted under this Agreement; plus

(ix) the amount of any Charge that is reimbursed or reimbursable by a third party pursuant to indemnification or expense reimbursement provisions or similar agreements or insurance; provided that, in respect of any Charge that is added back in reliance on this clause (ix), the relevant Person in good faith expects to receive reimbursement for such Charge within the next four Fiscal Quarters (it being understood that to the extent any reimbursement amount is not actually received during such period, such reimbursement amount so added back but not so received shall be deducted in calculating Consolidated Adjusted EBITDA for the next Fiscal Quarter if required pursuant to clause (h)(i) below); plus

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(x) without duplication of any amount referred to in clause (b) above, the amount of (A) any expense to the extent that a corresponding amount is received in cash by such Person from a Person other than such Person or any Subsidiary of such Person under any agreement providing for reimbursement of such expense or (B) any expense with respect to any liability or casualty event, business interruption or any product recall, (i) so long as such Person has submitted in good faith, and reasonably expects to receive payment within the next four Fiscal Quarters in connection with, a claim for reimbursement of such amounts under its relevant insurance policy (it being understood that to the extent any such amount is not actually received during such four Fiscal Quarter period, such amount so added back but not so received shall be deducted in calculating Consolidated Adjusted EBITDA for the next Fiscal Quarter if required pursuant to clause (h)(ii) below) or (ii) without duplication of amounts included in a prior period under clause (B)(i) above, to the extent such expense is covered by insurance proceeds received in cash during such period (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of expense paid during such period such excess amounts received may be carried forward and applied against any expense in any future period); plus

(xi) Public Company Costs in an amount not to exceed $6,500,000 for any four Fiscal Quarter period; plus

(xii) any Charge attributable to the undertaking or implementation of restructurings (including any restructurings for Tax purposes), cost savings initiatives, cost rationalization programs, operating expense reductions or synergies (including in connection with any integration or transition, any curtailment, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any facility realignment, any inventory optimization program or any curtailment), any business optimization Charge (including lean and 5S implementation), any Charge relating to the closure or consolidation of any facility (including but not limited to severance, rent termination costs, moving costs and legal costs), any systems implementation Charge, any severance Charge, any Charge relating to any strategic initiative, any consulting Charge, any retention or completion bonus, any Charge associated with any modification to any pension and post-retirement employee benefit plan, any Charge associated with any implementation Charge, any project startup Charge, any Charge in connection with new operations, any consulting Charge or any corporate development Charge; provided that the total amount added back pursuant to this clause (c)(xii) together with amounts added back pursuant to clauses (c)(xiii) and clause (c)(xiv) and (e) below for any four Fiscal Quarter period shall not exceed an aggregate amount equal to 30% of Consolidated Adjusted EBITDA for such period (calculated after giving effect to such added amounts); plus

(xiii) (A) the amount of any Charge incurred or accrued in connection with any single or one-time event, and (B) the amount of any Charge incurred or accrued in connection with the closing, consolidation or reconfiguration of any facility during such period, and (C) any cash Charge from (x) any extraordinary item or (y) any nonrecurring or unusual items; provided that the total amount added back pursuant to this clause (c)(xiii) together with amounts added back pursuant to clause (c)(xii) above and clause (c)(xiv) and clause (e) below for any four Fiscal Quarter period shall not exceed an aggregate amount equal to 30% of Consolidated Adjusted EBITDA for such period (calculated after giving effect to such added amounts); plus

(xiv) any Charge associated with or payment of any actual or prospective legal settlement, fine, judgment or order during such period; provided that the total amount added back pursuant to this clause (c)(xiv) together with amounts added back pursuant to clause (c)(xii) and (c)(xiii) above and clause (e) below for any four Fiscal Quarter period shall not exceed an aggregate amount equal to 30% of Consolidated Adjusted EBITDA for such period (calculated after giving effect to such added amounts); plus

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(xv) any cash Charge as a result of, or in connection with, any asset Disposition or abandonment outside the ordinary course of business (including asset retirement costs); plus

(xvi) (A) any cash Charge incurred as a result of, in connection with or pursuant to any management equity plan, profits interest or equity option plan or any other management or employee benefit plan or agreement, any pension plan (including any postemployment benefit scheme which has been agreed to with the relevant pension trustee), any stock subscription or shareholder agreement, any distributor equity plan, any employee benefit trust, any employment benefit scheme, any long-term incentive plan or any similar equity plan or agreement (including any deferred compensation arrangement), and (B) any cash Charge for such period relating to payments made to option holders of any direct or indirect parent entity in connection with, or as a result of, any distributions being made to its equityholders or its direct or indirect parent entities, which payments are being made to compensate such option holders as though they were equityholders as of the date of, and entitled to share in, such distribution; plus

(d) to the extent not included in Consolidated Net Income for such period, cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period so long as the non-cash gain relating to the relevant cash receipt or netting arrangement was deducted in the calculation of Consolidated Adjusted EBITDA pursuant to clause (f) below for any previous period and not added back or was realized in a period prior to the Closing Date; plus

(e) without duplication of any Charges added back pursuant to clause (c) of this definition, the amount of pro forma “run rate” cost savings, operating expense reductions and synergies related to acquisitions and other Investments, Dispositions and other transactions, restructurings, cost savings initiatives and other initiatives that are reasonably identifiable, factually supportable and projected by such Person in good faith to result from actions that have been taken or with respect to which substantial steps have been taken (in the good faith determination of such Person) and which are expected to be realized (in the good faith determination of such Person) within 18 months after such acquisition or other Investment, Disposition or other transaction, restructuring, cost savings initiative or other initiative; provided that the total amount added back pursuant to this clause (e) together with amounts added back pursuant to clauses (c)(xii) and (c)(xiii) and clause (c)(xiv) above for any four Fiscal Quarter period shall not exceed an aggregate amount equal to 30% of Consolidated Adjusted EBITDA for such period (calculated after giving effect to such added amounts); minus

(f) any amount of any non-cash income or non-cash gain that has been included in the determination of Consolidated Net Income for such period, all as determined in accordance with GAAP (provided that if any such non-cash income or non-cash gain represents an accrual or deferred income in respect of potential cash items in any future period, such Person may determine not to deduct the relevant non-cash gain or income in the then-current period); minus

(g) the amount of any cash payment made during such period in respect of any non-cash accrual, reserve or other non-cash Charge that is accounted for in a prior period which was added to Consolidated Net Income to determine Consolidated Adjusted EBITDA for such prior period and which does not otherwise reduce Consolidated Net Income for the current period; minus

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(h) to the extent such amounts increase Consolidated Net Income:

(i) the amount added back to Consolidated Adjusted EBITDA for the relevant prior four Fiscal Quarter period pursuant to clause (c)(ix) above (as described in such clause) to the extent such reimbursement amounts were not received during the applicable four Fiscal Quarter period; provided that such amount shall not be deducted if payment of such reimbursement amounts is being diligently pursued in good faith and the Borrower reasonably expects to receive such amounts; provided further, that unless received such amounts shall be deducted pursuant to this clause (h)(i) as soon as the foregoing proviso fails to be true and such amounts shall not be deducted pursuant to this clause (h)(i) to the extent the relevant proceeds are actually received; and

(ii) the amount added back to Consolidated Adjusted EBITDA for the relevant prior four Fiscal Quarter period pursuant to clause (c)(x)(B) above (as described in such clause) to the extent such insurance proceeds were not received during the applicable four Fiscal Quarter period; provided that such amount shall not be deducted if payment of such insurance proceeds is being diligently pursued in good faith and the Borrower reasonably expects to receive such proceeds; provided further, that unless received such amounts shall be deducted pursuant to this clause (h)(ii) as soon as the foregoing proviso fails to be true and such amounts shall not be deducted pursuant to this clause (h)(ii) to the extent the relevant proceeds are actually received.

Notwithstanding anything to the contrary herein, for the purpose of calculating the Total Leverage Ratio for any period that includes the Fiscal Quarters ended September 30, 2025, December 31, 2025, March 31, 2025 or June 30, 2025, (A) Consolidated Adjusted EBITDA for the Fiscal Quarter ended September 30, 2024, shall be deemed to be $48,101,000, (B) Consolidated Adjusted EBITDA for the Fiscal Quarter ended December 31, 2024, shall be deemed to be -$1,270,000, (C) Consolidated Adjusted EBITDA for the Fiscal Quarter ended March 31, 2025, shall be deemed to be -$3,883,000, and (D) Consolidated Adjusted EBITDA for the Fiscal Quarter ended June 30, 2025, shall be deemed to be $11,998,000, in each case, as adjusted on a Pro Forma Basis, as applicable.

“Consolidated Capitalized Expenses” shall mean, for any period, all expenses (including capitalized software expenses) and other charges that would, in conformity with GAAP, be deemed to be “maintenance capital expenditures” or “maintenance capitalized expenses” (or any similar term) on a consolidated financial statement of the Borrower and its Subsidiaries on a consolidated basis.

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“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of (a) consolidated total interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation (and without duplication), amortization of any debt issuance cost or original issue discount, any premium paid to obtain payment, financial assurance or similar bonds, any interest capitalized during construction, any non-cash interest payment, the interest component of any deferred payment obligation, the interest component of any payment under any Capital Lease (regardless of whether accounted for as interest expense under GAAP), any commission, discount or other fee or charge owed with respect to any letter of credit or bankers’ acceptance, any fee or expense paid to the Administrative Agent in connection with its services hereunder, any other bank, administrative agency (or trustee) or financing fee and any cost associated with any surety bond in connection with financing activities (whether amortized or immediately expensed)) plus (b) any cash dividend paid or payable in respect of Disqualified Capital Stock during such period other than to such Person or any Loan Party or Subsidiary, plus (or, in the case of gains, minus) (c) any gains, losses or obligations arising from any Hedge Agreement or other derivative financial instrument issued by such Person for the benefit of such Person or its Subsidiaries, in each case determined on a consolidated basis for such period. For purposes of this definition, interest in respect of any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease in accordance with GAAP.

“Consolidated Net Income” means, in respect of any period and as determined for any Person (the “Subject Person”) on a consolidated basis, an amount equal to the sum of net income, determined in accordance with GAAP, but excluding, without duplication:

(a) (i) the income of any Person (other than a Subsidiary of the Subject Person) in which any other Person (other than the Subject Person or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or distributions or other payments (including any ordinary course dividend, distribution or other payment) paid in cash (or to the extent converted into cash) to the Subject Person or any of its Subsidiaries by such Person during such period or (ii) the loss of any Person (other than a Subsidiary of the Subject Person) in which any other Person (other than the Subject Person or any of its Subsidiaries) has a joint interest, other than to the extent that the Subject Person or any of its Subsidiaries has contributed cash or Cash Equivalents to such Person in respect of such loss during such period,

(b) any net loss (less all fees and expenses or charges related thereto) attributable to the early extinguishment of Indebtedness (and the termination of any associated Hedge Agreement or other derivative instruments),

(c) any write-off or amortization made in such period of any deferred financing cost or premium paid or other Charge incurred directly in connection with any early extinguishment of Indebtedness,

(d) the income or loss of (i) any Person accrued prior to the date on which such Person becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any Subsidiary of such Person or the date that such other Person’s assets are acquired by such Person or any Subsidiary of such Person and (ii) any of such Person’s Subsidiaries (other than Loan Parties) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiaries of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, and

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(e) (i) any unrealized net gain or loss in respect of (x) any obligation under any Hedge Agreement as determined in accordance with GAAP or (y) any other derivative instrument pursuant to, in the case of this clause (y), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging and (ii) any unrealized net foreign currency translation or transaction gain or loss impacting net income (including any currency re-measurement of Indebtedness and any net non-cash gain or non-cash loss resulting from Hedge Agreements for currency exchange risk associated with the above or any other currency related risk).

“Consolidated Total Debt” means, as to any Person at any date of determination, the aggregate principal amount of all third party debt for borrowed money and the outstanding principal balance of all Indebtedness of such Person represented by notes, bonds and similar instruments, Capital Leases and purchase money Indebtedness (but excluding for the avoidance of doubt, undrawn letters of credit and earn-outs, unless such earn-out is due and payable in cash and the payment thereof is more than ten (10) Business Days overdue in accordance with its terms and such earn-out is not subject to good faith dispute; provided such earn-out shall be included as Consolidated Total Debt upon and following resolution of such dispute to the extent such earn-out is due and payable in cash and has not been paid); provided that “Consolidated Total Debt” shall be calculated (i) net of the Unrestricted Cash Amount (to the extent the Unrestricted Cash Amount is greater than zero) and (ii) excluding any obligation, liability or indebtedness of such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness, and thereafter such funds and evidences of such obligation, liability or indebtedness or other security so deposited are not included in the calculation of the Unrestricted Cash Amount.

“Consolidated Working Capital” means, as at any date of determination, the excess of Current Assets over Current Liabilities.

“Contractual Obligation” means, as applied to any Person, any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to any Deposit Account or securities account, as applicable, an account control agreement by and among the applicable Loan Party, the Administrative Agent and the depository or securities intermediary, as applicable, in form and substance reasonably satisfactory to the Administrative Agent.

“Copyright” means the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright whether published or unpublished, copyright registrations and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable under any of the foregoing, including damages or payments for past or future infringements of any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing.

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“Credit Extension” means each of (a) the making of a Term Loan or (b) the making of a Revolving Loan.

“Credit Facilities” means the Revolving Facility and the Term Facility.

“Crestline” means Crestline Direct Finance, L.P.

“Current Assets” means, at any date, all assets of the Borrower and its Subsidiaries which under GAAP would be classified as current assets (excluding any (i) cash or Cash Equivalents (including cash and Cash Equivalents held on deposit for third parties by the Borrower or any Subsidiary), (ii) permitted loans to third parties, (iii) deferred bank fees and derivative financial instruments related to Indebtedness, (iv) the current portion of current and deferred Taxes and (v) management fees receivables).

“Current Liabilities” means, at any date, all liabilities of the Borrower and its Subsidiaries which under GAAP would be classified as current liabilities, other than (i) current maturities of long term debt, (ii) outstanding revolving loans and letter of credit exposure, (iii) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), (iv) obligations in respect of derivative financial instruments related to Indebtedness, (v) the current portion of current and deferred Taxes, (vi) liabilities in respect of unpaid earn-outs, (vii) accruals relating to restructuring reserves, (viii) liabilities in respect of funds of third parties on deposit with the Borrower or any Subsidiary, (ix) management fees payables, (x) the current portion of any Capital Lease obligation, (xi) the current portion of any other long term liability for borrowed money, (xii) any liabilities that are not Indebtedness and will not be settled in cash or Cash Equivalents during the next succeeding twelve month period after such date, (xiii) the effects from applying purchase accounting, (xiv) any accrued professional liability risks, (xv) restricted marketable securities and (xvi) the current portion of deferred revenue.

“Debtor Relief Laws” means the Bankruptcy Code of the U.S., and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning assigned to such term in Section 2.08(b)(vi).

“Default” means any event or condition which, upon notice, lapse of time or both, would become an Event of Default.

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“Defaulting Lender” means any Lender that has (a) defaulted in its payment obligations under this Agreement, including without limitation, to make a Loan within one Business Day of the date required to be made by it hereunder, (b) notified the Administrative Agent or the Borrower in writing that it does not intend to satisfy any such obligation or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) failed, within two Business Days after the request of Administrative Agent or the Borrower, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, (d) become (or any parent company thereof has become) insolvent or the subject of a Bail-In Action or been determined by any Governmental Authority having regulatory authority over such Person or its assets, to be insolvent, or the assets or management of which has been taken over by any Governmental Authority or (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment, unless in the case of any Lender subject to this clause (e), the Borrower and the Administrative Agent have each determined that such Lender intends, and has all approvals required to enable it (in form and substance satisfactory to each of the Borrower and the Administrative Agent), to continue to perform its obligations as a Lender hereunder; provided that no Lender shall be deemed to be a Defaulting Lender solely by virtue of (I) the ownership or acquisition of any Capital Stock in such Lender or its parent by any Governmental Authority or (II) in the case of any Lender or parent company which is a solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority under or based on the law of the country where such Person is subject to home jurisdiction supervision if applicable Requirements of Law require that such appointment not be made public; provided that such ownership interest or action does not result in or provide such Lender with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement to which such Lender is a party.

“Delayed Draw Term Lender” means a Lender with a Delayed Draw Term Loan Commitment.

“Delayed Draw Term Loans” means the term loans made by the Delayed Draw Term Lenders to the Borrower pursuant to Section 2.01(a)(ii).

“Delayed Draw Term Loan Commitment” means with respect to each Delayed Draw Term Lender, the commitment of such Delayed Draw Term Lender to make Delayed Draw Term Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such Delayed Draw Term Lender’s name on the Commitment Schedule, as the same may be (a) reduced from time to time pursuant to Section 2.06 or (b) reduced or increased from time to time pursuant hereto, including Section 9.05 and Section 2.19. The aggregate amount of the Delayed Draw Term Lenders’ Delayed Draw Term Loan Commitments on the Closing Date is $100,000,000.

“Delayed Draw Term Loan Commitment Reduction Event” means the earliest of: (i) the permanent cessation of Borrower’s management and oversight of the retrofitting process for Scooper 3 and Scooper 4 to return such aircraft to service for aerial firefighting purposes in accordance with applicable laws and regulations (collectively, the “Return to Service Arrangements”), and provided that the engagement by Borrower of third-party contractors, agents or service providers to perform or assist with such retrofitting process shall not constitute a cessation of Borrower’s management  and oversight thereof, (ii) the disposition by MAB of Scooper 3 and Scooper 4 to any Person other than a Loan Party (or one of the Borrower’s other Subsidiaries for prompt transfer thereof to a Loan Party); and (iii) Bridger Aerospace Group Holdings, Inc. determines to not purchase any “Aircraft” (as defined in the Services Agreement) (as determined in good faith by the Borrower).

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“Delayed Draw Termination Date” means the earliest of (i) the date that is the second anniversary of the Closing Date and (ii) the date on which the Delayed Draw Term Loan Commitment is terminated or reduced to zero.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided, that, no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of the Borrower or its Subsidiaries shall be a Derivative Transaction.

“Disposition” or “Dispose” means the sale, lease, sublease, or other disposition of any property of any Person, other than any lease by a Loan Party, as lessor, in the ordinary course of business, of an Aircraft that would constitute an operating lease in accordance with GAAP; provided that use of such Aircraft complies at all times with Section 4.08(b) of the Security Agreement.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only such part coming into effect prior to 91 days following the Latest Maturity Date shall constitute Disqualified Capital Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case at any time on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued, (c) contains any mandatory repurchase obligation, in whole or in part, which may come into effect prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to 91 days following the Latest Maturity Date shall constitute Disqualified Capital Stock) or (d) requires the scheduled payment of dividends in Cash on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued; provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of any change of control or any Disposition occurring prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the Termination Date.

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Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of the Borrower or any Subsidiary, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or Immediate Family Members) of the Borrower (or any Parent Company or any Subsidiary) shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, equity option, equity appreciation right or other equity award agreement, equity ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means:

(a) (i) any Person identified as a “Disqualified Lending Institution” in a written notice separately delivered to the Administrative Agent on or prior to the Closing Date and (ii) unless excluded on such notice, any clearly identifiable Affiliate of any Person described in clause (i) above that is identified in a written notice to the Administrative Agent after the Closing Date, (each such Person under the foregoing clauses (i) and (ii), a “Disqualified Lending Institution”); or

(b) (i) any Company Competitor identified as a “Company Competitor” in a written notice separately delivered to the Administrative Agent on or prior to the Closing Date, (ii) any Company Competitor identified in a written notice to the Administrative Agent after the Closing Date and (iii) any clearly identifiable Affiliate of any Person described in clauses (i) or (ii) above that is identified in a written notice to the Administrative Agent after the Closing Date (it being understood and agreed that no Competitor Debt Fund Affiliate of any Company Competitor may be designated as a Disqualified Institution pursuant to this clause (b)).

“Disqualified Lending Institution” has the meaning assigned to such term in the definition of “Disqualified Institution”.

“Disregarded Domestic Person” means any Domestic Subsidiary (i) substantially all the assets of which consist of the equity (or equity and Indebtedness) of one or more Foreign Subsidiaries that are CFCs or other Disregarded Domestic Person(s) or (ii) that is treated as a disregarded entity or partnership for U.S. federal income tax purposes and substantially all the assets (or equity and Indebtedness) of which consist of the equity of one or more Foreign Subsidiaries that are CFCs or other Disregarded Domestic Person(s).

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“Dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Borrower that is incorporated or organized under the laws of Canada or any province or territory thereof, the U.S., any state thereof or the District of Columbia.

"EASA" means the European Aviation Safety Agency.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” means, as to any Indebtedness, the effective yield applicable thereto calculated by the Administrative Agent in consultation with the Borrower and the Required Lenders in a manner consistent with generally accepted financial practices, taking into account (a) interest rate margins, (b) interest rate floors (subject to the proviso set forth below), (c) any amendment to the relevant interest rate margins and interest rate floors prior to the applicable date of determination and (d) original issue discount and upfront or similar fees (based on an assumed four-year average life to maturity or lesser remaining average life to maturity), but excluding any arrangement, commitment, structuring, underwriting or amendment fees and any other fee, in each case, that is not payable to all relevant lenders generally; provided, however, that (A) to the extent that Adjusted Term SOFR (with an Interest Period of three months) or Alternate Base Rate (without giving effect to any floor specified in the definition thereof) is less than any floor applicable to loans in respect to which the Effective Yield is being calculated on the date on which the Effective Yield is determined, the amount of the resulting difference will be deemed added to the interest rate margin applicable to the relevant Indebtedness for purposes of calculating the Effective Yield and (B) to the extent that Adjusted Term SOFR (for a period of three months) or Alternate Base Rate (without giving effect to any floor specified in the definition thereof) is greater than any applicable floor on the date on which the Effective Yield is determined, the floor will be disregarded in calculating the Effective Yield.

“Eligible Assignee” means (a) any Lender, (b) any commercial bank, insurance company, or finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), (c) any Affiliate of any Lender, or (d) any Approved Fund of any Lender; provided that in any event, “Eligible Assignee” shall not include (i) any natural person or any entity owned and operated for the primary benefit of a natural person, (ii) any Disqualified Institution or (iii) the Borrower or any of its Affiliates.

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“Engine Registration” means, as to any Specified Engine, taking possession of and/or title of and/or a registration of a sale of any Engine with the Cape Town International Registry in accordance with the applicable regulations issued under the Cape Town (Aircraft Protocol) Laws.

“Engines” means, as to each Loan Party, all engines now or hereafter owned by such Loan Party, and shall include without limitation, all engines having five hundred fifty (550) or more rated takeoff horsepower, or the equivalent of that horsepower, which may be identified in any Aircraft and Engine Mortgage, and any other aircraft engines having five hundred fifty (550) or more rated takeoff horsepower, or the equivalent of that horsepower, which are hereafter owned or used by such Loan Party, together with any and all parts, appliances, components, accessories, accessions, attachments or equipment installed on, appurtenant to, or delivered with or in respect of such engines.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law or actual or alleged Environmental Liability; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to natural resources, the environment or human health and safety as a result of exposure to Hazardous Materials.

“Environmental Laws” means any and all applicable Requirements of Law and Governmental Authorizations relating to (a) environmental matters, including those relating to any Hazardous Materials Activity or (b) the generation, use, storage, transportation or disposal of or exposure to Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) any Hazardous Material Activities, (c) exposure to any Hazardous Materials, or (d) any contract pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which, along with Borrower or any Subsidiary, is a member of a group of trades or businesses under common control within the meaning of Section 414 of the Code.

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“ERISA Event” means (a) a “reportable event” (as defined in Section 4043 of ERISA) with respect to a Pension Plan (unless notice has been waived under applicable regulations); (b) a withdrawal by the Borrower or any Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations at any facility of the Borrower or any Subsidiary or any ERISA Affiliate as described in Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any Subsidiary or any ERISA Affiliate from a Multiemployer Plan resulting in the imposition of Withdrawal Liability on the Borrower or any Subsidiary, notification of the Borrower or any Subsidiary or any ERISA Affiliate concerning the imposition of Withdrawal Liability or notification that a Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA or in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA; (d) the filing of a notice of intent to terminate a Pension Plan under Section 4041(c) of ERISA, the treatment of a Pension Plan amendment as a termination under Section 4041(c) of ERISA, the commencement of proceedings by the PBGC to terminate a Pension Plan or the receipt by the Borrower or any Subsidiary or any ERISA Affiliate of notice of the treatment of a Multiemployer Plan amendment as a termination under Section 4041A of ERISA or of notice of the commencement of proceedings by the PBGC to terminate a Multiemployer Plan; (e) the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any Subsidiary or ERISA Affiliates, with respect to the termination of any Pension Plan; (g) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived; (h) a failure by the Borrower, any Subsidiary or any ERISA Affiliate to make a required contribution to a Multiemployer Plan; or (i) the imposition of a Lien with respect to a Pension Plan pursuant to Section 303(k) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article 7.

“Excess Cash Flow” means, for any Excess Cash Flow Period, any amount (if positive) equal to (in each case, without duplication and excluding amounts included in the calculation of Excess Cash Flow for any prior Excess Cash Flow Period):

(a) Consolidated Net Income for such Excess Cash Flow Period; plus

(b) (i) an amount equal to the amount of all non-cash Charges to the extent deducted in calculating Consolidated Net Income for such period, but excluding any such non-cash Charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period and (ii) an amount equal to the amount of all cash gains for such period to the extent excluded from Consolidated Net Income pursuant to the definition thereof; plus

(c) cash receipts in respect of Hedge Agreements to the extent not included in such Consolidated Net Income; plus

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(d) the decrease, if any, in Consolidated Working Capital from the first day to the last day of such Excess Cash Flow Period, but excluding any such decrease in Consolidated Working Capital solely arising from (i) the acquisition or Disposition of any Person by the Borrower or any Subsidiary, (ii) the reclassification during such period of current assets to long term assets and current liabilities to long term liabilities, (iii) the application of purchase or recapitalization accounting, (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Hedge Agreement or (v) changes to Consolidated Working Capital resulting from non-cash charges and credits to Current Assets and Current Liabilities (including derivatives and deferred income tax), in the case of clauses (ii), (iii) and (iv); minus

(e) (i) an amount equal to the amount of all non-cash gains to the extent included in calculating Consolidated Net Income for such period (but excluding any non-cash gains to the extent representing the reversal of an accrual or reserve described in clause (b)(i) above) and (ii) an amount equal to the amount of all cash Charges for such period to the extent excluded from Consolidated Net Income pursuant to the definition thereof; minus

(f) the aggregate principal amount of (i) all optional prepayments of Indebtedness (other than any optional prepayment of Loans) and (ii) all mandatory prepayments and scheduled repayments of Indebtedness during such Excess Cash Flow Period, in each case, (x) with respect to revolving Indebtedness, solely to the extent accompanied by a corresponding permanent reduction in commitments thereunder and (y) except to the extent financed with long term Indebtedness that does not constitute revolving Indebtedness; minus

(g) cash payments actually made in respect of the following (without duplication):

(i) any Permitted Investment (other than Investments (i) in Cash or Cash Equivalents, (ii) in the Borrower or a Guarantor or (iii) made in reliance on clause (a)(ii) or (iii) of the definition of Available Amount) actually made in cash during such Excess Cash Flow Period, except to the extent the relevant Permitted Investment is financed with long term Indebtedness that does not constitute revolving Indebtedness;

(ii) the amount of expenditures that in conformity with GAAP are or are required to be included as capital expenditures on the consolidated statement of cash flows, except to the extent the relevant capital expenditure is financed with (A) long term Indebtedness that does not constitute revolving Indebtedness, (B) proceeds of any Disposition to the extent such proceeds constitute a reinvestment of Subject Proceeds pursuant to Section 2.08(b)(ii) and were not included in Consolidated Net Income for such period or any prior period or (C) proceeds of concurrent equity contributions for the purpose of funding such expenditures described in this clause (ii); and

(iii) earnout payments to the extent not prohibited hereunder; minus

(h) the amount of cash Taxes paid or Tax reserves set aside or payable (without duplication) in such period, to the extent they exceed the amount of Tax expense deducted in determining Consolidated Net Income for such period; minus

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(i) the increase, if any, in Consolidated Working Capital from the first day to the last day of such Excess Cash Flow Period, but excluding any such increase in Consolidated Working Capital arising from (A) the acquisition or Disposition of any Person by the Borrower or any Subsidiary, (B) the reclassification during such period of current assets to long term assets and current liabilities to long term liabilities, (C) the application of purchase or recapitalization accounting, (D) the effect of any fluctuation in the amount of accrued and contingent obligations under any Hedge Agreement and (E) changes to Consolidated Working Capital resulting from non-cash charges and credits to Current Assets and Current Liabilities (including derivatives and deferred income tax); minus

(j) cash payments made during such Excess Cash Flow Period for any liability the accrual of which in a prior Excess Cash Flow Period did not reduce Consolidated Net Income (and so increased Excess Cash Flow in such prior period) (provided that there was no other deduction to Consolidated Net Income or Excess Cash Flow related to such payment), except to the extent financed with long-term Indebtedness that does not constitute revolving Indebtedness; minus

(k) cash expenditures made in respect of any Hedge Agreement during such period to the extent (i) not otherwise deducted in the calculation of Consolidated Net Income and (ii) not financed with long-term Indebtedness that does not constitute revolving Indebtedness; minus

(l) amounts paid in Cash (except to the extent financed with long term Indebtedness that does not constitute revolving Indebtedness) during such period on account of (i) items that were accounted for as non-Cash reductions of Consolidated Net Income in a prior period and (ii) reserves or amounts established in purchase accounting to the extent such reserves or amounts are added back to, or not deducted from, Consolidated Net Income.

“Excess Cash Flow Period” means each Fiscal Year of the Borrower, commencing with the Fiscal Year of the Borrower ending on December 31, 2026.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means each of the following:

(a) (i) governmental licenses or state or local franchises, charters and authorizations, (ii) any other assets to the extent that the Administrative Agent and any Lender acting as sub-agent for the Administrative Agent may not validly possess a security interest therein under applicable Requirements of Law (including rules and regulations of any Governmental Authority), (iii) any asset the grant or perfection of a security interest in which is prohibited or restricted under applicable Requirements of Law (including any requirement to obtain the consent, approval, license or authorization of any Governmental Authority), in each case, except to the extent such prohibition or restriction is ineffective under the applicable UCC, (iv) leases, contracts, agreements, licenses, franchises and permits to the extent the grant of a security interest therein is prohibited or restricted by applicable Requirements of Law or by the terms thereof (including any requirement to obtain the consent, approval, license or authorization of any third party), in each case, except to the extent such prohibition or restriction is ineffective under the applicable UCC, or (v) equipment and assets that are subject to a Lien securing a purchase money or Capital Lease obligation not prohibited under this Agreement, if the underlying contract or other agreement prohibits or restricts the creation of any other Lien on such equipment or asset (including any requirement to obtain the consent of a third party) or the granting of a Lien on such equipment or assets would trigger the termination (or a right of termination) of any such purchase money or Capital Lease obligation pursuant to any “change of control” or similar provision or the ability for any third party to amend any rights, benefits or obligations of the Loan Parties in respect of those assets or which require any Loan Party or any Subsidiary of any Loan Party to take any action materially adverse to the interests of that Subsidiary or any Loan Party, except to the extent such prohibition or restriction is ineffective under the applicable Uniform Commercial Code; it being understood that (x) any proceeds or receivables arising out of any asset described in this clause (a) shall not constitute Excluded Assets pursuant to this clause (a) to the extent the assignment of such proceeds or receivables is expressly deemed effective under the UCC or other applicable Requirements of Law notwithstanding the relevant prohibition or restriction and (y) any asset that at any time ceases to satisfy the criteria for Excluded Assets (whether as a result of the applicable Loan Party obtaining any necessary consent, any change in any rule of law, statute or regulation, payment in full of the Indebtedness to which such asset is subject, or otherwise, as applicable) shall no longer be Excluded Assets pursuant to this clause (a) and shall be deemed for purposes of the Collateral and Guarantee Requirements and the provisions of the Collateral Documents, to been acquired on the date of such cessation,

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(b) any intent-to-use application for the registration of any Trademark or similar application prior to the filing, and acceptance by the U.S. Patent and Trademark Office, of a “Statement of Use”, “Amendment to Allege Use” or similar filing with respect thereto, only to the extent, if any, that, and solely during the period, in which, if any, the grant of a security interest therein may impair the validity or enforceability of such intent-to-use application or similar application (or any Trademark registration resulting therefrom) under applicable Requirements of Law,

(c) (i) any leasehold Real Estate Asset, and (ii) any owned Real Estate Asset that is not a Material Real Estate Asset,

(d) any interest in any partnership, joint venture or non-Wholly-Owned Subsidiary (i) which cannot be pledged without the consent of one or more third parties other the Borrower or any of its Wholly-Owned Subsidiaries (after giving effect to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Requirement of Law) or (ii) the pledge of which could give rise to a “right of first refusal”, a “right of first offer” or a similar right that may be exercised by any third party other than the Borrower or any of its Wholly-Owned Subsidiaries,

(e) any Margin Stock,

(f) the Capital Stock or assets of (i) any CFC, and (ii) any Disregarded Domestic Person, other than, in the cases of clause (i) and (ii), 65% of the issued and outstanding voting Capital Stock of any such Person that is a first-tier CFC or first-tier Disregarded Domestic Person,

(g) any Commercial Tort Claim with a value (as estimated in good faith by the Borrower) of less than $3,000,000,

(h) any deposit, securities or commodities accounts (except to the extent the foregoing are proceeds of any Collateral and a lien on such proceeds is perfected by filing a UCC financing statement) (including any Cash or Cash Equivalents therein) solely holding (A) funds used or to be used for payroll and payroll Taxes and other employee benefit payments to or for the benefit of the employees of the Borrower or any Subsidiary, (B) funds used or to be used to pay any Taxes required to be collected, remitted or withheld (including U.S. federal, state and local withholding Taxes (including the employer’s share thereof)) and (C) any other funds which any Loan Party holds as an escrow or fiduciary for the benefit of any third Person,

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(i) all FAA Certificates (excluding any Type Certificate to the extent the Administrative Agent (or any Lender acting as sub-agent for the Administrative Agent) may validly possess a security interest therein under applicable Requirements of Law),

(j) the Kodiak Collateral,

(k) BSI’s assets to the extent arising pursuant to the Closing Date Sale Leaseback Agreements; so long as, and, solely to the extent that, such assets are required to be pledged to secure the obligations under the Closing Date Sale Leaseback and are prohibited by the terms of the Closing Date Sale Leaseback Agreements (as in effect on the Closing Date) from being pledged as Collateral hereunder,

(l) cash deposited by BSI in an amount up to $2,500,000 made in favor of SRAI pursuant to the Closing Date Sale Leaseback Agreements, or alternatively made in favor of a commercial bank that issues a letter of credit to SRAI in lieu of such deposit (the “Closing Date Sale Leaseback Deposit”) so long as, and, solely to the extent that, such cash is required to be pledged to secure the obligations under the Closing Date Sale Leaseback, and

(m) any asset to the extent the cost, burden, difficulty or consequence of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by the Borrower and the Administrative Agent acting at the direction of the Required Lenders.

“Excluded Deposit Accounts” shall mean any Deposit Account (i) that, taken together with each other Deposit Account excluded pursuant to this clause (i), has an aggregate average daily balance of less than $1,000,000, (ii) maintained outside the U.S., solely for the purpose of conducting business of the Borrower and its Subsidiaries outside of the U.S. or (iii) solely holding (A) funds used or to be used for payroll and payroll Taxes and other employee benefit payments to or for the benefit of the employees of the Borrower or any Subsidiary, (B) funds used or to be used to pay any Taxes required to be collected, remitted or withheld (including U.S. federal, state and local withholding Taxes (including the employer’s share thereof)) or (C) any other funds which any Loan Party holds as an escrow or fiduciary for the benefit of any third Person.

“Excluded Subsidiary” means:

(a) any Immaterial Subsidiary,

(b) any Subsidiary (i) that is prohibited or restricted by Requirement of Law or any Contractual Obligation (limited, in the case of a Contractual Obligation, to such Contractual Obligations in place on the Closing Date or on the date such Person becomes a Subsidiary and that was not incurred in contemplation thereof) from providing a Loan Guaranty, (ii) that would require a governmental consent, approval, license or authorization (including any regulatory consent, approval, license or authorization) in order to provide a Loan Guaranty or (iii) if the provision of a Loan Guaranty by such Subsidiary would result in material and adverse tax consequences as reasonably determined by the Borrower in consultation with the Required Lenders,

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(c) any CFC,

(d) any Disregarded Domestic Person,

(e) any Subsidiary that is a direct or indirect Subsidiary of a CFC or Disregarded Domestic Person, and

(f) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent acting at the direction of the Required Lenders and the Borrower, the burden or cost of providing a Loan Guaranty outweighs the benefits afforded thereby.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) Taxes imposed on (or measured by) its net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) that are imposed by the jurisdiction any political subdivision thereof) under the Requirements of Law under which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of any Lender, any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of the relevant recipient pursuant to a law in effect at the time the relevant recipient becomes a party to this Agreement (or designates a new lending office), except (i) pursuant to an assignment or designation of a new lending office under Section 2.16 and (ii) to the extent that the relevant recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding tax pursuant to Section 2.14, (c) any tax imposed as a result of a failure by the relevant recipient to comply with Section 2.14(f) and (d) any taxes imposed pursuant to FATCA.

“Existing Debt Agreements” means each of that certain (a) loan agreement, dated as of May 19, 2020, among and between Bridger Air Tanker 1, LLC and Live Oak Banking Company, as amended, restated, supplemented, waived and/or modified prior to the date hereof, (b) loan agreement, among and between Bridger Solutions International LLC and Citywide Banks (f/k/a Rocky Mountain Bank), dated as of September 30, 2019, as amended, restated, supplemented, waived and/or modified prior to the date hereof, (c) loan agreement, dated as of August 10, 2020, among and between Bridger Air Tanker 2, LLC and Live Oak Banking Company, as amended, restated, supplemented, waived and/or modified prior to the date hereof, (d) Gallatin County, Montana Industrial Development Revenue Bonds (Bridger Aerospace Group Project) Series 2022B (Taxable) (Sustainability Bonds), among and between Bridger Aerospace Group, LLC, as Issuer, and U.S. Bank Trust Company National Association, as Trustee or Agent, dated as of August 1, 2022, as amended, restated, supplemented, waived and/or modified prior to the date hereof, (e) Gallatin County, Montana Industrial Development Revenue and Refunding Bonds Aerospace Group Project) Series 2022 (Taxable), among and between Bridger Aerospace Group, LLC, as Issuer, and U.S. Bank Trust Company National Association, as Trustee or Agent, dated as of July 1, 2022, as amended, restated, supplemented, waived and/or modified prior to the date hereof.

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“Extraordinary Receipts” means any cash received by or paid to or for the account of the Borrower or any of its Subsidiaries not in the ordinary course of business and include, without limitation, the following: (a) proceeds of judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action to the extent not used to pay any corresponding cause of action or to reimburse a Loan Party for amounts previously expended, (b) indemnification payments (or proceeds of a representation and warranty insurance policy) received by any Loan Party to the extent not used or anticipated to be used to pay any corresponding liability or reimburse such Loan Party for the payment of any such liability, (c) any purchase price adjustment (other than a working capital adjustment) received in connection with any purchase agreements, (d) tax refunds, (e) proceeds of business interruption insurance and (f) pension plan reversions; provided that Extraordinary Receipts shall exclude any single or related series of amounts received in an aggregate amount less than $4,000,000 in any Fiscal Year and any cash received by a Loan Party from any other Loan Party or its Subsidiaries.

“FAA” means the Federal Aviation Administration of the United States Department of Transportation, an agency of the United States of America, and any subdivision or office thereof, and any successor or replacement administrator, agency or other entity having the same or similar authority and responsibilities.

“FAA Certificates” means, collectively, all certificates required by any Aviation Authority and the Aviation Laws for the manufacture, design, production, maintenance, use or sale of aircraft by any Loan Party, including, without limitation, each Repair Station Certificate and Airworthiness Certificate issued in favor of any Loan Party.

“FAA Registry” means the FAA Civil Aviation Registry, Aircraft Registration Branch, Mike Monroney Aeronautical Center, 6500 South MacArthur Boulevard, Oklahoma City, Oklahoma 73169, or such other registry as may be designated by the FAA from time to time as the facility for the registration of aircraft, recordation of liens against aircraft, engines, propellers and spare parts and the authorizing entry point for the registration of aircraft and security interests or international interests in Aircraft and Engines, and any successor or replacement registry with the same or similar purposes.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations, official guidance or interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above) and any intergovernmental agreements (or related legislation or official administrative rules or practices) implementing any of the foregoing.

“FCPA” has the meaning assigned to such term in Section 3.17(c).

“Federal Funds Effective Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

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“Fee Letter” means each fee letter by and among, or between, as applicable, the Borrower, on the one hand, and the Lenders and/or the Administrative Agent, on the other hand with respect to fees in connection with the Commitments, the Loans and/or administration of the Credit Facilities (collectively, the “Fee Letters”).

“Financial Covenant” means any financial covenant or test set forth in Section 6.13 or Section 6.14.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that, subject to any applicable Acceptable Intercreditor Agreement, such Lien is senior in priority to any other Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower ending December 31 of each calendar year.

“Flood Hazard Property” means any parcel of any Material Real Estate Asset subject to a Mortgage located in the U.S. in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Floor” means a rate of interest equal to 1.00% per annum.

“Foreign Civil Aviation Authority” means a civil aircraft registry other than the FAA where a Specified Aircraft is registered.

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the U.S. in effect and applicable to the accounting period in respect of which reference to GAAP is made.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory, taxing or administrative power or functions of or pertaining to any government or any court, in each case whether associated with a state or locality of the U.S., the U.S., or a foreign government, including, without limitation, EASA and any jurisdiction in which a Specified Aircraft is registered with a Foreign Civil Aviation Authority.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

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“Guarantee” of or by any Person (as used in this definition, the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “Primary Obligor”) in any manner and including any obligation of the Guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of such Guarantor securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantor” means (x) on the Closing Date, each Subsidiary of the Borrower (other than any such Subsidiary that is an Excluded Subsidiary on the Closing Date) and (y) thereafter, each Subsidiary of the Borrower that becomes a guarantor of the Secured Obligations pursuant to the terms of this Agreement, in each case, until such time as the relevant Subsidiary is released from its obligations under the Loan Guaranty in accordance with the terms and provisions hereof.

“Hazardous Materials” means any chemical, material, substance or waste, or any constituent thereof that is defined, listed or regulated as hazardous, toxic, a pollutant or a contaminant under applicable Environmental Law.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Material, including the storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between any Loan Party or any Subsidiary and any other Person.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

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“Immaterial Subsidiary” means at any time, any Subsidiary of the Borrower that, for the most recently ended Test Period, does not have (a) assets (when combined with the assets of all other Immaterial Subsidiaries) in excess of 5.0% of consolidated total assets of the Borrower and its Subsidiaries or (b) gross revenue (when combined with the consolidated gross revenue of all other Immaterial Subsidiaries) for such Test Period in excess of 5.0% of the consolidated gross revenue of the Borrower and its Subsidiaries for such period; provided that, (A) in the event that the Immaterial Subsidiaries, taken together, had as of the last day of the Test Period of the Borrower most recently ended gross revenues or total assets in excess of 5.0% of the consolidated revenues or total assets, as applicable, of the Borrower and its Subsidiaries for such period, the Borrower shall designate one or more Immaterial Subsidiaries to no longer be an Immaterial Subsidiary as may be necessary such that the foregoing 5.0% limit shall not be exceeded, and any such Subsidiary shall thereafter be deemed to be no longer an Immaterial Subsidiary hereunder and (B) no Immaterial Subsidiary shall own, or have the right to use, any Aircraft used or useful in the business of the Borrower and its Subsidiaries.

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Facility Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (solely for purposes of giving effect to Section 2.19) and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Incremental Term Facility being incurred pursuant thereto and in accordance with Section 2.19.

“Incremental Term Facility” has the meaning assigned to such term in Section 2.19(a).

“Incremental Term Lender” means any Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” means any commitment made by a lender to provide all or any portion of any Incremental Term Facility or Incremental Term Loan.

“Incremental Term Loans” has the meaning assigned to such term in Section 2.19(a).

“Indebtedness” as applied to any Person means, without duplication:

(a) all indebtedness for borrowed money;

(b) that portion of obligations with respect to Capital Leases;

(c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

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(d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding (i) any purchase price adjustment until such obligation becomes a liability on the statement of financial position or balance sheet (excluding the footnotes thereto) in accordance with GAAP, (ii) any such obligations incurred under ERISA, (iii) accrued expenses and trade accounts payable in the ordinary course of business (including on an inter-company basis), (iv) liabilities associated with customer prepayments and deposits and (v) obligations with respect to extended payment term arrangements in the ordinary course of business), but including any earn-outs to the extent payable in cash;

(e) all Indebtedness of others secured by any Lien on any asset owned or held by such Person regardless of whether the Indebtedness secured thereby has been assumed by such Person or is non-recourse to the credit of such Person;

(f) the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings;

(g) the Guarantee by such Person of the Indebtedness of another;

(h) all obligations of such Person in respect of any Disqualified Capital Stock; and

(i) all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes; provided that (i) in no event shall obligations under any Derivative Transaction be deemed “Indebtedness” for any calculation of the Total Leverage Ratio or any other financial ratio under this Agreement and (ii) the amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any third person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venturer) to the extent such Person would be liable therefor under applicable Requirements of Law or any agreement or instrument by virtue of such Person’s ownership interest in such Person, (A) except to the extent the terms of such Indebtedness provided that such Person is not liable therefor and (B) only to the extent the relevant Indebtedness is of the type that would be included in the calculation of Consolidated Total Debt; provided that notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, (x) the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder) and (y) the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivative created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed to be an incurrence of Indebtedness under this Agreement). For the avoidance of doubt, Indebtedness shall exclude ordinary course intercompany payables among the Borrower and its Subsidiaries.

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“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning set forth in Section 3.11(a).

“Initial Lenders” means the Lenders who are party to this Agreement as Lenders on the Closing Date.

“Initial Term Lender” means any Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.

“Initial Term Loan Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make Initial Term Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such Term Lender’s name on the Commitment Schedule, as the same may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant hereto, including Section 9.05 and Section 2.19. The aggregate amount of the Initial Term Loan Commitments on the Closing Date is $210,000,000.

“Initial Term Loan Maturity Date” means October 28, 2030.

“Initial Term Loans” means the term loans made on the Closing Date by the Initial Term Lenders to the Borrower pursuant to Section 2.01(a)(i), and, upon the funding thereof, any Delayed Draw Term Loans.

“Intellectual Property Security Agreement” means any agreement executed on or after the Closing Date confirming or effecting the grant of any Lien on IP Rights owned by any Loan Party to the Administrative Agent, for the benefit of the Secured Parties, in accordance with this Agreement, including an Intellectual Property Security Agreement substantially in the form of Exhibit J hereto.

“Intercompany Note” means a promissory note substantially in the form of Exhibit K or such other form that is reasonably acceptable to the Administrative Agent.

“Interest Election Request” means a written request by the Borrower substantially in the form of Exhibit D hereto or another form reasonably acceptable to the Administrative Agent to convert or continue a Borrowing in accordance with Section 2.05.

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“Interest Payment Date” means, (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December (commencing on December 31, 2025) and the Revolving Credit Maturity Date or the maturity date applicable to such Loan, (b) with respect to any SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a SOFR Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing, and (c) to the extent necessary to create a fungible Class of Loans in connection with the incurrence of any Incremental Term Loans, as reasonably determined by the Administrative Agent and the Borrower, the date of the incurrence of such Incremental Term Loans.

“Interest Period” means with respect to any SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one or three months thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means (a) any purchase or other acquisition by the Borrower or any of its Subsidiaries of any of the Securities of any other Person (other than any Loan Party), (b) the acquisition by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any other Person or any division or line of business or other business unit of any other Person and (c) any loan, advance or capital contribution by the Borrower or any of its Subsidiaries to any other Person. The amount of any Investment shall be the original cost of such Investment, plus the cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, less any cash repayments thereof and returns thereon (whether as a principal payment, distribution, dividend, redemption or sale but not in excess of the amount of the relevant initial Investment).

“IP Rights” has the meaning assigned to such term in Section 3.05(c).

“IRS” means the U.S. Internal Revenue Service.

“Judgment Currency” has the meaning assigned to such term in Section 9.22.

“Junior Indebtedness” means any Indebtedness of the Borrower or any of its Subsidiaries that is expressly subordinated in right of payment to the Obligations or that is unsecured with an individual outstanding principal amount in excess of $1,000,000.

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“Junior Lien Indebtedness” means any Indebtedness that is secured by a security interest on the Collateral that is expressly junior or subordinated to the Lien securing the Obligations with an individual outstanding principal amount in excess of $1,000,000.

“Kodiak Collateral” means, with respect to Bridger Aviation Services, LLC, all “Collateral”, as defined in (i) that certain Pledge and Security Agreement and Irrevocable Proxy, dated as of February 3, 2020 made and given by Bridger Aviation Services (“BAS”) in favor of Rocky Mountain Bank (“RMB”) and (ii) that certain Aircraft Mortgage and Security Agreement dated February 3, 2020 by and between BAS and RMB, in each case as in effect on the Closing Date and for so long as and, solely to the extent that, such property is required to be pledged to secure the obligations under that certain Loan Agreement dated February 3, 2020 by and between BAS and RMB (as in effect on the Closing Date, the “Kodiak Loan Agreement”).

“KPI Report” means a key performance indicator report that describes revenue, summary of standby days, contracted days associated with “call when ready” contracts, and flight hours, in each case, by Aircraft on a trailing four (4) quarter basis.

“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Loan or commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan, Term Commitment, Revolving Loan or Revolving Credit Commitment.

“Legal Reservations” means the application of relevant Debtor Relief Laws, general principles of equity or principles of good faith and fair dealing.

“Lenders” means the Term Lenders, the Revolving Lenders, and any other Person that becomes a party hereto pursuant to an Assignment and Assumption or joinder agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed to constitute a Lien.

“Limited Condition Transaction” means any acquisition or other Investment by Borrower or one of its Subsidiaries permitted hereunder, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Loan Documents” means this Agreement, any Promissory Note, each Acceptable Intercreditor Agreement, the Intercompany Note, each Loan Guaranty, the Collateral Documents, the Perfection Certificate, each Incremental Facility Amendment, the Fee Letters, the Closing Date Escrow Agreement and any other document or instrument designated by the Borrower and the Administrative Agent as a “Loan Document” and, in each case, each amendment, supplement or modification thereto. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto.

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“Loan Guaranty” means (a) the Guaranty Agreement, substantially in the form of Exhibit I hereto, executed by each Loan Party party thereto and the Administrative Agent for the benefit of the Secured Parties and (b) each other guaranty agreement executed by any Person pursuant to Section 5.10 in substantially the form attached as Exhibit I hereto or another form that is otherwise reasonably satisfactory to the Administrative Agent and the Borrower.

“Loan Installment Date” has the meaning assigned to such term in Section 2.07(a)(ii).

“Loan Parties” means the Borrower and each Guarantor.

“Loans” means any Term Loan or any Revolving Loan.

“MAB” has the meaning assigned to such term in the defined term “Services Agreement”.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, financial condition or results of operations, in each case, of the Borrower and its Subsidiaries, taken as a whole, (ii) the rights and remedies (taken as a whole) of the Lenders and the Administrative Agent under the applicable Loan Documents or (iii) the ability of the Loan Parties (taken as a whole) to perform their obligations under the Loan Documents.

“Material Debt Instrument” means any physical instrument evidencing any Indebtedness for borrowed money in an amount equal to or greater than $2,500,000 which is required to be pledged and delivered to the Administrative Agent (or its bailee) pursuant to the Security Agreement.

“Material Real Estate Asset” means (a) on the Closing Date, the Loan Parties’ fee-owned U.S. Real Estate Assets listed on Schedule 1.01(c) and (b) any fee-owned U.S. Real Estate Asset acquired by the Loan Parties after the Closing Date and not otherwise constituting an Excluded Asset (without giving effect to clause (c)(ii) of the definition thereof) having a fair market value (as determined by the Borrower in good faith after taking into account any liabilities with respect thereto that impact such fair market value) in excess of $3,000,000 as of the date of acquisition thereof; provided that any Real Estate Asset subject to a mortgage, deed of trust, deed to secure debt or other equivalent real estate security document that creates or evidences a Lien on such Real Estate Asset that is permitted under Section 6.02 in respect of Indebtedness that is permitted under Section 6.01 shall be deemed not to be a “Material Real Estate Asset” for so long as such Real Estate Asset remains encumbered by such Lien.

“Material Subsidiary” means at any time, any Subsidiary of the Borrower that is not an Immaterial Subsidiary.

“Maturity Date” means (a) with respect to the Revolving Facility, the Revolving Credit Maturity Date, (b) with respect to the Initial Term Loans (including the Delayed Draw Term Loans), the Initial Term Loan Maturity Date and (c) with respect to any Incremental Term Facility, the final maturity date set forth in the applicable Incremental Facility Amendment.

“Maximum Rate” has the meaning assigned to such term in Section 9.19.

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“Moody’s” means Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” means any mortgage, deed of trust, deed to secure debt, trust deed or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the relevant Secured Parties, on any Material Real Estate Asset constituting Collateral.

“Mortgage Policies” has the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement”.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA, that is subject to the provisions of Title IV of ERISA, and in respect of which the Borrower, any of its Subsidiaries, or any of their respective ERISA Affiliates, makes or is obligated to make contributions or with respect to which any of them has any ongoing obligation or liability, contingent or otherwise.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any Cash payments or proceeds (including Cash Equivalents) received by the Borrower, any of its Subsidiaries or any of its direct or indirect parent entities on behalf of the Borrower (i) under any casualty insurance policy in respect of a covered loss thereunder of any assets of the Borrower or any of its Subsidiaries or (ii) as a result of the taking of any assets of the Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) (i) any actual out-of-pocket costs incurred by the Borrower or any of its Subsidiaries in connection with the adjustment, settlement or collection of any claims of the Borrower or the relevant Subsidiary in respect thereof, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest and other amounts on any Indebtedness (other than the Secured Obligations and any Indebtedness secured by a Lien that is pari passu with or expressly subordinated to the Lien on the Collateral securing the Secured Obligations) that is secured by a Lien on the assets in question and that is required to be repaid or otherwise comes due or would be in default under the terms thereof as a result of such loss, taking or sale, (iii) in the case of a taking, the out-of-pocket costs of putting any affected property in a safe and secure position, (iv) any selling costs and out-of-pocket expenses (including broker’s fees or commissions, legal fees, transfer and similar Taxes and the Borrower’s good faith estimate of income Taxes paid or payable (including, without duplication, pursuant to Tax sharing arrangements)) in connection with any sale or taking of such assets as described in clause (a) of this definition and (v) any amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustments associated with any sale or taking of such assets as referred to in clause (a) of this definition (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Insurance/Condemnation Proceeds).

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“Net Proceeds” means (a) with respect to any Disposition or Extraordinary Receipts, as applicable, (including any Prepayment Asset Sale), the Cash proceeds (including Cash Equivalents and Cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received), net of (i) selling costs and out-of-pocket expenses (including broker’s fees or commissions, legal fees, transfer and similar Taxes and the Borrower’s good faith estimate of income Taxes paid or payable (including, without duplication, pursuant to Tax sharing arrangements) in connection with such Disposition), (ii) amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Disposition (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (other than the Secured Obligations and any Indebtedness secured by a Lien that is pari passu with or expressly subordinated to the Lien on the Collateral securing the Secured Obligations) which is secured by the asset sold in such Disposition and which is required to be repaid or otherwise comes due or would be in default and is repaid (other than any such Indebtedness that is assumed by the purchaser of such asset) and (iv) Cash escrows (until released from escrow to the Borrower or any of its Subsidiaries) from the sale price for such Disposition; and (b) with respect to any issuance or incurrence of Indebtedness or Capital Stock, the Cash proceeds thereof, net of all Taxes and fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.16(b).

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, all accrued and unpaid fees (including the Prepayment Premium) and all expenses, reimbursements, indemnities and all other advances to, debts, liabilities and obligations of any Loan Party to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“OFAC” has the meaning assigned to such term in Section 3.17(a).

“Operating Cash Flow” means, for the Test Period then most recently ended, for the Borrower and its Subsidiaries on a consolidated basis, (a) Consolidated Adjusted EBITDA, minus (b) Consolidated Capitalized Expenses.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement or limited liability company agreement, and (e) with respect to any other form of entity, such other organizational documents required by local Requirements of Law or customary under such jurisdiction to document the formation and governance principles of such type of entity. In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

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“Other Connection Taxes” means, with respect to any Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary Taxes or any intangible, recording, filing or other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, registration or enforcement of, perfection of a security interest under or otherwise with respect to, any Loan Document, but not including Other Connection Taxes or other similar taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16).

“Outstanding Amount” means the aggregate outstanding principal amount of any Term Loan or Revolving Loan on any date after giving effect to any borrowings and prepayments or repayments of such Term Loan or Revolving Loan, as the case may be, occurring on such date.

“Parent Company” means any Person of which the Borrower is a direct or indirect Subsidiary.

“Participant” has the meaning assigned to such term in Section 9.05(c).

“Participant Register” has the meaning assigned to such term in Section 9.05(c).

“Parts” means goods consisting of finished aircraft rotors, fuselages, Engines, engine mounts, Propellers, fuel pumps, cowlings, appliances, parts, flight instruments, accessories, avionics (including, without limitation, radars, radar and navigation systems or communications or electronic equipment), furnishings, modules, components and other components and parts for an Aircraft which any Loan Party holds for incorporation into and assembly of an Aircraft, Engine or Propeller owned by such Loan Party or for sale in the ordinary course of its business to third parties as replacement parts which are not attached to, incorporated into or affixed to any Aircraft, Engine or Propeller.

“Patent” means the following: (a) any and all patents and patent applications; (b) all inventions described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions and continuations in part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, in which the Borrower or any of its Subsidiaries, or any of their respective ERISA Affiliates, maintains or contributes to or has an obligation to contribute to, or otherwise has any liability, contingent or otherwise.

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“Perfection Certificate” means a certificate substantially in the form of Exhibit E.

“Perfection Certificate Supplement” means a supplement to the Perfection Certificate substantially in the form of Exhibit F.

“Perfection Requirements” means, with respect to Collateral, the filing of appropriate financing statements with the office of the Secretary of State of the state of organization of each Loan Party, the filing of appropriate assignments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, the proper recording or filing, as applicable, of Mortgages and fixture filings with respect to any Material Real Estate Asset constituting Collateral, in each case in favor of the Administrative Agent for the benefit of the Secured Parties, the delivery to the Administrative Agent of any stock certificate or promissory note required to be delivered pursuant to the applicable Loan Documents, together with instruments of transfer executed in blank, the delivery to the Administrative Agent of fully executed Control Agreements, to the extent required by the terms of the applicable Loan Documents, and with respect to any Specified Aircraft, Specified Engine, Specified Propeller, or Spare Part, the registration or recording, as applicable, of the applicable Aircraft and Engine Mortgage with the FAA Registry and, as applicable, the Cape Town International Registry; provided that to the extent any of the Specified Aircraft, Specified Engines and/or Specified Propellers are registered with or located in a Foreign Civil Aviation Authority, any Perfection Requirements referencing the FAA under this Agreement or the other Loan Documents, shall instead reference, as applicable, the applicable Foreign Civil Aviation Authority, EASA, and any other local Requirements of Law).

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Acquisition” means any acquisition made by the Borrower or any of its Subsidiaries, whether by purchase, merger or otherwise, of (i) all or substantially all of the assets of, or any business line, unit or division of, any Person or of all of the outstanding Capital Stock of any Person who is engaged in a Similar Business or (ii) any Aircraft so long as:

(a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Investment and after giving effect to the proposed Investment and the incurrence of any Loans or other Indebtedness incurred in connection therewith, (i) the Total Leverage Ratio shall not exceed 5.00:1.00 recomputed for the most recently ended Fiscal Quarter for which financial statements of the Borrower are available and (ii) the Borrower shall be in compliance with the Financial Covenants on a Pro Forma Basis;

(b) the proposed Investment is not hostile;

(c) the Borrower has provided the Administrative Agent, for delivery to the Lenders, with written notice of the proposed Investment at least ten Business Days prior to the anticipated closing date of the proposed Investment (or such shorter period approved by the Administrative Agent) and, if the purchase price for such Investment is over $10,000,000, not later than three Business Days prior to the anticipated closing date of the proposed Investment (or such shorter period approved by the Administrative Agent), copies of the draft acquisition agreement and other material documents relative to the proposed Investment;

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(d) in the case of a Permitted Acquisition described in clause (i) above, if the purchase price for such Investment is over $10,000,000, the Borrower has provided the Administrative Agent, for delivery to the Leaders, at least ten Business Days prior to the anticipated closing date of the proposed Investment (or such shorter period approved by the Administrative Agent) with its due diligence package relative to the proposed acquisition, including, if readily available, forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements (if available), together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed acquisition, on a quarter by quarter basis; provided, that if the Consolidated Adjusted EBITDA of the Person or assets to be acquired for the four Fiscal Quarter period ended immediately prior to the proposed date of the consummation of the acquisition is 15% or more than the Consolidated Adjusted EBITDA of the Borrower and its Subsidiaries for such period (determined on a Pro Forma Basis as if such acquisition were consummated on the first day of such period), then the due diligence package shall include a quality of earnings report with respect to such Person or assets;

(e) in the case of a Permitted Acquisition described in clause (i) above, the applicable target must have had a positive Consolidated Adjusted EBITDA on a cumulative basis for the immediately preceding four (4) fiscal quarters (or such lesser period as the target shall have been in business);

(f) if applicable, the Borrower shall, or shall cause its Subsidiaries to, comply with all applicable requirements set forth in Section 5.10 in connection with such acquisition, in each case in accordance with the time periods set forth therein; and

(g) as soon as practicable after the closing of such Investment, and in any event within ten Business Days after such closing, the Borrower shall deliver copies of all material definitive documents executed in connection with such acquisition to the Administrative Agent; provided that (x) the total consideration paid (directly or indirectly) by Persons that are Loan Parties for (a) the Capital Stock of any Person that does not become a Loan Party or (b) in the case of an asset acquisition, assets that are not acquired by any Loan Party, when taken together with the total consideration for all such Persons and assets (other than Aircraft) so acquired after the Closing Date, shall not exceed $12,000,000 in the aggregate for clauses (a) and (b) and (y) all Permitted Acquisitions of Aircraft shall be made solely by a Loan Party and the applicable Aircraft shall be acquired free and clear of all Liens securing Indebtedness for borrowed money (other than Liens securing the Obligations).

“Permitted Investment” means the following:

(a) Investments in Cash and Investments that were Cash Equivalents at the time made;

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(b) (i) Investments existing on the Closing Date in the Borrower or in any Subsidiary, (ii) Investments made after the Closing Date among the Borrower or one or more Subsidiaries that are Loan Parties, (iii) Investments made after the Closing Date by any Loan Party in any Subsidiary that is not a Loan Party in an aggregate outstanding amount not to exceed $6,000,000, (iv) Investments made by any Subsidiary that is not a Loan Party in any Loan Party or any other Subsidiary that is not a Loan Party and (v) Investments made by any Loan Party or any Subsidiary that is not a Loan Party in the form of any contribution or Disposition of the Capital Stock of any Person that is not a Loan Party;

(c) Investments (i) constituting deposits, prepayments or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Borrower or any Subsidiary;

(d) Guarantees of the Secured Obligations;

(e) (i) Permitted Acquisitions and (ii) Investments in Subsidiaries that are not Loan Parties in amounts required to permit such Subsidiaries to consummate Permitted Acquisitions;

(f) Investments (i) existing on, or contractually committed to or contemplated as of, the Closing Date and described on Schedule 1.01(d) and (ii) any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, renewal or extension increases the amount of such Investment except by the terms thereof or as otherwise permitted by this definition;

(g) Investments received in lieu of Cash in connection with any Disposition permitted by Section 6.06;

(h) loans or advances to present or former employees, directors, members of management, officers, managers or consultants or independent contractors (or their respective Immediate Family Members) of any Parent Company, the Borrower, its Subsidiaries or any joint venture to the extent permitted by Requirements of Law, in connection with such Person’s purchase of Capital Stock of any Parent Company, in an aggregate principal amount at any one time outstanding not to exceed $3,000,000;

(i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(j) Investments consisting of (or resulting from) Indebtedness permitted under Section 6.01 (other than Indebtedness permitted under Sections 6.01(b) and (h)), Permitted Liens, Restricted Payments permitted under Section 6.04 (other than Section 6.04(a)(v)), Restricted Debt Payments permitted by Section 6.04 and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions permitted by Section 6.06 (other than Section 6.06(a) (if made in reliance on subclause (ii)(y) of the proviso thereto), Section 6.06(b) (if made in reliance on clause (ii) therein), and Section 6.06(g));

(k) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers;

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(l) Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(m) (i) loans and advances of payroll payments or other compensation to present or former employees, directors, members of management, officers, managers or consultants of any Parent Company (to the extent such payments or other compensation relate to services provided to such Parent Company (but excluding, for the avoidance of doubt, the portion of any such amount, if any, attributable to the ownership or operations of any Subsidiary of any Parent Company other than the Borrower or its Subsidiaries)), the Borrower or any Subsidiary in the ordinary course of business and (ii) any advance to any current or former employee, officer, director, member of management, manager, consultant or independent contractor of the Borrower, any Subsidiary, or any Parent Company for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business, in the case of clauses (i) and (ii), in an aggregate principal amount at any one time outstanding not to exceed $3,000,000;

(n) Investments to the extent that payment therefor is made solely with Capital Stock of any Parent Company or Qualified Capital Stock of the Borrower or any Subsidiary, in each case, to the extent not resulting in a Change of Control;

(o) (i) Investments of any Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, the Borrower or any Subsidiary after the Closing Date, in each case as part of an Investment otherwise permitted by this definition or otherwise under Section 6.04(a) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under the foregoing clause (o)(i) so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except as otherwise permitted by this definition;

(p) Investments made after the Closing Date by the Borrower or any of its Subsidiaries in an aggregate amount at any time outstanding not to exceed $4,000,000;

(q) so long as, immediately prior and immediately after giving effect thereto, no Event of Default has occurred and is continuing, Investments made after the Closing Date by the Borrower or any of its Subsidiaries in an aggregate outstanding amount not to exceed the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (q);

(r) to the extent not constituting Indebtedness, Guarantees of leases or of other obligations of the Loan Parties not constituting Indebtedness;

(s) Investments under any Derivative Transaction of the type permitted under Section 6.01(r);

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(t) to the extent constituting an Investment and not constituting an Event of Default hereunder, unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that the same are permitted to remain unfunded under applicable Requirements of Law;

(u) Investments made by any Subsidiary that is not a Loan Party with the proceeds received by such Subsidiary from an Investment made by any Loan Party in such Subsidiary pursuant to this definition (other than Investments made pursuant to clause (e)(ii) of this definition); and

(v) to the extent constituting an Investment, the sharing of Deposit Accounts and other intercompany cash management arrangements (but not distributions, dividends, loans or other transfer of funds that would otherwise be prohibited by this Agreement), among (i) Loan Parties, and (ii) among non-Loan Parties, in each case, in the ordinary course of business so long as the cash and Cash Equivalents of the Loan Parties subject to such arrangements are tracked and identifiable.

“Permitted Liens” means Liens permitted pursuant to Section 6.02.

“Person” means any natural person, firm, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Prepayment Asset Sale” means any Disposition by the Borrower or any of its Subsidiaries made pursuant to Section 6.06(h), 6.06(n), 6.06(p), 6.06(q), 6.06(t), 6.06(w), or 6.06(x).

“Prepayment Premium” has the meaning assigned to such term in Section 2.09(d).

“Prepayment Premium Trigger Event” has the meaning assigned to such term in Section 2.09(d).

“Prime Rate” means the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by Administrative Agent).

“Pro Forma Basis” or “pro forma effect” means, with respect to any determination of the Total Leverage Ratio or Consolidated Adjusted EBITDA (including component definitions thereof) that each Subject Transaction shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which such calculation is being made and that:

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(a) (i) in the case of any Disposition of all or substantially all of the Capital Stock of any Subsidiary or any division or product line of the Borrower or any Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction, shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any Permitted Acquisition or Investment described in the definition of the term “Subject Transaction”, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that any pro forma adjustment described in this clause (a) may be applied to any such test or covenant solely to the extent that such adjustment is consistent with the definition of “Consolidated Adjusted EBITDA”,

(b) in the case of any Permitted Acquisition of or Investment in an asset, income statement items attributable to such asset shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made giving effect to the expected full operation of such asset, as determined by the Borrower,

(c) any retirement or repayment of Indebtedness in connection therewith shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made, and

(d) any Indebtedness incurred by the Borrower or any of its Subsidiaries in connection therewith shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that, (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligation with respect to any Capital Lease shall be deemed to accrue at an interest rate determined in good faith by a Responsible Officer of the Borrower to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Borrower.

It is hereby agreed that for purposes of determining pro forma compliance with any applicable provision of Section 6.13 prior to the last day of the first Fiscal Quarter after the Closing Date, the applicable level shall be the first level cited for such provision of Section 6.13.

“Prohibited Assignment” has the meaning assigned to such term in Section 9.05(e).

“Projections” means the financial projections of the Borrower and its Subsidiaries prepared by the Borrower and made available to any Initial Lender or the Administrative Agent in connection with the Transactions on or before the Closing Date.

“Promissory Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit G hereto, evidencing the aggregate outstanding principal amount of Loans of the Borrower to such Lender resulting from the Loans made by such Lender.

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“Propeller” means, as to each Loan Party, all propellers now or hereafter owned by such Loan Party, and shall include without limitation, all propellers having seven hundred fifty (750) or more rated takeoff shaft horsepower, which may be identified in any Aircraft and Engine Mortgage, and any other aircraft propeller having seven hundred fifty (750) or more rated takeoff shaft horsepower, which are hereafter owned or used by such Loan Party, together with any and all parts, appliances, components, accessories, accessions, attachments or equipment installed on, appurtenant to, or delivered with or in respect of such propellers.

“Public Company Costs” means the costs relating solely to establishing and maintaining compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising solely out of the Borrower’s or its Subsidiaries’ establishment or maintenance of compliance with the obligations of a reporting company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with the provisions of the Securities Act and the Exchange Act.

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) of any Loan Party in and to real property (including, but not limited to, land, improvements and fixtures thereon).

“Refinancing” has the meaning assigned to such term in Section 4.01(g).

“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(p).

“Register” has the meaning assigned to such term in Section 9.05(b)(iv).

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation H” means Regulation H of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Funds” shall mean with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, managers, officers, trustees, employees, partners, agents, advisors and other representatives of such Person and such Person’s Affiliates.

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“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Repair Station Certificate” means an Air Agency Certificate issued by the FAA to any Person pursuant to the Aviation Laws certifying that the maintenance, overhaul, repair, inspection and quality control capabilities of such Person to maintain, overhaul, inspect, and return to service aircraft, engines, propellers, spare parts and parts, comply with the requirements of the Aviation Laws. The meaning of Repair Station Certificate shall include, without limitation, Air Agency Certificate Number 8G9R705D.

“Required Asset Sale/Insurance Prepayment Percentage” means, as of any date of determination, 100%.

“Required Excess Cash Flow Percentage” means, as of any date of determination, (a) if the Total Leverage Ratio is greater than 4.00:1.00, 50%, (b) if the Total Leverage Ratio is less than or equal to 4.00:1.00, but higher than 3.00:1.00, 25%, and (c) if the Total Leverage Ratio is less than or equal to 3.00:1.00, 0%.

“Required Delayed Draw Term Lenders” means, at any time, Lenders having unused Delayed Draw Term Loan Commitments representing more than 50% of the sum of the total unused Delayed Draw Term Loan Commitments at such time; provided, that (i) if there are two (2) or more Lenders having unused Delayed Draw Term Loan Commitments, then Required Delayed Draw Term Lenders means at least two (2) such Lenders (Lenders that are Affiliates of one another being considered as one (1) Lender for purposes of this proviso), and (ii) so long as Bain or any of its Affiliates or Approved Funds has unused Delayed Draw Term Loan Commitments representing more than 34% of the sum of the total unused Delayed Draw Term Loan Commitments at such time, Required Delayed Draw Term Lenders shall include Bain.

“Required Lenders” means, at any time, Lenders having Loans or unused Commitments representing more than 50% of the sum of the total Loans and such unused Commitments at such time; provided, that (i) if there are two (2) or more Lenders, then Required Lenders means at least two (2) Lenders (Lenders that are Affiliates of one another being considered as one (1) Lender for purposes of this proviso), and (ii) so long as Bain or any of its Affiliates or Approved Funds has Loans or unused Commitments representing more than 34% of the sum of the total Loans and such unused Commitments at such time, Required Lenders shall include Bain.

“Required Revolving Lenders” means, at any time, Lenders having Revolving Loans or unused Revolving Credit Commitments representing more than 50% of the sum of the total Revolving Loans and unused Revolving Credit Commitments at such time; provided, that (i) if there are two (2) or more Lenders having Revolving Loans or unused Revolving Credit Commitments, then Required Revolving Lenders means at least two (2) such Lenders (Lenders that are Affiliates of one another being considered as one (1) Lender for purposes of this proviso), and (ii) so long as Bain or any of its Affiliates or Approved Funds has Revolving Loans or unused Revolving Commitments representing more than 34% of the sum of the total Revolving Loans and such unused Revolving Commitments at such time, Required Lenders shall include Bain.

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“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, national, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person means the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, any executive vice president, any senior vice president, any vice president or the chief operating officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any secretary’s certificate or similar delivered on the Closing Date, shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Responsible Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Responsible Officer of the Borrower that such financial statements fairly present, in all material respects, in accordance with GAAP, the consolidated financial condition of the Borrower and its Subsidiaries as at the dates indicated and its consolidated income and cash flows for the periods indicated, subject to changes resulting from audit, absence of footnotes, and normal year-end adjustments.

“Restricted Debt” means (a) any Junior Lien Indebtedness or (b) any Junior Indebtedness.

“Restricted Debt Payments” has the meaning set forth in Section 6.04(b).

“Restricted Foreign Subsidiary Amount” has the meaning set forth in Section 2.08(b)(iv).

“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of the Borrower, except a dividend payable solely in shares of Qualified Capital Stock to the holders of such class, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of the Borrower, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of the Borrower now or hereafter outstanding.

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“Restricted Tax Amount” has the meaning set forth in Section 2.08(b)(v).

“Retained Excess Cash Flow” means for any Excess Cash Flow Period, the Retained Excess Cash Flow Percentage of Excess Cash Flow of the Borrower and its Subsidiaries for such Excess Cash Flow Period.

“Retained Excess Cash Flow Amount” means, at any date of determination, an amount, not less than zero and determined on a cumulative basis, that is equal to the aggregate cumulative sum of Retained Excess Cash Flow for all Excess Cash Flow Periods ending after the Closing Date and prior to such date.

“Retained Excess Cash Flow Percentage” means, as of any date of determination, 100% minus the Required Excess Cash Flow Percentage.

“Return to Service Arrangements” has the meaning specified in the defined term “Delayed Draw Term Loan Commitment Reduction Event”.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder in an aggregate principal amount any time outstanding not to exceed the amount of such Lender’s Revolving Credit Commitment set forth opposite such Lender’s name in the “Revolving Credit Commitment” column on the Commitment Schedule, or, in each case, as set forth in in the Assignment and Assumption pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, and as the same may be reduced or increased from time to time pursuant hereto, including Section 2.06, Section 2.16, Section 2.19 or Section 9.05. The aggregate amount of the Revolving Credit Commitments as of the Closing Date is $21,500,000.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Revolving Loans of such Lender.

“Revolving Credit Maturity Date” means October 28, 2030.

“Revolving Facility” means the Revolving Credit Commitments and the Revolving Loans and other extensions of credit thereunder.

“Revolving Lender” means any Lender with a Revolving Credit Commitment or any Revolving Credit Exposure.

“Revolving Loan” means any revolving loan made by the Revolving Lenders to the Borrower pursuant to Section 2.01(a)(iii).

“S&P” means S&P Global Ratings Inc., or any successor by merger or consolidation to its business.

“Scheduled Debt” has the meaning specified in Section 6.01(i).

“Scooper 3” means Canadair Model CL-215T Series III, Manufacturer’s Serial No. 1061 and Registration No. UD.13-17 (431-17).

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“Scooper 3 or 4 Purchase” has the meaning assigned to such term in Section 4.02(e).

“Scooper 4” means or and Canadair Model CL-215T Series III, Manufacturer’s Serial No. 1056 and Registration No.: UD.13-15 (43-15).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Secured Obligations” means all Obligations.

“Secured Parties” means (a) the Lenders, (b) the Administrative Agent and (c) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means the Pledge and Security Agreement, substantially in the form of Exhibit H, among the Loan Parties and the Administrative Agent for the benefit of the Secured Parties.

“Services Agreement” means that certain Amended and Restated Services Agreement, dated as of May 8, 2024, by and between Bridger Aerospace Group Holdings, Inc., Albacete Aero, S.L., Bridger Aerospace Europe, S.L.U., and MAB Funding Designated Activity Company, a designated activity company (limited by shares) incorporated under the laws of Ireland (“MAB”).

“Similar Business” means any Person the majority of the revenues of which are derived from a business that would be permitted by Section 6.09 if the references to “Subsidiaries” in Section 6.09 were read to refer to such Person.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

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“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (b) of the definition of “Alternate Base Rate”.

“Spanish Scoopers” has the meaning specified in the defined term “Spanish Scoopers Acquisition”.

“Spanish Scoopers Acquisition” means (i) the consummation of the acquisition of two (2) Bombardier model C-215-6B11 (CL-215T Variant) aircraft, manufacturer's serial numbers 1057 and 1061, EASA/Spanish Registration EC-OMN and EC-OPF, together with four P&W Canada PW123AF engines bearing serial numbers PCE-109008 and PCE-109030 and PCE-109015 and PCE-109016, together with all components as installed on the airframe and engines, logbooks and maintenance records (collectively, the “Spanish Scoopers”) pursuant to, and in accordance with the terms of, that certain Aircraft Purchase Agreement by and between MAB Funding Designated Activity Company and Albacete Aero, S.L., in the form delivered to the Administrative Agent on the Closing Date (with only such modifications, amendments or waivers thereto that are not adverse to the interests of the Administrative Agent and the Lenders in such respective capacities) (together with all exhibits, schedules and annexes thereto, the “Spanish Scoopers Acquisition Agreement”) and (ii) subject to modifications consistent with local law as determined by the Administrative Agent, the execution of Aircraft and Engine Mortgages and the filing of the applicable Aircraft Mortgage Recordations necessary to grant a security interest in the Spanish Scoopers to the Administrative Agent for the benefit of the Secured Parties.

“Spanish Scoopers Acquisition Agreement” has the meaning specified in the defined term “Spanish Scoopers Acquisition”.

“Spare Parts” means any and all appliances, engines, propellers, rotors, parts, instruments, appurtenances, accessories, rotables, furnishings, avionics, seats and other equipment of whatever nature (other than complete Airframes, airframes, Engines or engines, Propellers or propellers) designated generally by type (including but not limited to any “appliances” and “spare parts” as defined in Section 40102(a) of Title 49) which are now or hereafter maintained as spare parts or appliances by or on behalf of a Loan Party that is a Certificated Air Carrier at one or more of the Spare Parts Locations in connection with any airframe, helicopter, engine or propeller.

“Spare Parts Locations” means, any of the locations at which Spare Parts are held by or on behalf of the Loan Party that is a Certificated Air Carrier and which are designated as the “Spare Parts Locations” on Schedule 1.01(e).

“Specified Aircraft” means, collectively, (a) the Aircraft listed on Schedule 1.01(e), and (b) any other fully assembled Aircraft manufactured or acquired by any Loan Party after the Closing Date that such Loan Party intends to retain for use in the ordinary course of its business, in each case, until such time, if any, as such Aircraft is Disposed of in accordance with the terms of this Agreement, but, in each case, excluding the Spanish Scoopers for so long as they are not registered with the FAA or on the Cape Town International Registry to the extent reasonably acceptable to the Administrative Agent in consultation with the Required Lenders. For the avoidance of doubt, nothing herein shall be construed or interpreted in a manner that would not require the security interests in favor of Administrative Agent which relate to the Spanish Scoopers to be perfected under local law and the Cape Town Convention.

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“Specified Engine” means, collectively, (a) the Engines listed on Schedule 1.01(e), and (b) any other Engine which is installed in or affixed or attached to any Specified Aircraft that has takeoff horsepower of at least five hundred fifty (550) that a Loan Party intends to retain for use in the ordinary course of its business, in each case, until such time, if any, as such Engine is Disposed of in accordance with the terms of this Agreement.

“Specified Propeller” means, collectively, (a) the Propellers listed on Schedule 1.01(e), and (b) any other Propeller which is installed in or affixed or attached to any Specified Aircraft that has takeoff shaft horsepower of at least seven hundred fifty (750) that a Loan Party intends to retain for use in the ordinary course of its business, in each case, until such time, if any, as such Propeller is Disposed of in accordance with the terms of this Agreement.

“Subject Loans” has the meaning assigned to such term in Section 2.08(b)(ii).

“Subject Person” has the meaning assigned to such term in the definition of “Consolidated Net Income”.

“Subject Proceeds” has the meaning assigned to such term in Section 2.08(b)(ii).

“Subject Transaction” means, with respect to any Test Period, (a) any Permitted Acquisition or any other acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or of a majority of the outstanding Capital Stock of any Person (and, in any event, including any Investment in (x) any Subsidiary the effect of which is to increase the Borrower’s or any Subsidiary’s respective equity ownership in such Subsidiary or (y) any joint venture for the purpose of increasing the Borrower’s or its relevant Subsidiary’s ownership interest in such joint venture), in each case that is permitted by this Agreement, (b) any Disposition of all or substantially all of the assets or Capital Stock of any Subsidiary (or any business unit, line of business or division of the Borrower or a Subsidiary) that is permitted by this Agreement, or (c) any incurrence or repayment of Indebtedness or other event, that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “Subsidiary” shall mean any Subsidiary of the Borrower.

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“Taxes” means any and all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means any Initial Term Loan Commitment, Delayed Draw Term Loan Commitment and any Incremental Term Loan Commitment.

“Term Facility” means the Term Loans provided to or for the benefit of the Borrower pursuant to the terms of this Agreement.

“Term Lender” means any Initial Term Lender, Delayed Draw Term Lender and any Incremental Term Lender.

“Term Loan” means the Initial Term Loans and, if applicable, any Delayed Draw Term Loans and Incremental Term Loans.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day.

“Term SOFR Adjustment” means a percentage equal to 0%.

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“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” has the meaning assigned to such term in the lead-in to Article 5.

“Test Period” means, as of any date, the period of four consecutive Fiscal Quarters then most recently ended for which the Applicable Financial Statements under Section 5.01(a) or Section 5.01(b), as applicable, have been delivered (or are required to have been delivered); it being understood and agreed that prior to the first delivery of financial statements of Section 5.01(a), “Test Period” means the most recent period of four consecutive Fiscal Quarters ending on June 30, 2025.

“Threshold Amount” means, as of any date of determination, an amount equal to the greater of (x) $10,000,000 and (y) 25% of Consolidated Adjusted EBITDA for the most recently ended four Fiscal Quarter period.

“Total Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Total Debt outstanding as of such date to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended, in each case of the Borrower and its Subsidiaries on a consolidated basis.

“Total Revolving Credit Commitment” means, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time.

“Trademark” means the following: (a) all trademarks, service marks, common law marks, trade names, trade dress, and logos, slogans and other indicia of origin under the Requirements of Law of any jurisdiction in the world, and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including damages, claims, and payments for past and future infringements thereof; (d) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all rights corresponding to any of the foregoing.

“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount or upfront fees) payable or otherwise borne the Borrower or its Subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the Borrowing of Loans hereunder on the Closing Date, (b) the use of the proceeds of the Loans provided on the Closing Date to consummate the Refinancing, (c) the consummation of the Closing Date Sale Leaseback, (d) the establishment and funding of the Closing Date Escrow Account with an aggregate principal amount of $50,000,000, (e) the consummation of the Spanish Scoopers Acquisition no later than the date that is 60 days after the Closing Date (or such later date as approved by the Required Lenders), and (f) the payment of Transaction Costs.

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“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Adjusted Term SOFR or the Alternate Base Rate.

“Type Certificate” means, as to any Aircraft, Engine or Propeller, a Type Certificate with respect to such Aircraft, Engine or Propeller issued by the FAA.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue or perfection of security interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unrestricted Cash Amount” means, as of any date of determination, an amount (not to exceed $40,000,000) equal to the aggregate amount of unrestricted cash of the Loan Parties on deposit on such date in deposit accounts subject to a Control Agreement in favor of the Administrative Agent for the benefit of the Secured Parties (subject to Section 5.12).

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S.” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

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“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.14(f)(ii)(B)(3).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock of which (other than directors’ qualifying shares or shares required by Requirements of Law to be owned by a resident of the relevant jurisdiction) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “SOFR Loan”) or by Class and Type (e.g., a “SOFR Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “SOFR Borrowing”) or by Class and Type (e.g., a “SOFR Term Borrowing”).

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Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein), (b) any reference to any Requirement of Law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law, (c) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof, (e) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document, (f) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”, (g) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights and (h) the word “or” is not exclusive. For purposes of determining compliance at any time with Sections 6.01, 6.02, 6.04, 6.05, 6.06 and 6.08 or whether an Investment is a Permitted Investment, in the event that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition or Affiliate transaction, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01 (other than Section 6.01(a)), 6.02 (other than Section 6.02(a)), 6.04, 6.05, 6.06 and 6.08 or the definition of Permitted Investment, the Borrower, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category. It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition or Affiliate transaction under Section 6.01, 6.02, 6.04, 6.05, 6.06 or 6.08 or the definition of Permitted Investment, respectively, but may instead be permitted in part under any combination thereof (it being understood that compliance with each such Section is separately required).

Section 1.04 Accounting Terms; GAAP.

(a) All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting or financial nature that are used in calculating the Total Leverage Ratio or Consolidated Adjusted EBITDA shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date of delivery of the financial statements described in Section 3.04(a) in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change becomes effective until such notice have been withdrawn or such provision amended in accordance herewith; provided, further, that if such an amendment is requested by the Borrower or the Required Lenders, then the Borrower and the Administrative Agent shall negotiate in good faith to enter into an amendment of the relevant affected provisions (without the payment of any amendment or similar fee to the Administrative Agent, the Arranger or any of the Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof; provided, further, that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

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(b) Notwithstanding anything to the contrary herein, but subject to Section 1.08 hereof, all financial ratios and tests (including any Financial Covenant, any Total Leverage Ratio test, the amount of Consolidated Adjusted EBITDA or any amount expressed as a percentage of Consolidated Adjusted EBITDA) contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction occurs shall be calculated with respect to such Test Period and such Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio or test (x) any Subject Transaction has occurred or (y) any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Subsidiaries or any joint venture since the beginning of such Test Period has consummated any Subject Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred at the beginning of the applicable Test Period (it being understood, for the avoidance of doubt, that solely for purposes of calculating quarterly (or, if applicable, annual) compliance with Section 6.13, the date of the required calculation shall be the last day of the Test Period, and no Subject Transaction occurring thereafter shall be taken into account).

(c) Notwithstanding anything to the contrary contained in paragraph (a) above or in the definition of “Capital Lease,” in the event of an accounting change requiring any lease or any portion thereof to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute Capital Leases in conformity with GAAP on the December 31, 2018 shall be considered Capital Leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

Section 1.05 Effectuation of Transactions. Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires.

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Section 1.06 Timing of Payment or Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.07 Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.08 Certain Calculations and Tests.

(a) Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require (i) compliance with any financial ratio or test (including those set forth in any Financial Covenant, any Total Leverage Ratio test, the amount of Consolidated Adjusted EBITDA or any amount expressed as a percentage of Consolidated Adjusted EBITDA) or (ii) the absence of a Default or Event of Default (or any type of Default or Event of Default but excluding any Event of Default under Section 7.01(a), 7.01(f) or 7.01(g)) as a condition to (A) the making of any Limited Condition Transaction or (B) the consummation of any transaction in connection with any Limited Condition Transaction (including the assumption or incurrence of Indebtedness and any Liens in connection therewith, but excluding any Restricted Debt Payment or Restricted Payment), the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such Limited Condition Transaction, so long as such Limited Condition Transaction is consummated within 90 days of such date, or (y) the consummation of such Limited Condition Transaction, in each case, after giving effect to the relevant Limited Condition Transaction or other transaction (including any such related Indebtedness) or Liens on a Pro Forma Basis; provided that in the case of a determination as to the absence of an Event of Default that is made pursuant to the foregoing clause (x), the consummation of the relevant Limited Condition Transaction shall remain subject to the absence of an any Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) at the time of consummation.

(b) For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including those set forth in any Financial Covenant, any Total Leverage Ratio test, the amount of Consolidated Adjusted EBITDA or any amount expressed as a percentage of Consolidated Adjusted EBITDA), such financial ratio or test shall be calculated as set forth in clause (a) above (if applicable), or at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the relevant time set forth in clause (a) above (if applicable) or the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

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(c) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test, at all times prior to the first delivery of financial statements pursuant to Section 5.01(a) or (b), compliance shall be determined based on the most recent applicable historical financial statements of the Borrower delivered pursuant to Section 4.01(c), after giving pro forma effect to the Transactions and such transactions.

Section 1.09 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

Section 1.10 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, without regard to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Article 2.    THE CREDITS

Section 2.01 Commitments.

(a) Subject to the terms and conditions set forth herein, (i) each Initial Term Lender severally, and not jointly, agrees to make Initial Term Loans to the Borrower on the Closing Date, in Dollars, in a principal amount not to exceed its Initial Term Loan Commitment, (ii) each Delayed Draw Term Lender severally, and not jointly, agrees to make Delayed Draw Term Loans to the Borrower from time to time after the Closing Date in up to ten (10) borrowings (each an aggregate principal amount that is an integral multiple of $250,000 and not less than $2,500,000) until the Delayed Draw Termination Date in Dollars in a principal amount not to exceed its Delayed Draw Term Loan Commitment; provided that (x) each Delayed Draw Term Loan made to the Borrower shall result in an immediate and permanent reduction in the Delayed Draw Term Loan Commitment of the applicable Delayed Draw Term Lender in an amount equal to the aggregate principal amount of the Delayed Draw Term Loans made by such Delayed Draw Term Lender on such date and (y) the Initial Term Loans and the Delayed Draw Term Loans (if and when funded) shall have the same terms and shall be treated as a single fungible Class of Term Loans for all purposes under this Agreement and the other Loan Documents, except that interest on the Delayed Draw Term Loans shall commence to accrue from the applicable date of funding and (iii) each Revolving Lender severally, and not jointly, agrees to make Revolving Loans to the Borrower, in Dollars, at any time and from time to time on and after the Closing Date, and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Revolving Lender in accordance with the terms hereof; provided that, after giving effect to any Borrowing of Revolving Loans, the Outstanding Amount of such Lender’s Revolving Credit Exposure shall not exceed such Lender’s Revolving Credit Commitment. Within the foregoing limits and subject to the terms, conditions and limitations set forth herein, Revolving Loans may be borrowed, paid, repaid and reborrowed. Amounts paid or prepaid in respect of the Initial Term Loans may not be reborrowed.

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Section 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.

(b) Subject to Section 2.01 and Section 2.11, each Borrowing shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement, (ii) such SOFR Loan shall be deemed to have been made and held by such Lender, and the obligation of the Borrower to repay such SOFR Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (iii) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.12 shall apply); provided, further, that no such domestic or foreign branch or Affiliate of such Lender shall be entitled to any greater indemnification under Section 2.14 with respect to such SOFR Loan than that to which the applicable Lender was entitled on the date on which such Loan was made (except in connection with any indemnification entitlement arising as a result of a Change in Law after the date on which such Loan was made).

(c) At the commencement of each Interest Period for any SOFR Borrowing, such SOFR Borrowing shall comprise an aggregate principal amount that is an integral multiple of $500,000 and not less than $500,000. Each ABR Borrowing when made shall be in a minimum principal amount of $500,000; provided that an ABR Revolving Borrowing may be made in a lesser aggregate amount that is equal to the entire aggregate unused Revolving Credit Commitments. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 different Interest Periods in effect for SOFR Borrowings at any time outstanding (or such greater number of different Interest Periods as the Administrative Agent may agree from time to time).

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not, nor shall it be entitled to, request, or elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to the relevant Loans.

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Section 2.03 Requests for Borrowings. Each Term Borrowing, each Revolving Borrowing, each conversion of Term Loans or Revolving Loans from one Type to the other, and each continuation of SOFR Loans shall be made upon irrevocable notice by the Borrower to the Administrative Agent. Each such notice must be in the form of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower or by telephone (and promptly confirmed by delivery of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower), and must be received by the Administrative Agent (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) not later than (i) 12:00 p.m. three Business Days prior to the requested date of any Borrowing, conversion or continuation of SOFR Loans (other than any Borrowing of Delayed Draw Term Loans), (ii) 12:00 p.m. two Business Days prior to the requested date of any Borrowing of ABR Loans (other than Delayed Draw Term Loans) and (iii) twelve (12) Business Days prior to the requested day of any Borrowing of Delayed Draw Term Loans (or, in each case, such later time as is acceptable to the Administrative Agent). Each written notice (or confirmation of telephonic notice) with respect to a Borrowing by the Borrower pursuant to this Section 2.03 shall be delivered to the Administrative Agent in the form of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Class of such Borrowing;

(ii) the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a SOFR Borrowing;

(v) in the case of a SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account or any other designated account(s) to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise each Lender of the details and amount of any Loan to be made as part of the relevant requested Borrowing. Notwithstanding any other provision of this Agreement, at the written election of the Administrative Agent or Required Lenders, no Loan may be made or continued as or converted into a SOFR Borrowing if an Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) has occurred and is continuing.

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Section 2.04 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder not later than (i) 12:00 p.m., in the case of SOFR Loans and (ii) 3:00 p.m., in the case of ABR Loans, in each case on the Business Day specified in the applicable Borrowing Request by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s respective Applicable Percentage. Upon receipt of all requested funds, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the account designated in the relevant Borrowing Request or as otherwise directed by the Borrower.

(b) Unless the Administrative Agent has received notice from any Lender that such Lender will not make available to the Administrative Agent such Lender’s share of any Borrowing prior to the proposed date of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if any Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of (A) the rate of interest per annum at which overnight deposits in Dollars, would be offered for such day by the Administrative Agent in the applicable offshore interbank market for Dollars (or, if greater, the Federal Funds Effective Rate) and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Loans comprising such Borrowing at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the obligation of the Borrower to repay the Administrative Agent such corresponding amount pursuant to this Section 2.04(b) shall cease. If the Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder.

Section 2.05 Type; Interest Elections.

(a) Each Borrowing shall initially be of the Type specified in the applicable Borrowing Request and, in the case of any SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert any Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders based upon their Applicable Percentages and the Loans comprising each such portion shall be considered a separate Borrowing.

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(b) To make an election pursuant to this Section, the Borrower shall (i) deliver an Interest Election Request, appropriately completed and signed by a Responsible Officer of the Borrower, or (ii) provide irrevocable telephonic notice (promptly confirmed by delivery of a written Interest Election Request, appropriately completed and signed by a Responsible Officer of the Borrower of the applicable election to the Administrative Agent).

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and

(iv) if the resulting Borrowing is a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, such Borrowing shall be converted at the end of such Interest Period to a SOFR Borrowing with an Interest Period of one month.

Section 2.06 Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Initial Term Loan Commitments on the Closing Date shall automatically terminate upon the making of the Initial Term Loans on the Closing Date, (ii) the Revolving Credit Commitments shall automatically terminate on the Revolving Credit Maturity Date, (iii) the Delayed Draw Term Loan Commitments shall automatically be reduced upon the making of any Delayed Draw Term Loans by the amount of such Term Loan as provided in Section 2.01(a), and shall terminate on the Delayed Draw Term Loan Termination Date, (iv) the Delayed Draw Term Loan Commitments shall automatically be reduced by $50,000,000 effective immediately upon the occurrence of a Delayed Draw Term Loan Commitment Reduction Event and (v) any Incremental Term Loan Commitment shall automatically terminate upon the making of such Incremental Term Loan and, if any such Incremental Term Loan Commitment is not drawn on the date that such Incremental Term Loan Commitment is required to be drawn pursuant to the applicable Incremental Facility Amendment, the undrawn amount thereof shall automatically terminate.

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(b) Upon delivery of the notice required by Section 2.06(c), the Borrower may at any time terminate or from time to time reduce, the Revolving Credit Commitments or the Delayed Draw Term Loan Commitments; provided that (i) each reduction of the Revolving Credit Commitments shall be in an amount that is an integral multiple of $500,000, (ii) each reduction of the Delayed Draw Term Loan Commitment shall be in an amount that is an integral multiple of $1,000,000 and (iii) the Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of Revolving Loans, the aggregate amount of the Revolving Credit Exposures would exceed the aggregate amount of Revolving Credit Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce any Revolving Credit Commitment or Delayed Draw Term Loan Commitments under paragraph (b) of this Section in writing at least three Business Days prior to the effective date of such termination or reduction (or such later date to which the Administrative Agent may agree), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Lenders or the Delayed Draw Term Lenders, as applicable, of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that any such notice may state that it is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of any Revolving Credit Commitment or Delayed Draw Term Loan Commitments pursuant to this Section 2.06 shall be permanent. Upon any reduction of any Revolving Credit Commitment or Delayed Draw Term Loan Commitments, the Revolving Credit Commitment of each Revolving Lender or the Delayed Draw Term Loan Commitments of each Delayed Draw Term Lender, as applicable, shall be reduced by such Revolving Lender’s Applicable Percentage of such reduction amount.

Section 2.07 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to repay the outstanding principal amount of the Initial Term Loans made on the Closing Date to the Administrative Agent for the account of each Initial Term Lender on the last Business Day of each March, June, September and December prior to the Initial Term Loan Maturity Date (each such date being referred to as a “Loan Installment Date”) (x) commencing on December 31, 2025 (or, in the case of Delayed Draw Term Loans commencing on the first Loan Installment Date after the funding of such Delayed Draw Term Loan and on each Loan Installment Date thereafter), in each case in an amount equal to 0.25% of the original principal amount of the Initial Term Loans (including funded Delayed Draw Term Loans) (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.08 or increased as a result of any increase in the amount of such Initial Term Loans pursuant to Section 2.19(a)), and (y) on the Initial Term Loan Maturity Date, in an amount equal to the remainder of the principal amount of the Initial Term Loans (including, for the avoidance of doubt, the Delayed Draw Term Loans), outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment; provided that, as necessary to cause the Delayed Draw Term Loans to be fungible with the then-existing Initial Term Loans, the Administrative Agent in its discretion may adjust such amortization rate on each subsequent funding of Delayed Draw Term Loans (as to such successive Delayed Draw Term Loans) such that the Delayed Draw Term Loans would amortize in equal quarterly installments calculated using the same annual percentage of amortization applicable to the outstanding principal amount of such then-existing Initial Term Loans in effect immediately prior to the funding of such Delayed Draw Term Loans and following such adjustments, the Delayed Draw Term Loans shall be deemed Initial Term Loans and shall be subject to the terms set forth herein.

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(i) The Borrower shall repay the Incremental Term Loans of any Class in such scheduled amortization installments and on such date or dates as shall be specified therefor in the applicable Incremental Facility Amendment (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.08).

(ii) Prior to any repayment of Term Loans of any Class under this Section 2.07(a), the Borrower may select the Term Loan Borrowing or Borrowings of the applicable Class to be repaid by notifying the Administrative Agent in writing of such selection (A) in the case of a repayment of any SOFR Borrowing, not later than 3:00 p.m. three Business Days before the scheduled date of repayment and (B) in the case of a repayment of an ABR Borrowing, not later than 2:00 p.m. on the date of repayment (or, in the case of clauses (A) and (B), such later time as to which the Administrative Agent may agree); provided that in the absence of such notice by the Borrower, any such repayment shall be applied, first, to the ABR Borrowings of the Term Loans of such Class, if any, and, second, to the SOFR Borrowings of the Term Loans of such Class (and, as among any such SOFR Borrowings, in the direct order of the shortest remaining Interest Periods applicable thereto). Each repayment of any Term Loan Borrowing pursuant to this Section 2.07(a) shall be applied ratably to the Term Loans included in such Term Loan Borrowing.

(b) (i) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender the then-unpaid principal amount of the Revolving Loans of such Lender on the Revolving Credit Maturity Date.

(ii) On the Revolving Credit Maturity Date, the Borrower shall make payment in full in Cash of all accrued and unpaid fees and all reimbursable expenses and other Obligations with respect to the Revolving Facility then due, together with accrued and unpaid interest (if any) thereon.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

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(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraphs (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to paragraph (d) of this Section and any Lender’s records, the accounts of the Administrative Agent shall govern.

(f) Any Lender may request that any Loan made by it be evidenced by a Promissory Note. In such event, the Borrower shall prepare, execute and deliver a Promissory Note to such Lender payable to such Lender and its registered assigns; it being understood and agreed that such Lender (or its applicable assign) shall be required to return such Promissory Note to the Borrower in accordance with Section 9.05(b)(iii) and upon the occurrence of the Termination Date (or as promptly thereafter as practicable). If any Lender loses the original copy of its Promissory Note, it shall execute an affidavit of loss containing an indemnification provision reasonably satisfactory to the Borrower.

Section 2.08 Prepayment of Loans.

(a) Optional Prepayments.

(i) Upon prior notice in accordance with paragraph (a)(iii) of this Section, the Borrower shall have the right at any time and from time to time to prepay any Borrowing of Term Loans of any Class in whole or in part without premium or penalty (but subject to Sections 2.09(d) and 2.13). Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages of the relevant Class.

(ii) Upon prior notice in accordance with paragraph (a)(iii) of this Section, the Borrower shall have the right at any time and from time to time to prepay any Borrowing of Revolving Loans, in whole or in part without premium or penalty (but subject to Section 2.13). Each such prepayment shall be paid to the Revolving Lenders in accordance with their respective Applicable Percentages.

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(iii) The Borrower shall notify the Administrative Agent in writing of any prepayment under this Section 2.08(a), (i) in the case of prepayment of a SOFR Borrowing, not later than 3:00 p.m. three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 2:00 p.m. on the date of prepayment (or, in the case of clauses (i) and (ii), such later time as to which the Administrative Agent may agree). Each such notice shall be irrevocable (except as set forth in the proviso to this sentence) and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that any notice of prepayment delivered by the Borrower may be conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to any Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount at least equal to the amount that would be permitted in the case of a Borrowing of the same Type and Class as provided in Section 2.02(c), or such lesser amount that is then outstanding with respect to such Borrowing being repaid (and in increments of $500,000 in excess thereof or such lesser incremental amount that is then outstanding with respect to such Borrowing being repaid). Each prepayment of Term Loans shall be applied to the Class of Term Loans specified in the applicable prepayment notice, and each prepayment of Term Loans of such Class made pursuant to this Section 2.08(a) shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans of such Class in the manner specified by the Borrower or, in the absence of any such specification on or prior to the date of the relevant optional prepayment, in direct order of maturity.

(b) Mandatory Prepayments.

(i) No later than fifteen (15) days after the date on which the financial statements with respect to each Fiscal Year of the Borrower are required to be delivered pursuant to Section 5.01(b), commencing with the Fiscal Year ending December 31, 2026, the Borrower shall prepay the outstanding principal amount of Term Loans then subject to ratable prepayment requirements in accordance with clause (viii) of this Section 2.08(b) below in an aggregate principal amount equal to (A) the Required Excess Cash Flow Percentage of Excess Cash Flow, minus, (B) without duplication of amounts reducing Excess Cash Flow, at the option of the Borrower, the aggregate principal amount of any Term Loans or Revolving Loans voluntarily prepaid prior to the date of prepayment pursuant to this Section 2.08(b)(i), in each case, excluding any such optional prepayments made during such Fiscal Year that reduced the amount required to be prepaid pursuant to this Section 2.08(b)(i) in the prior Fiscal Year (in the case of any prepayment of Revolving Loans, to the extent accompanied by a permanent reduction in the Revolving Credit Commitment, and in the case of all such prepayments, solely to the extent that such prepayments were not financed with the proceeds of other Indebtedness that does not constitute revolving Indebtedness) of the Borrower or its Subsidiaries.

(ii) Subject to Section 2.08(b)(viii), no later than five (5) Business Days following the receipt of Net Proceeds in respect of any Prepayment Asset Sale or Net Insurance/Condemnation Proceeds, in each case, in excess of $4,000,000 in aggregate for any Fiscal Year, the Borrower shall apply an amount equal to the Required Asset Sale/Insurance Prepayment Percentage of the Net Proceeds or Net Insurance/Condemnation Proceeds, as applicable, received with respect thereto in excess of such threshold (collectively, the “Subject Proceeds”) to prepay the outstanding principal amount of Initial Term Loans and Incremental Term Loans then subject to ratable prepayment requirements (the “Subject Loans”) in accordance with clause (viii) below; provided that if prior to the date any such prepayment is required to be made, in consultation with, and subject to the approval of, the Required Lenders, the Borrower notifies the Administrative Agent and the Required Lenders of its intention to reinvest the Subject Proceeds in assets used or useful in the business (other than Cash or Cash Equivalents) of the Borrower or any of its Subsidiaries, then so long as no Event of Default is then continuing, the Borrower shall not be required to make a mandatory prepayment under this clause (ii) in respect of the Subject Proceeds to the extent (x) the Subject Proceeds are so reinvested within 12 months following receipt thereof, or (y) the Borrower or any of its Subsidiaries has committed to so reinvest the Subject Proceeds during such 12-month period and the Subject Proceeds are so reinvested within 180 days after the expiration of such 12-month period; it being understood that if the Subject Proceeds have not been so reinvested prior to the expiration of the applicable period, the Borrower shall promptly prepay the outstanding principal amount of the Subject Loans with the Subject Proceeds not so reinvested as set forth above (without regard to the immediately preceding proviso).

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(iii) Subject to Section 2.09(d), in the event that the Borrower or any of its Subsidiaries receives Net Proceeds from the issuance or incurrence of Indebtedness by the Borrower or any of its Subsidiaries that is not permitted under Section 6.01, the Borrower shall, substantially simultaneously with (and in any event not later than the next succeeding Business Day) the receipt of such Net Proceeds by the Borrower or its applicable Subsidiary, apply an amount equal to 100% of such Net Proceeds to prepay the outstanding principal amount of the relevant Term Loans in accordance with clause (viii) below;

(iv) Notwithstanding anything in this Section 2.08(b) to the contrary if the Borrower determines in good faith that the repatriation to the Borrower of any amount of the relevant Excess Cash Flow generated by any Foreign Subsidiary, the Net Proceeds of the relevant Prepayment Asset Sale consummated by any Foreign Subsidiary or the relevant Net Insurance/Condemnation Proceeds received by any Foreign Subsidiary, as the case may be, that would otherwise be required to be paid pursuant to Section 2.08(b)(i) or (ii) above would be prohibited under any Requirement of Law or conflict with the fiduciary duties of such Foreign Subsidiary’s directors, or result in, or would reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such Foreign Subsidiary (such amount, a “Restricted Foreign Subsidiary Amount”), the amount that the Borrower shall be required to mandatorily prepay pursuant to Section 2.08(b)(i) or (ii) above, as applicable, shall be reduced by the Restricted Foreign Subsidiary Amount (provided that for the avoidance of doubt, no Restricted Foreign Subsidiary Amount shall be included in the calculation of Retained Excess Cash Flow Amount); it being understood that if the repatriation of the relevant affected Excess Cash Flow or Subject Proceeds, as the case may be, is permitted under the applicable Requirement of Law and, to the extent applicable, would no longer conflict with the fiduciary duties of such director, or result in, or would reasonably be expected to result in, a material risk of personal or criminal liability for the Persons described above, in either case, within 365 days following the end of the applicable Excess Cash Flow Period or the event giving rise to the relevant Subject Proceeds, the relevant Foreign Subsidiary will to the extent then available promptly repatriate the relevant Excess Cash Flow or Subject Proceeds, as the case may be, and the repatriated Excess Cash Flow or Subject Proceeds, as the case may be, will be applied promptly after such repatriation (net of any Taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.08(b) to the extent required herein (without regard to this clause (iv)),

(v) if the Borrower determines in good faith in consultation with the Required Lenders that the repatriation to the Borrower or any dividend or other distribution, as applicable, to the Borrower or any Subsidiary of any amounts required to mandatorily prepay the Term Loans pursuant to Section 2.08(b)(i) or (ii) above would result in a material Tax liability (including any withholding Tax) (such amount, a “Restricted Tax Amount”), the amount that the Borrower shall be required to mandatorily prepay pursuant to Section 2.08(b)(i) or (ii), as applicable, shall be reduced by the Restricted Tax Amount; provided that solely to the extent that within the 365-day period following the event giving rise to the relevant Subject Proceeds or the end of the applicable Excess Cash Flow Period, as the case may be, such repatriation or dividend or other distribution, as applicable, of the relevant Subject Proceeds or Excess Cash Flow to the Borrower would no longer result in a material Tax liability (including any withholding Tax), to the extent then available the Subject Proceeds or Excess Cash Flow, as applicable, will be promptly repatriated or paid as a dividend or otherwise distributed to the Borrower and will be applied promptly thereafter (net of additional Taxes payable or reserved against as a result of such repatriation, dividend or other distribution, as applicable) to the repayment of the Term Loans pursuant to this Section 2.08(b) to the extent required herein (without regard to this clause (v));

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(vi) Borrower shall use commercially reasonable efforts to provide written notice to the Administrative Agent at least three Business Days prior to any prepayment made under this Section 2.08(b) and upon receipt of any such notice the Administrative Agent shall promptly notify the Term Lenders of Borrower’s intent to prepay under this Section 2.08(b). Any Term Lender may elect, by written notice to the Administrative Agent in the manner and no later than the time specified by the Administrative Agent (which shall be no later than one Business Day prior to the date of the proposed prepayment), to decline all (but not a portion) of its Applicable Percentage of such prepayment (such declined amounts, the “Declined Proceeds”), in which case such Declined Proceeds may be retained by the Borrower in its sole discretion. If any Lender fails to deliver a notice to the Administrative Agent of its election to decline receipt of its Applicable Percentage of any mandatory prepayment within the time frame specified by the Administrative Agent, such failure will be deemed to constitute an acceptance of such Term Lender’s Applicable Percentage of the total amount of such mandatory prepayment of Term Loans.

(vii) If the Spanish Scoopers Acquisition is not consummated on or prior to the date that is sixty days after the Closing Date (or such later date approved in writing by the Required Lenders) or if the Closing Date Escrow Account Agreement is terminated prior to the consummation of the Spanish Scoopers Acquisition, the Borrower shall prepay on such date, $50,000,000 of the outstanding principal amount of Initial Term Loans subject to the ratable prepayment requirements in accordance with clause (viii) below.

(viii) Except as otherwise provided in any Incremental Facility Amendment, each prepayment of Term Loans pursuant to this Section 2.08(b) shall be applied ratably to each Class of Term Loans then outstanding. With respect to each Class of Term Loans, all accepted prepayments under this Section 2.08(b) shall be applied against the remaining scheduled installments of principal due in respect of such Term Loans pro rata, and each such prepayment shall be paid to the Term Lenders in accordance with their respective Applicable Percentage of the applicable Class. The amount of such mandatory prepayments shall be applied first to the then outstanding Term Loans that are ABR Loans and then to the then outstanding Term Loans that are SOFR Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.13.

(ix) (A) In the event that the Revolving Credit Exposure exceeds 100% of the amount of the Revolving Credit Commitment then in effect, the Borrower shall, within five Business Days of receipt of notice from the Administrative Agent, prepay the Revolving Loans in an aggregate amount sufficient to reduce such Revolving Credit Exposure as of the date of such payment to an amount not to exceed the Revolving Credit Commitment then in effect by prepaying Revolving Loans.

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(B) [reserved]

(C) Subject to Section 2.06(d), each prepayment of any Revolving Borrowing under this Section 2.08(b)(viii) shall be paid to the Revolving Lenders in accordance with their respective Applicable Percentages.

(x) no later than five (5) Business Days following the date on which the Borrower or any of its Subsidiaries receives any Extraordinary Receipts, the Borrower shall prepay an amount equal to one hundred percent (100%) of the Net Proceeds of such Extraordinary Receipts.

(xi) Prepayments made under this Section 2.08(b) shall be (A) accompanied by accrued interest as required by Section 2.10, (B) subject to Section 2.13 and (C) in the case of prepayments of Initial Term Loans under clauses (ii), (iii) and (ix) above, subject to Section 2.09(d), but shall otherwise be without premium or penalty.

Section 2.09 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of (i) each Revolving Lender (other than any Defaulting Lender) a commitment fee, which shall accrue at a rate equal to the Commitment Fee Rate per annum applicable to the Revolving Credit Commitments on the average daily amount of the unused Revolving Credit Commitment of such Revolving Lender during the period from and including the Closing Date to the date on which such Lender’s Revolving Credit Commitment terminates and (ii) each Delayed Draw Term Lender (other than a Defaulting Lender), a commitment fee, which shall accrue at a rate equal to the Commitment Fee Rate per annum applicable to the Delayed Draw Term Loan Commitments on the average daily amount of the unused Delayed Draw Term Loan Commitment of such Delayed Draw Term Lender during the period from and including the Closing Date to the date on which such Delayed Draw Term Lender’s Delayed Draw Term Loan Commitment terminates. Such accrued commitment fees shall be payable in arrears on the last Business Day of each March, June, September and December (commencing on December 31, 2025) for the quarterly period then ended, and on the date on which the Revolving Credit Commitments or Delayed Draw Term Loan Commitments, as applicable, terminate.

(b) The Borrower agrees to pay to the Administrative Agent fees in the amounts and at the times set forth in each Fee Letter.

(c) Except as otherwise provided in any Fee Letter, all fees payable hereunder shall be paid on the dates due, in Dollars and in immediately available funds, to the Administrative Agent. Fees paid shall not be refundable under any circumstances.

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(d) In the event of, prior to the third anniversary of the Closing Date, (i) the Borrower voluntarily prepays any Initial Term Loans pursuant to Section 2.08(a)(i), (ii) the Borrower prepays or refinances any Initial Term Loans pursuant to Section 2.08(b)(ii) or (iii) (iii) payments of the Initial Term Loans following an acceleration of the Obligations pursuant to this Agreement (including as a result of any proceeding under any Debtor Relief Law), or otherwise in accordance with Applicable Law or (iv) in connection with a mandatory assignment of Initial Term Loans from a Lender replaced pursuant to Section 2.16(b)(iv) (in which case the amount deemed to be paid shall be the principal amount of the Loans held by such replaced Lender immediately prior to such replacement with respect thereto) (each of the foregoing events described in clauses (i) through (iv), a “Prepayment Premium Trigger Event”), the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders (or, in the case of clause (iv), for the benefit of the affected Lender), whether before or after the occurrence of an Event of Default or the commencement of any proceeding under any Debtor Relief Law, and notwithstanding acceleration of Obligations (including the acceleration of claims by operation of law pursuant to any Debtor Relief Law), an amount equal to a premium of (A) 3.00% of the aggregate principal amount of the Initial Term Loans subject to such Prepayment Premium Trigger Event prior to the first anniversary of the Closing Date, (B) 2.00% of the aggregate principal amount of the Initial Term Loans subject to such Prepayment Premium Trigger Event on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date or (C) 1.00% of the aggregate principal amount of the Initial Term Loans subject to such Prepayment Premium Trigger Event on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date (the “Prepayment Premium”). All such amounts payable pursuant to this Section 2.09(d) shall be due and payable on the date of the applicable Prepayment Premium Trigger Event.

Any Prepayment Premium payable in accordance with this Section 2.09(d) shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of the Prepayment Premium Trigger Event and the Borrower agrees that it is reasonable under the circumstances currently existing. THE BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION.

(e) The Borrower expressly agrees that: (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in Section 2.09(d). The Borrower expressly acknowledges that its agreement to pay the Prepayment Premium is a material inducement to Lenders to provide the Commitments and make the Loans and the Prepayment Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Agents and the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Agents and the Lenders or profits lost by the Agents and the Lenders as a result of such Prepayment Premium Trigger Event.

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(f) Nothing contained in the foregoing clauses (d) through (e) shall permit any prepayment of the Loans or reduction of the Commitments not otherwise permitted by the terms of this Agreement or any other Loan Document.

(g) Unless otherwise indicated herein, all computations of fees shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of a fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.10 Interest.

(a) The Term Loans and Revolving Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Term Loans and Revolving Loans comprising each SOFR Borrowing shall bear interest at Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, (x) at any time an Event of Default under 7.01(a), 7.01(c) (solely due to the breach of a Financial Covenant), 7.01(f) or 7.01(g) has occurred and is continuing, and (y) upon written notice from the Required Lenders or the Administrative Agent (at the direction of the Required Lenders), if any other Event of Default has occurred and is continuing, all outstanding principal of or interest on any Term Loan or Revolving Loan and all other outstanding Obligations shall bear interest, to the fullest extent permitted by applicable Requirements of Law, after as well as before judgment, at a rate per annum equal to (i) in the case of all outstanding principal or interest of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to Revolving Loans that are ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Term Loan or Revolving Loan shall be payable in arrears on each Interest Payment Date for such Term Loan or Revolving Loan and (i) on the Maturity Date applicable to such Loan and (ii) in the case of a Revolving Loan, upon termination of the Revolving Credit Commitments; provided that (A) in the event of any repayment or prepayment of any Term Loan or Revolving Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (B) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Term Loan or Revolving Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate that is determined by reference to the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest shall accrue on each Loan for the day on which the Loan is made and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

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Section 2.11 Alternate Rate of Interest. Subject to Section 2.20, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(a) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, or

(b) the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.13. Subject to Section 2.20, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (b) of the definition of “Alternate Base Rate” until the Administrative Agent revokes such determination.

Section 2.12 Increased Costs.

(a) If any Change in Law:

(i) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in Adjusted Term SOFR);

(ii) subjects any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

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(iii) imposes on any Lender any other condition (other than Taxes) affecting this Agreement or SOFR Loans made by any Lender; and the result of any of the foregoing is to increase the cost to the relevant Lender of making or maintaining any SOFR Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) in respect of any SOFR Loan, then, within 15 days after the Borrower’s receipt of the certificate contemplated by paragraph (c) of this Section, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided that the Borrower shall not be liable for such compensation if (x) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto, or (y) such Lender invokes Section 2.17.

(b) If any Lender determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then within 15 days of receipt by the Borrower of the certificate contemplated by paragraph (c) of this Section the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Any Lender requesting compensation under this Section 2.12 shall be required to deliver a certificate to the Borrower that (i) sets forth the amount or amounts necessary to compensate such Lender or the holding company thereof, as applicable, as specified in paragraph (a) or (b) of this Section, (ii) sets forth, in reasonable detail, the manner in which such amount or amounts were determined and (iii) certifies that such Lender is generally charging such amounts to similarly situated borrowers under comparable syndicated credit facilities as a matter of policy, which certificate shall be conclusive absent manifest error.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, however that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.13 Break Funding Payments. In the event of (a)  the payment of any principal of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16(b), then, in any such event, the Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable, but excluding any loss of profit. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

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Section 2.14 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any Loan Document shall be made free and clear of and without withholding or deduction for any Taxes, except as required by applicable Requirements of Law. If any applicable Requirement of Law requires the withholding or deduction of any Tax from any such payment, then (i) if such Tax is an Indemnified Tax, the amount payable shall be increased as necessary so that after making all required withholdings and deductions (including withholdings and deductions applicable to additional sums payable under this Section), the Administrative Agent and each Lender (as applicable) receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) the relevant Loan Party shall make such withholdings or deductions and (iii) the relevant Loan Party shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) The Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law or at the option of the Administrative Agent timely reimburse it for any Other Taxes paid by it.

(c) The Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender within 30 days after demand therefor, for the full amount of any Indemnified Taxes payable or paid by, or withheld or deducted from a payment to, the Administrative Agent or such Lender, as applicable (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) (to the extent not reimbursed to such recipient by the payment of any additional amounts pursuant to this Section 2.14). A certificate as to the amount of such payment or liability delivered to the Loan Parties by the applicable Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes (but only to the extent that no Loan Party has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.05(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to any Lender under any Loan Document or otherwise payable by the Administrative Agent to any Lender from any other source against any amount due to the Administrative Agent under this clause (d).

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(e) As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.14, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment that is reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation as the Borrower or the Administrative Agent may reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(A), (ii)(B) and (ii)(D) below), shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) each Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of any Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed original copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed original copies of IRS Form W-8ECI;

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(3) in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4) to the extent any Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-3 on behalf of each such direct or indirect partner;

(C) each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to any Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation as is prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

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(g) If the Administrative Agent or any Lender receives a refund of any Indemnified Taxes as to which it has been indemnified by any Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section 2.14 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower pursuant to this Section 2.14(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. In no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower under this clause (g) the payment of which would place it in a less favorable net after-Tax position than it would have been if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the relevant Loan Party or any other Person.

(h) [Reserved].

(i) From time to time, upon the reasonable request of the Borrower, the Administrative Agent will deliver to the Borrower either (i) an executed copy of IRS Form W-9, or (ii) (x) with respect to any amounts received on its own account, an executed copy of an applicable IRS Form W-8, and (y) with respect to any amounts received for or on account of any Lender, an executed copy of an applicable IRS Form W-8, in each case certifying that such Person is entitled to receive such payments without deduction or withholding for any U.S. federal withholding Taxes.

(j) Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.15 Payments Generally; Allocation of Proceeds; Sharing of Payments.

(a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.12, 2.13 or 2.14, or otherwise) in immediately available funds, without set-off or counterclaim and, unless otherwise provided herein, not later than 3:00 p.m. on the date when due. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated by the Administrative Agent to the Borrower, except that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.03 shall be made directly to the Person or Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as provided in Sections 2.16(b) and 2.17, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans of a given Class and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type (and of the same Class) shall be allocated pro rata among the Lenders in accordance with their respective Applicable Percentages of the applicable Class. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

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(b) Subject in all respects to the provisions of any applicable Acceptable Intercreditor Agreement, all proceeds of Collateral received by the election of the Administrative Agent or in the discretion of the Required Lenders, while an Event of Default is continuing and all or any portion of the Loans that have been accelerated hereunder pursuant to Section 7.01, all proceeds of Collateral received by the Administrative Agent shall be applied, first, to the payment of all costs and expenses then due incurred by the Administrative Agent in connection with any collection, sale or realization on Collateral or otherwise in connection with this Agreement, any other Loan Document or any of the Secured Obligations, including all court costs and the fees and expenses of agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, second, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent (other than those covered in clause first above) from the Borrower constituting Secured Obligations, third, to pay interest due and payable in respect of any Loans on a pro rata basis, fourth, on a pro rata basis in accordance with the amounts of the other Secured Obligations (other than contingent indemnification obligations for which no written claim has yet been made) owed to the Secured Parties on the date of any such distribution, to the payment in full of the Secured Obligations, fifth, as provided in any applicable Acceptable Intercreditor Agreement then in effect, and sixth, to, or at the direction of, the Borrower or as a court of competent jurisdiction may otherwise direct.

(c) If any Lender obtains payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in respect of any principal of or interest on any of its Loans of any Class held by it resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class and accrued interest thereon than the proportion received by any other Lender with Loans of such Class, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Loans of such Class of other Lenders of such Class at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Loans to any permitted assignee or participant, including any payment made or deemed made in connection with Section 2.19. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.15(c) and will, in each case, notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.15(c) shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

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(d) Unless the Administrative Agent has received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender the amount due. In such event, if the Borrower has not in fact made such payment, then each Lender severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender fails to make any payment required to be made by it pursuant to Section 2.04(b) or Section 2.15(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.16 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.12 or such Lender determines it can no longer make or maintain SOFR Loans pursuant to Section 2.17, or the Borrower is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder affected by such event, or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as applicable, in the future or mitigate the impact of Section 2.17, as the case may be, and (ii) would not subject such Lender to any material unreimbursed out-of-pocket cost or expense and would not otherwise be materially disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

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(b) If (i) any Lender requests compensation under Section 2.12 or such Lender determines it can no longer make or maintain SOFR Loans pursuant to Section 2.17, (ii) the Borrower is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, (iii) any Lender is a Defaulting Lender or (iv) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender”, “each Revolving Lender” or “each Lender directly affected thereby” (or any other Class or group of Lenders other than the Required Lenders or the Required Revolving Lenders) with respect to which Required Lender or Required Revolving Lender consent (or the consent of Lenders holding loans or commitments of such Class or lesser group representing more than 50% of the sum of the total loans and unused commitments of such Class or lesser group at such time) has been obtained, as applicable, any Lender is a non-consenting Lender (each such Lender, a “Non-Consenting Lender”), then the Borrower may, upon notice to such Lender and the Administrative Agent, replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if any Lender accepts such assignment and, in the case of a replacement of a Non-Consenting Lender, which Lender has agreed to consent to the proposed waiver, amendment or consent); provided that (A) such Lender has received payment of an amount equal to the outstanding principal amount of its Loans, in each case of such Class of Loans or Commitments, accrued interest thereon, accrued fees and all other amounts payable to it hereunder with respect to such Class of Loans or Commitments, (B) in the case of any assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment would result in a reduction in such compensation or payments and (C) such assignment does not conflict with applicable Requirements of Law. No Lender (other than a Defaulting Lender) shall be required to make any such assignment and delegation, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender agrees that if it is replaced pursuant to this Section 2.16, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Promissory Note (if the assigning Lender’s Loans are evidenced by one or more Promissory Notes) subject to such Assignment and Assumption (provided that the failure of any Lender replaced pursuant to this Section 2.16 to execute an Assignment and Assumption or deliver any such Promissory Note shall not render such sale and purchase (and the corresponding assignment) invalid), such assignment shall be recorded in the Register, any such Promissory Note shall be deemed cancelled. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (b).

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Section 2.17 Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to make or continue SOFR Loans or to convert ABR Loans to SOFR Loans shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining ABR Loans based on the interest rate which is determined by reference to clause (b) of the definition of “Alternate Base Rate”, the interest rate on which ABR Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (b) of the definition of “Alternate Base Rate”, in each case, until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give promptly). Upon receipt of such notice, the Borrower shall, upon demand from the relevant Lender (with a copy to the Administrative Agent), prepay or convert all of such Lender’s SOFR Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (b) of the definition of “Alternate Base Rate”) either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans (in which case the Borrower shall not be required to make payments pursuant to Section 2.13 in connection with such payment). Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be materially disadvantageous to such Lender.

Section 2.18 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Fees shall cease to accrue on the unfunded portion of any Commitment of such Defaulting Lender pursuant to Section 2.09(a).

(b) The Commitments and the Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, each affected Lender, the Required Lenders, the Required Revolving Lenders or such other number of Lenders as may be required hereby or under any other Loan Document have taken or may take any action hereunder (including any consent to any waiver, amendment or modification pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately and adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

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(c) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.08, 2.12, 2.13, 2.14, 2.15, Article 7, Section 9.05 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 9.09), shall be applied at such time or times as may be determined by the Administrative Agent and, where relevant, the Borrower as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, so long as no Default or Event of Default is then continuing, as the Borrower may request, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; third, as the Administrative Agent or the Borrower may elect, to be held in a deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the non-Defaulting Lenders as a result of any judgment of a court of competent jurisdiction obtained by any non-Defaulting Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loan in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loan was made or created, as applicable, at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to any Defaulting Lender that are applied (or held) to pay amounts owed by any Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(d) In the event that the Administrative Agent and the Borrower agree that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then, on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders or participations in Revolving Loans as the Administrative Agent determine as necessary in order for such Revolving Lender to hold such Revolving Loans or participations in accordance with its Applicable Percentage of the applicable Class or its Applicable Revolving Credit Percentage, as applicable. Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, (x) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender and (y) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.19 Incremental Credit Extensions.

(a) The Borrower may, at any time, on one or more occasions after the later of (i) the consummation of the Spanish Scoopers Acquisition (or the termination of the Spanish Scoopers Acquisition Agreement) and (ii) the Delayed Draw Termination Date (but not to exceed six (6) times during the terms of this Agreement) pursuant to an Incremental Facility Amendment, add one or more new tranches of term facilities or increase the principal amount of the Term Loans of any existing Class by requesting new commitments to provide such Term Loans (any such new tranche or increase, an “Incremental Term Facility” and any loans made pursuant to an Incremental Term Facility, “Incremental Term Loans”), in an aggregate principal amount not to exceed $60,000,000 during the term of this Agreement (and in minimum amounts of $1,000,000); provided that:

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(i) The Borrower shall first offer each existing Term Lender in accordance with its pro rata share of the existing Term Loans and unfunded Delayed Draw Term Loan Commitments (the “Offer”) and such Lenders shall have a right of first refusal to provide the Incremental Term Facility, subject to the following terms:

(A) in connection with any such Offer, the Borrower shall provide a written notice (the “Offer Notice”) to the Administrative Agent and the existing Term Lenders of such Incremental Term Facility, which notice shall reasonably indicate the terms of such Incremental Term Facility, including the rate and any fees or original issue discount being offered with respect to such Incremental Term Facility;

(B) following the receipt by the existing Term Lenders of such Offer Notice, each existing Lender shall either (A) deliver a written notice (a “Declination Notice”) to the Borrower and the Administrative Agent indicating that such Lender declines the offer provide any portion of such Incremental Term Facility or (B) deliver an offer (an “Acceptance Notice”) to the Borrower and the Administrative Agent containing an acceptance to provide such Incremental Term Facility and the amount such Lender is willing to provide. If any existing Lender fails to send the Administrative Agent and the Borrower a Declination Notice or an Acceptance Notice on or prior to the date that is ten (10) Business Days after the delivery of the Offer Notice to the Administrative Agent and the Lenders, such Lender automatically shall be deemed to have delivered a Declination Notice with respect to such Incremental Term Facility;

(C) to the extent multiple existing Lenders deliver Acceptance Notices, the Borrower and the Administrative Agent shall allocate the commitments and loans with respect to such Incremental Term Facility pro rata in accordance with each such Lender’s pro rata share of the existing Term Loans and unfunded Delayed Draw Term Loan Commitments; and

(D) if any existing Lender delivers (or is deemed to deliver) to the Borrower and the Administrative Agent a Declination Notice, then the Borrower shall first offer such declining Lenders pro rata share of the Incremental Term Facility to any existing non-declining Lenders and to the extent the full amount of the requested Incremental Term Facility has not been placed, then the Borrower may offer such Incremental Term Facility to other Persons (with the consent of the Administrative Agent to the extent the consent of the Administrative Agent is required for an assignment of Term Loans or Term Loan Commitments to such Person under Section 9.05) on the same terms offered to the existing Lenders.

(ii) no Lender shall be obligated to provide any Incremental Term Loan Commitment it has not agreed to provide, and the determination to provide such commitments shall be within the sole and absolute discretion of such Lender,

(iii) no Incremental Term Facility or Incremental Term Loan (nor the creation, provision or implementation thereof) shall require the approval of any existing Lender other than in its capacity, if any, as a lender providing all or part of any Incremental Term Loan Commitment or Incremental Term Loan,

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(iv) except as otherwise expressly provided in this Section 2.19, the terms of any Incremental Term Facility (other than any terms which are applicable only after the Maturity Date of any then-existing tranche of Term Loans) must be substantially consistent with those applicable to the Initial Term Loans or as agreed upon among the Borrower and the lender or lenders providing such Incremental Term Facility and reasonably acceptable to the Required Lenders,

(v) the Effective Yield (and the components thereof) applicable to any Incremental Term Facility may be determined by the Borrower and the lender or lenders providing such Incremental Term Facility; provided that the Effective Yield applicable thereto (as determined on the date of initial incurrence thereof) may not be more than 0.50% higher than the Effective Yield applicable to the Initial Term Loans (as determined on such date) unless the Applicable Rate with respect to the Initial Term Loans is adjusted to be equal to such Effective Yield with respect to such Incremental Term Facility, minus, 0.50%,

(vi) the final maturity date with respect to any Incremental Term Loans shall be no earlier than the Latest Maturity Date,

(vii) the Weighted Average Life to Maturity of any Incremental Term Facility shall be no shorter than the remaining Weighted Average Life to Maturity of the then-existing tranche of Term Loans (without giving effect to any prepayments thereof),

(viii) any Incremental Term Facility must rank pari passu with the then existing Term Loans and shall not be guaranteed by any Person that is not a Guarantor or secured by any assets other than Collateral,

(ix) any prepayment (other than any scheduled amortization payment) of Incremental Term Loans shall be made on a pro rata basis with such existing Term Loans, except that the Borrower and the lender or lenders providing the relevant Incremental Term Loans shall be permitted, in their sole discretion, to elect to prepay or receive, as applicable, any such prepayment on a less than pro rata basis (but not on a greater than pro rata basis),

(x) no Event of Default shall be continuing or would be caused by giving effect to such Incremental Term Facility and, after giving effect to the incurrence of such Incremental Term Facility and the funding of the Incremental Term Loans thereunder, the Total Leverage Ratio determined on a Pro Forma Basis for the most recently ended Test Period does not exceed 5.00:1.00.

(xi) the proceeds of any Incremental Term Facility may be used solely for the financing of acquisitions and other Investments permitted by this Agreement (other than investments in Cash and Cash Equivalents) and paying costs and expenses in connection therewith, and

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(xii) on the date of the Borrowing of any Incremental Term Loans that will be of the same Class as any then-existing Class of Term Loans, and notwithstanding anything to the contrary set forth in Section 2.05 or 2.10 above, such Incremental Term Loans shall be added to (and constitute a part of, be of the same Type as and, at the election of the Borrower, have the same Interest Period as) each Borrowing of outstanding Term Loans of such Class on a pro rata basis (based on the relative sizes of such Borrowings), so that each Term Lender providing such Incremental Term Loans will participate proportionately in each then-outstanding Borrowing of Term Loans of such Class; it being acknowledged that the application of this clause (a)(xii) may result in new Incremental Term Loans having Interest Periods (the duration of which may be less than one month) that begin during an Interest Period then applicable to outstanding SOFR Loans of the relevant Class and which end on the last day of such Interest Period.

(b) Incremental Term Loan Commitments may be provided by any existing Term Lender, or by any other Eligible Assignee (other than any Disqualified Institution) (any such other lender being called an “Additional Lender”); provided that the Administrative Agent shall have a right to consent (such consent not to be unreasonably withheld, conditioned or delayed) to the relevant Additional Lender’s provision of Incremental Term Loan Commitments if such consent would be required under Section 9.05(b) for an assignment of Loans to such Additional Lender.

(c) Each Lender or Additional Lender providing a portion of any Incremental Term Loan Commitment shall execute and deliver to the Administrative Agent and the Borrower all such documentation (including the relevant Incremental Facility Amendment) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Term Loan Commitment. On the effective date of such Incremental Term Loan Commitment, each Additional Lender shall become a Term Lender for all purposes in connection with this Agreement.

(d) As conditions precedent to the effectiveness of any Incremental Term Facility or the making of any Incremental Term Loans, (i) upon its request, the Administrative Agent shall be entitled to receive customary written opinions of counsel, as well as such reaffirmation agreements, supplements or amendments as it shall reasonably require, (ii) the Administrative Agent shall be entitled to receive, from each Additional Lender, an administrative questionnaire, in the form provided to such Additional Lender by the Administrative Agent (the “Administrative Questionnaire”) and such other customary documents as it shall reasonably require from such Additional Lender, (iii) the Administrative Agent and Lenders shall be entitled to receive all fees (if any) required to be paid in respect of such Incremental Term Facility or Incremental Term Loans and (iv) the Administrative Agent shall be entitled to receive a certificate of each Loan Party signed by a Responsible Officer thereof:

(A) certifying and attaching a copy of the resolutions adopted by the governing body of such Loan Party approving or consenting to such Incremental Term Facility or Incremental Term Loans and such Loan Party’s current Organizational Documents (or a certification that such Organizational Documents have not changed), and

(B) with respect to the Borrower, to the extent applicable, certifying that the condition set forth in clause (a)(x) above has been satisfied.

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(e) Notwithstanding anything to the contrary in this Section 2.19 or in any other provision of any Loan Document, the Term Lenders providing Incremental Term Loans that will be of the same Class as any then-existing Class of Term Loans shall be permitted to waive the first scheduled amortization payment applicable to such Incremental Term Loans and the scheduled amortization payments applicable to such Class of Term Loans may be modified to reflect the waiver of such payment.

(f) The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Incremental Facility Amendment or any amendment to any other Loan Document as may be necessary in order to establish new Classes or sub-Classes in respect of Loans or commitments pursuant to this Section 2.19 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section 2.19.

(g) Notwithstanding anything to the contrary in this Section 2.19 or in any other provision of any Loan Document, if the proceeds of any Incremental Term Facility are intended to be applied to finance a Limited Condition Transaction, the timing of satisfaction or waiver of any such conditions (as between being satisfied or waived upon execution of an amendment evidencing such Incremental Term Facility or upon the making of any Incremental Term Loans thereunder), shall be as agreed to among the Borrower and the lenders in respect of such Incremental Term Facility but without in any way limiting the other applicable conditions to Incremental Term Facilities specified in this Section 2.19; provided that no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) is then continuing or would result after giving effect to such Incremental Term Facility and such Limited Condition Transaction must close with 90 days after the satisfaction or waiver of the applicable conditions.

(h) Notwithstanding anything to the contrary in this Section 2.19 or in any other provision of any Loan Document, the Borrower shall not be required to bring down any representations and warranties in connection with any Incremental Term Facility (other than such representations and warranties required by the Lenders providing such Incremental Term Facility and the representations and warranties set forth in Section 3.12 as of the applicable date of funding of such Incremental Term Facility and after giving effect to such Incremental Term Facility).

(i) This Section 2.19 shall supersede any provision in Section 2.15 or 9.02 to the contrary.

Section 2.20 Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.20(a) will occur prior to the applicable Benchmark Transition Start Date.

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(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.20(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.20, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.20.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

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Section 2.21 Tax Treatment. The Borrower, Lenders and Administrative Agent each agree (a) that the Loans shall be treated as debt for U.S. federal income tax purposes, (b) that the Term Loan is not governed by the rules set out in Treasury Regulations Section 1.1275-4 and (c) to adhere to this Agreement for U.S. federal income tax purposes and not to take any action or file any tax return, report or declaration inconsistent herewith, except to the extent otherwise required by a final determination within the meaning of Section 1313 of the Code. The inclusion of this Section 2.21 is not an admission by any Lender that it is subject to U.S. taxation.

Article 3.    REPRESENTATIONS AND WARRANTIES

On the Closing Date, on the date of any Credit Extension following the Closing Date and on any other date following the Closing Date required pursuant to the terms of this Agreement or any other Loan Document and the Borrower each hereby represents and warrants to the Lenders that:

Section 3.01 Organization; Powers. The Borrower and each of its Subsidiaries (a) is (i) duly organized and validly existing, (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the Requirements of Law of its jurisdiction of organization, and (iii) duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, and (b) has all requisite organizational power and authority to own its assets and to carry on its business as now conducted; except, in each case referred to in this Section 3.01 (other than clauses (a)(i), (a)(ii) (solely with respect to the Borrower) and (b)) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability. The execution, delivery and performance of each Loan Document are within each applicable Loan Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of such Loan Party. Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to the Legal Reservations.

Section 3.03 Governmental Approvals; No Conflicts. The execution and delivery of each Loan Document by each Loan Party party thereto and the performance by such Loan Party thereof (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) in connection with the Perfection Requirements, (b) will not violate any (i) of such Loan Party’s Organizational Documents or (ii) Requirement of Law applicable to such Loan Party in any material respect, and (c) will not violate or result in a default under any material Contractual Obligation (including, without limitation, with respect to Scheduled Debt, the Closing Date Sale Leaseback, and the Spanish Scoopers Acquisition Agreement the Services Agreement and the Return to Service Arrangements) to which such Loan Party is a party or is otherwise bound which violation, in the case of this clause (c), would reasonably be expected to result in a Material Adverse Effect.

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Section 3.04 Financial Condition; No Material Adverse Effect.

(a) (i) The financial statements of the Borrower and its Subsidiaries provided pursuant to Section 4.01(c) and after the Closing Date, the financial statements most recently provided pursuant to Section 5.01(a) or 5.01(b), as applicable, present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower on a consolidated basis with its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject, in the case of financial statements provided pursuant to clause (b) of the definition of “Closing Date Financial Statements” and Section 5.01(a), to the absence of footnotes and normal year-end adjustments.

(b) Since December 31, 2024, there has been no Material Adverse Effect.

Section 3.05 Properties.

(a) As of the Closing Date, Schedule 3.05(a) sets forth the address of each Real Estate Asset (or each set of such assets that collectively comprise one operating property) that is owned in fee simple by any Loan Party.

(b) The Borrower and each of its Subsidiaries have good and valid fee simple title to or rights to purchase, or valid leasehold interests in, or easements or other limited property interests in, all of their respective Real Estate Assets and have good title to their personal property and assets, in each case, except (i) for defects in title that do not materially interfere with their ability to conduct their business as currently conducted or to utilize such properties and assets for their intended purposes or (ii) where the failure to have such title or interests would not reasonably be expected to have a Material Adverse Effect.

(c) The Borrower and each of its Subsidiaries own or otherwise have a license or right to use all rights in Patents, Trademarks, Copyrights and other rights in works of authorship (including all Copyrights embodied in software) and all other similar intellectual property rights (“IP Rights”) used to conduct their respective businesses as presently conducted without, to the knowledge of the Borrower, any infringement or misappropriation of the IP Rights of third parties, except to the extent the failure to own or have a license or right to use would not, or where such infringement or misappropriation would not, have, individually or in the aggregate, a Material Adverse Effect.

(d) All Specified Aircraft which are reflected on the records maintained by the FAA Registry as being owned or leased by the Borrower or any Subsidiary as of the date hereof or upon acquisition of the same are or will be duly registered in the legal name of the Borrower or such Subsidiary, as applicable, with the FAA Registry as the registered owner thereof. The Borrower or such Subsidiary, as applicable, has good and valid title or leasehold interest to all such Specified Aircraft registered with the FAA Registry, and where title or leasehold interest to such Specified Aircraft was received after March 1, 2006, if such interest was covered by the Cape Town Convention at the time it was created, has been registered on the Cape Town International Registry.

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Section 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) no Environmental Claims are pending or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of its Subsidiaries and (ii) none of the Borrower nor any of its Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any Governmental Authorization required under any Environmental Law.

(c) Neither of the Borrower nor any of its Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at or from any currently or formerly operated real estate or facility relating to its business in a manner that would reasonably be expected to have a Material Adverse Effect.

Section 3.07 Compliance with Laws. The Borrower and each of its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, including, without limitation, any Airworthiness Certificate(s) except, in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; it being understood and agreed that this Section 3.07 shall not apply to the Requirements of Law covered by Section 3.17 below.

Section 3.08 Investment Company Status. No Loan Party is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

Section 3.09 Taxes. The Borrower and each of its Subsidiaries has timely filed or caused to be filed all federal, state and other material Tax returns and reports required to have been filed and has paid or caused to be paid all federal, state and other material Taxes required to have been paid by it that are due and payable, except Taxes (or any requirement to file Tax returns with respect thereto) that are being contested in good faith by appropriate proceedings or for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.

Section 3.10 ERISA.

(a) Each Pension Plan is in compliance in form and operation with its terms and with ERISA and the Code and all other applicable Requirements of Law, except where any failure to comply would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) There are no pending or, to the best knowledge of the Borrower, any Subsidiary or any ERISA Affiliate, threatened in writing claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan that could reasonably be expected to result in a Material Adverse Effect.

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(c) Except as individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect: (i) no ERISA Event has occurred and is continuing or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; and (iii) neither the Borrower, any Subsidiary nor any ERISA Affiliate has engaged in a transaction that is subject to Sections 4069 or 4212(c) of ERISA.

Section 3.11 Disclosure.

(a) As of the Closing Date, and with respect to information relating to the Borrower and its Subsidiaries, to the knowledge of the Borrower, all written information (other than the Projections, other forward-looking information or projected information and information of a general economic or industry-specific nature) concerning the Borrower and its Subsidiaries that was prepared by or on behalf of the Borrower or any of their respective representatives and made available to any Initial Lender or the Administrative Agent in connection with the Transactions on or before the Closing Date (the “Information”), when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time).

(b) The Projections have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time furnished (it being recognized that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Borrower’s control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material).

Section 3.12 Solvency. As of the Closing Date, immediately after giving effect to the Transactions to occur on the Closing Date and the incurrence of Indebtedness and obligations on the Closing Date in connection with this Agreement and the Transactions, (i) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, on a consolidated basis, does not exceed the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis; (ii) the capital of the Borrower and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to the business of the Borrower and its Subsidiaries, on a consolidated basis, contemplated as of the Closing Date; (iii) the present fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the liabilities of the Borrower and its Subsidiaries, on a consolidated basis, as they become absolute and matured; and (iv) the Borrower and its Subsidiaries, on a consolidated basis, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 3.13 Capitalization and Subsidiaries. Schedule 3.13 sets forth, in each case as of the Closing Date after giving effect to the Transactions to occur on the Closing Date, (a) a correct and complete list of the name of each Subsidiary of the Borrower and the ownership interest therein held by the Borrower or its applicable Subsidiary, and (b) the type of entity of the Borrower and each of its Subsidiaries.

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Section 3.14 Security Interest in Collateral. Subject to the terms of the last paragraph of Section 4.01, the Legal Reservations, the Perfection Requirements and the provisions of this Agreement and the other relevant Loan Documents, the Collateral Documents create legal, valid and enforceable Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, and upon the satisfaction of the Perfection Requirements, such Liens constitute perfected Liens (with the priority that such Liens are expressed to have under the relevant Collateral Documents) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents) securing the Secured Obligations, in each case as and to the extent set forth therein.

Section 3.15 Labor Disputes. Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened in writing and (b) the hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirements of Law dealing with such matters.

Section 3.16 Federal Reserve Regulations. No part of the proceeds of any Loan will be used for any purpose that results in a violation of the provisions of Regulation T, U or X.

Section 3.17 OFAC; PATRIOT ACT and FCPA.

(a) (i) None of the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of any of the foregoing is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and (ii) the Borrower will not directly or, to the knowledge of the Borrower, indirectly, use the proceeds of the Loans or otherwise make available such proceeds to any Person for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC, except to the extent licensed or otherwise approved by OFAC.

(b) To the extent applicable, each Loan Party and its Subsidiaries is in compliance, in all material respects, with, and maintains policies and procedures that, in the good faith determination of the Borrower, are designed to promote compliance with, the (i) Trading with the Enemy Act and each of the foreign assets control regulations of the U.S. Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto and (ii) the USA PATRIOT Act.

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(c) (i) Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of the Borrower or any Subsidiary, has taken any action, directly or indirectly, that would result in a material violation by any such Person of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), including making any offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in each case in contravention of the FCPA and any applicable anti-corruption Requirement of Law of any Governmental Authority, (ii) no part of the proceeds of any Loan will be used, directly or, to the knowledge of the Borrower, indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to improperly obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA, and (iii) each Loan Party and its Subsidiaries maintains policies and procedures that, in the good faith determination of the Borrower, are designed to promote compliance with the FCPA and any applicable anti-corruption Requirement of Law of any Governmental Authority.

The representations and warranties set forth in Section 3.17 above made by or on behalf of any Foreign Subsidiary are subject to and limited by any Requirement of Law applicable to such Foreign Subsidiary; it being understood and agreed that to the extent that any Foreign Subsidiary is unable to make any representation or warranty set forth in Section 3.17 as a result of the application of this sentence, such Foreign Subsidiary shall be deemed to have represented and warranted that it is in compliance in all material respects with any equivalent Requirement of Law relating to anti-terrorism, anti-corruption or anti-money laundering that is applicable to such Foreign Subsidiary in its relevant local jurisdiction of organization.

Section 3.18 Aviation Matters.

(a) Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, the Borrower and each of its Subsidiaries (a) has obtained all approvals required from each Aviation Authority, applicable self-regulatory organization, agency, commission, board, bureau, authority, official, or other instrumentality, used in or related to the conduct or operation of the businesses of the Borrower and each of its Subsidiaries, (b) possesses all intellectual property required to obtain issuance of any necessary customer or other necessary Governmental Authority approvals (including without limitation the FAA Certificates) and (b) has retained all business records as required by all applicable Requirements of Law, including regulations promulgated by the Aviation Authority.

(b) Except as set forth on Schedule 3.18(b) as of the Closing Date, and thereafter except as could not reasonably be expected to have a Material Adverse Effect, all repair station operations by or on behalf of the Borrower and each of its Subsidiaries have been conducted in all material respects in accordance with applicable law and any requirements of any applicable insurance, including the following:

(i) all employees conducting operations have met all appropriate licenses, ratings, and other requirements for the operations conducted;

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(ii) all mechanics and technicians conducting operations for or testing for the production, maintenance or repair of any aircraft, engines, propellers, or parts hold the appropriate certifications and approvals to perform the tasks they are customarily assigned by the applicable Person; and

(iii) to each Loan Party’s knowledge, no mechanic, technician, or other personnel (including supervisory personnel) that is conducting operations for the operation, production or maintenance on any Loan Party’s Aircraft, Engines, Propellers, Spare Parts or Parts, or is conducting operations for the operation, production or maintenance on any aircraft, engine, propeller or part which is being serviced pursuant to the Repair Station Certificate, has been or is subject to an actual or threatened (in writing) enforcement action by any Aviation Authority.

(c) As of the Closing Date, each applicable Loan Party has received an acceptance/acknowledgment, reasonably acceptable to the Administrative Agent, of any necessary “change of control notice” made to the Aviation Authority with respect to each of the FAA Certificates.

(d) Except as set forth in Schedule 3.18(d) and for the filing or registration of any Aircraft and Engine Mortgage contemplated hereby, no consent of or filing with any Aviation Authority, or any other Person, must be obtained or made in connection with the execution, delivery and performance of the Loan Documents and the consummation of the other Transactions.

(e) The Borrower and each of its Subsidiaries has all necessary FAA Certificates, equipment, material agreements, material license agreements and intellectual property rights (or has valid and effective licenses for all of the foregoing) necessary in connection with the use of aircraft in the ordinary course of its business as presently conducted or proposed to be conducted and in accordance in all material respects with all material requirements of Aviation Laws and other applicable laws and regulations. As of the Closing Date, each such FAA Certificate is in full force and effect and is not subject to any proceedings for suspension, restriction, revocation or cancellation thereof. To the best of any Loan Party’s knowledge, as of the Closing Date, there does not exist any basis for the suspension, restriction, revocation or cancellation of any of such FAA Certificates.

(f) Except as disclosed on Schedule 3.18(f) to this Agreement or as otherwise could not reasonably be expected have a Material Adverse Effect, as of the Closing Date, no Loan Party has received any notice or citation for non-compliance with any FAA Certificates or any Aviation Laws in connection with the use of Aircraft in the ordinary course of its business as presently conducted or proposed to be conducted. With respect to any matter disclosed on Schedule 3.18(f) to this Agreement, each Loan Party is taking timely and appropriate action to implement all recommendations for the correction of any deficiencies in its operations or inspection, quality control or record-keeping procedures, which were made by the FAA following an inspection, review, investigation or audit of such operations or inspection, quality control or record-keeping procedures.

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(g) As of the Closing Date, all Specified Aircraft, Specified Engines, Specified Propellers and Spare Parts at the Spare Parts Locations have been duly registered with the FAA Registry pursuant to an Aircraft Registration, and the make, model, registration and serial numbers for each Specified Aircraft existing on the date hereof are set forth on Schedule 1.01(e) to this Agreement. Subject to Section 5.12, as of the Closing Date, (i) no Aircraft Registration exists as to any Specified Aircraft, Specified Engine, Specified Propeller or Spare Part which is not the subject of an Aircraft Mortgage Recordation, and (ii) no Engine Registration exists as to any Specified Engine which is not the subject of an Aircraft Mortgage Recordation. As of the Closing Date serial numbers for all Specified Engines and Specified Propellers are set forth on Schedule 1.01(e) to this Agreement. As of the Closing Date the Spare Parts Locations are set forth on Schedule 1.01(e) to this Agreement.

(h) Except as set forth on Schedule 3.18(h), no Loan Party or any of its Subsidiaries is (i) a Certificated Air Carrier under Section 44705 of Title 49, or (ii) holding or maintaining Spare Parts by or on behalf of a Certificated Air Carrier under a specific agreement with such carrier to provide Spare Parts.

(i) Except as could not be reasonably expected to have a Material Adverse Effect, all document records relating to or required to be maintained with respect to any Aircraft, Engines, Propellers, or Spare Parts, including without limitation all airframe, helicopter, engine, and accessory logbooks, historical records, flight records, Type Certificates, supplemental Type Certificates, FAA forms and approvals, technical data, manuals, weight and balance manuals, tags, traceability records, task cards, overhaul records, maintenance records, maintenance contracts, computerized maintenance programs, airframe/helicopter and aircraft component warranties (if any), engine warranties (if any), avionics warranties (if any), wiring diagrams, drawings, all issued FAA Forms 337 (if any) and other records pertaining to all Aircraft, Engines, Propellers, Spare Parts or Parts are (i) complete and printed or published in English, (ii) correct in all material respects, and (iii) in the possession of the applicable Person and have been maintained in all material respects in accordance with commercially reasonable standards for the applicable industry and in accordance with applicable Requirements of Law.

Article 4.    CONDITIONS

Section 4.01 Closing Date. The obligations of each Lender to make Loans shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received from each Loan Party party thereto (i) a counterpart signed by such Loan Party (or written evidence satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic method) that such party has signed a counterpart) of (A) this Agreement, (B) the Security Agreement, (C) the Loan Guaranty, (D) each applicable Intellectual Property Security Agreement, (E) each Promissory Note requested by a Lender at least three Business Days prior to the Closing Date, (F) the Intercompany Note and (G) the Fee Letters, and (ii) a Borrowing Request as required by Section 2.03.

(b) Legal Opinions. The Administrative Agent shall have received, on behalf of itself and the Lenders on the Closing Date, a customary written opinion of (i) Venable LLP, in its capacity as counsel for the Loan Parties and (ii) Moulton Bellingham, P.C., in its capacity as special Montana counsel to the Loan Parties.

(c) Closing Date Financial Statements. The Administrative Agent shall have received the Closing Date Financial Statements.

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(d) Secretary’s Certificate and Good Standing Certificate. The Administrative Agent shall have received (i) a certificate on behalf of each Loan Party, dated as of the Closing Date and executed by a secretary, assistant secretary or other Responsible Officer of the Borrower, which shall (A) certify that (x) attached thereto is a true and complete copy of the certificate or articles of incorporation, formation or organization or other comparable organizational document, as applicable, of each Loan Party certified by the relevant authority of its jurisdiction of organization, (y) the certificate or articles of incorporation, formation or organization or other comparable organizational document, as applicable, of such Loan Party attached thereto have not been amended (except as attached thereto) since the date reflected thereon and (z) attached thereto is a true and correct copy of the by-laws or operating, management, partnership or similar agreement of such Loan Party, together with all amendments thereto as of the Closing Date, (B) certify that attached thereto is a true and complete copy of resolutions or written consents of its shareholders or Board of Directors or other governing body, as the case may be, authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and that such resolutions or written consents have not been modified, rescinded or amended and are in full force and effect without amendment, modification or rescission, and (C) identify by name and title and bear the signatures of the officers, managers, directors or authorized signatories of such Loan Party who have executed the Loan Documents to which such Loan Party is a party on the Closing Date and (ii) a good standing (or equivalent) certificate as of a recent date for each Loan Party from the relevant authority of its jurisdiction of organization (to the extent such concepts are applicable).

(e) Representations and Warranties. The representations and warranties in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date; provided that (A) in the case of any representation or warranty which expressly relates to a given date or period, such representation or warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be and (B) if any representation and warranty is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, such representation or warranty, as applicable, shall be true and correct in all respects.

(f) Fees. All (i) fees required to be paid by the Borrower on the Closing Date pursuant to the Fee Letters and (ii) expenses required to be paid by the Borrower for which invoices have been presented at least one Business Day prior to the Closing Date or such later date to which the Borrower may agree, shall, in each case on or before the Closing Date, have been paid (which amounts may be offset against the proceeds of the Loans).

(g) Payment of Outstanding Indebtedness. The Administrative Agent shall have received evidence that immediately after the making of the Loans on the Closing Date, all Indebtedness under the Existing Debt Agreements, together with all interest, all payment premiums and all other amounts due and payable with respect thereto, shall be paid in full from the proceeds of the initial Term Loans, and the commitments in respect of such Indebtedness shall be permanently terminated, and provision for release of all Liens securing payment of any such Indebtedness shall have been made and the Administrative Agent shall have received all payoff and release letters, Uniform Commercial Code Form UCC-3 termination statements or other instruments or agreements as may be required by the Administrative Agent in connection with the release of any such Liens (collectively, the “Refinancing”).

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(h) Closing Certificate. The Administrative Agent shall have received a customary Closing Certificate, dated as of the Closing Date and signed by a Responsible Officer of the Borrower on behalf of each Loan Party, confirming compliance with the conditions precedent set forth in Sections 4.01(e), (o) and (p).

(i) Solvency. The Administrative Agent shall have received a certificate in substantially the form of Exhibit M from the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower dated as of the Closing Date and certifying as to the matters set forth therein.

(j) Perfection Certificate. The Administrative Agent shall have received a completed Perfection Certificate dated as of the Closing Date and signed by a Responsible Officer of the Borrower on behalf of each Loan Party, together with all attachments contemplated thereby.

(k) Pledged Stock and Pledged Notes. Subject to the final paragraph of this Section 4.01, the Administrative Agent shall have received (i) the certificates representing the Capital Stock required to be pledged pursuant to the Security Agreement, together with an undated stock power or similar instrument of transfer for each such certificate endorsed in blank by a duly authorized officer of the pledgor thereof, and (ii) each Material Debt Instrument (if any) endorsed (without recourse) in blank (or accompanied by an transfer form endorsed in blank) by the pledgor thereof.

(l) Filings Registrations and Recordings. Subject to the last paragraph of this Section 4.01, each document (including any UCC (or similar) financing statement) required by any Collateral Document or under applicable Requirements of Law to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral required to be delivered pursuant to such Collateral Document, shall be in proper form for filing, registration or recordation.

(m) Reserved.

(n) USA PATRIOT Act. No later than three Business Days in advance of the Closing Date, the Administrative Agent shall have received a duly executed W-9 (or other applicable tax form) from each Loan Party and all documentation and other information reasonably requested with respect to any Loan Party in writing at least five Business Days in advance of the Closing Date, which documentation or other information is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and a certification regarding beneficial ownership as required by 31 C.F.R. § 1010.230.

(o) Total Leverage Ratio. After giving pro forma effect to the Transactions on the Closing Date, the Total Leverage Ratio determined on a Pro Forma Basis for the most recently ended Test Period shall not exceed 5.00:1.00.

(p) Closing Date Sale Leaseback. The Borrower shall have (i) delivered to the Administrative Agent the Closing Date Sale Leaseback Agreements which shall be in form and substance reasonably satisfactory to the Administrative Agent and (ii) consummated the Closing Date Sale Leaseback and received Net Proceeds thereof of at least $35,000,000.

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(q) Spanish Scoopers Acquisition. The Borrower shall have delivered to the Administrative Agent the draft Spanish Scoopers Acquisition Agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

(r) Closing Date Escrow Account. The Closing Date Escrow Agreement shall have been duly executed and delivered by the parties thereto and the Closing Date Escrow Account shall have been established and funded with net cash proceeds of the Initial Term Loans, the Closing Date Sale Leaseback and/or cash from the Borrower’s balance sheet of at least $50,000,000 to be held in escrow until applied in accordance with the terms hereof (x) to the consummation of the Spanish Scoopers Acquisition (and Transaction Costs related to the Spanish Scoopers Acquisition) upon the consummation thereof or (y) to the repayment of the Initial Term Loans in accordance with Section 2.08(b)(vii).

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Closing Date, by funding the Loans hereunder, the Administrative Agent and each Lender shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be.

Notwithstanding the foregoing, to the extent that any Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than (a) the creation and perfection of a Lien on Collateral that is of the type where a Lien on such Collateral may be perfected solely by the filing of a financing statement under the UCC, (b) a pledge of the Capital Stock of each Guarantor with respect to which Capital Stock a Lien may be perfected on the Closing Date by the delivery of a stock or equivalent certificate (together with a stock power or similar instrument of transfer endorsed in blank for the relevant certificate) (other than with respect to any certificate that has not been made available to the Borrower on or prior to the Closing Date, which may be delivered within five Business Days following the Closing Date), and (c) the creation and perfection of a Lien on intellectual property assets for which a security interest can be perfected by filing, on the Closing Date, an Intellectual Property Security Agreement with the U.S. Patent and Trademark Office or U.S. Copyright Office), in each case after the Borrower’s use of commercially reasonable efforts to do so without undue burden or expense, then the provision or perfection of such Lien shall not constitute a condition precedent to the availability or initial funding of the Credit Facilities on the Closing Date, but may, if required, instead be delivered or perfected in accordance with Section 5.12 hereof.

Section 4.02 Each Credit Extension. After the Closing Date, the obligation of each Revolving Lender to make any Credit Extension or a Delayed Draw Term Lender to make a Delayed Draw Term Loan is subject to the satisfaction of the following conditions:

(a) The Administrative Agent shall have received a Borrowing Request as required by Section 2.03.

(b) The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of any such Credit Extension with the same effect as though such representations and warranties had been made on and as of the date of such Credit Extension; provided that to the extent that any representation and warranty specifically refers to an earlier date, it shall be true and correct in all material respects as of such earlier date; provided, further, that representations and warranties that are qualified by “material”, “material adverse effect” or a similar term shall be true and correct in all respects.

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(c) At the time of and immediately after giving effect to the making of the applicable Credit Extension, no Event of Default or Default shall have occurred and be continuing.

(d) In the case of a Delayed Draw Term Loan, immediately after giving effect to the incurrence of such Delayed Draw Term Loan, and any Permitted Acquisition or other Investment consummated in connection therewith, (i) the Total Leverage Ratio, on a Pro Forma Basis as of the last day of the most recently ended Test Period shall not exceed 5.00:1.00; provided, that for the purposes of this clause (d), net cash proceeds of such Delayed Draw Term Loans that are incurred at such time shall not be netted for purposes of such calculation of the Total Leverage Ratio and (ii) the Borrower shall be in compliance with the Financial Covenants on a Pro Forma Basis and the Borrower shall have delivered to the Administrative Agent a certificate signed by a Responsible Officer of the Borrower on behalf of each Loan Party, confirming compliance (and including reasonably detailed calculations) with the conditions precedent set forth in this clause paragraph (d) and paragraph (e) below; and

(e) In the case of a Delayed Draw Term Loan occurring prior to the occurrence of a Delayed Draw Term Loan Commitment Reduction Event, after giving effect to the incurrence of such Delayed Draw Term Loan, either (x) at least $50,000,000 of Delayed Draw Term Loan Commitments shall remain available to be drawn or (y) the Borrower (or one of the other Loan Parties) shall have already consummated the acquisition, or shall substantially concurrently with the incurrence of such Delayed Draw Term Loan consummate the acquisition, of Scooper 3 and Scooper 4 (each such acquisition, a “Scooper 3 or 4 Purchase”).

Each Credit Extension after the Closing Date shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b), (c) and, in the case of a Credit Extension of Delayed Draw Term Loans, (d) and (e) of this Section.

Article 5.    AFFIRMATIVE COVENANTS

From the Closing Date until the date on which all Commitments have expired or terminated and the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, and all unpaid fees, expenses, reimbursements, indemnities and other amounts payable by any Loan Party to the Administrative Agent, any Lender or any indemnified party under any Loan Document (other than contingent indemnification and expense reimbursement obligations for which no claim or demand has been made) have been paid in full in immediately available funds (such date, the “Termination Date”), the Borrower hereby covenants and agrees with the Lenders that:

Section 5.01 Financial Statements and Other Reports. The Borrower will deliver to the Administrative Agent for delivery to each Lender:

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(a) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, beginning with the Fiscal Quarter ending September 30, 2025, the consolidated balance sheet of the Borrower and its subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income or operations and cash flows of Borrower and its subsidiaries for such fiscal month and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and setting forth, in reasonable detail, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Responsible Officer Certification with respect thereto; provided that the financial statements filed with or furnished to the SEC by the Borrower (and which are available online) shall be deemed to have been provided by the Borrower;

(b) Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each Fiscal Year, beginning with the Fiscal Year ending December 31, 2025, (i) the consolidated balance sheet of the Borrower and its subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income or operations and cash flows of the Borrower and its subsidiaries for such Fiscal Year and, commencing after the completion of the second full Fiscal Year ended after the Closing Date, setting forth, in reasonable detail, in comparative form the corresponding figures for the previous Fiscal Year and (ii) with respect to such consolidated financial statements, a report thereon of an independent certified public accountant of recognized national standing (which report shall be unqualified as to “going concern” and scope of audit (except for any such qualification pertaining to the maturity of any Indebtedness occurring within 12 months of the relevant audit or the actual or anticipated breach of any financial covenant), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its subsidiaries as at the dates indicated and its income and cash flows for the periods indicated in conformity with GAAP); provided that the financial statements filed with or furnished to the SEC by the Borrower (and which are available online) shall be deemed to have been provided by the Borrower;

(c) Compliance Certificate; KPI Report. (1) Except as otherwise specified below, together with each delivery of the Applicable Financial Statements, a duly executed and completed Compliance Certificate (i) certifying that no Default or Event of Default has occurred and is continuing (or if a Default or Event of Default is continuing, describing in reasonable detail such Default or Event of Default and the steps being taken to cure, remedy or waive the same), (ii) solely in the case of financial statements delivered pursuant to Section 5.01(b), setting forth reasonably detailed calculations of Excess Cash Flow of the Borrower and its Subsidiaries for each Fiscal Year beginning with the financial statements for the Fiscal Year ended on or about December 31, 2026, (iii) containing information and calculations reasonably necessary for determining, on a consolidated basis, compliance by the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein, to the extent then applicable, (iv) a description of any new Subsidiary and any change in the name or jurisdiction of organization of any Loan Party since the date of the most recent list delivered (or in the case of the first such list so delivered, since the Closing Date), and (v) any newly filed or acquired registrations of or applications for registrations of any Patents, Trademarks or Copyrights constituting Collateral with the United States Patent and Trademark Office or the United States Copyright Office by any Loan Party (other than any registration that issues with respect to an application that was identified on a list previously delivered pursuant to this Section 5.01(c)(v) or is then subject to an Intellectual Property Security Agreement (or supplement thereto)) since the date of the most recent list delivered (or in the case of the first such list so delivered, since the Closing Date) and (2) concurrently with the delivery of each of the Applicable Financial Statements, a KPI Report;

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(d) Notice of Default and other Events. Promptly (and in any event within three Business Days) upon any Responsible Officer of the Borrower obtaining knowledge of (i) any Default or Event of Default, (ii) the occurrence of an ERISA Event which could reasonably be expected to result in a Material Adverse Effect or (iii) the filing or commencement of, or any threat in writing or written notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority against the Borrower or any of its Subsidiaries that has a reasonable likelihood of adverse determination and such determination would reasonably be expected to result in a Material Adverse Effect, (iv) the occurrence of any event constituting a Delayed Draw Term Loan Commitment Reduction Event, (v) any material amendment, modification, waiver, extension breach or termination by any party thereto of (A) the Spanish Scoopers Acquisition Agreement or (B) any Return to Service Arrangement or (vi) the occurrence of any event that has caused or evidences or would reasonably be expected to cause a Material Adverse Effect, a reasonably-detailed notice specifying the nature and period of existence of such condition, event or change and what action the Borrower has taken, is taking and proposes to take with respect thereto;

(e) Budget. As soon as available and in any event no later than 60 days after the beginning of each Fiscal Year commencing after the Closing Date, a consolidated budget of the Borrower and its Subsidiaries consisting of monthly operating budgets;

(f) Information Regarding Collateral. Prior written notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s type of organization, (iii) in any Loan Party’s jurisdiction of organization or (iv) in any Loan Party’s organizational identification number, in each case to the extent such information is necessary to enable the Administrative Agent to perfect or maintain the perfection and priority of its security interest in the Collateral of the relevant Loan Party.

(g) Lender Calls. Quarterly, at a time mutually agreed with the Administrative Agent and the Required Lenders, participate in a conference call with Lenders to discuss the financial condition and results of operations of the Borrower and its Subsidiaries for the most recently-ended period for which financial statements have been delivered.

(h) Other Information. Such other certificates, readily available reports and information (financial or otherwise, including on no greater than an annual basis, information pertaining to ESG and sustainability metrics) as the Administrative Agent, or the Administrative Agent on behalf of the Lenders, may reasonably request from time to time regarding the business, operations and financial condition of the Borrower and its Subsidiaries and compliance with the terms hereof; provided, however, that none of the Borrower nor any Subsidiary shall be required to disclose or provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower or any of its Subsidiaries or any of their respective customers or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by applicable Requirements of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which the Borrower or any Subsidiary owes confidentiality obligations to any third party.

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Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which such documents are delivered by the Borrower to the Administrative Agent for posting on behalf of the Borrower on IntraLinks/SyndTrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (ii) on which such documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent). Notwithstanding the foregoing, the obligations in paragraphs (a), (b), (d) and (h) of this Section 5.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing the Borrower’s Form 10-K. 10-Q, or 8-K, as applicable, filed with the SEC.

Section 5.02 Existence. Except as otherwise permitted under Section 6.06, the Borrower will, and the Borrower will cause each other Loan Party to, at all times preserve and keep in full force and effect its existence and all rights, franchises, licenses and permits material to its business except, other than with respect to the preservation of the existence of the Loan Parties, to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided that neither the Borrower nor any of the Borrower’s Subsidiaries shall be required to preserve any such existence (other than with respect to the preservation of existence of the Loan Parties), right, franchise, license or permit if a Responsible Officer of such Person or such Person’s board of directors (or similar governing body) determines that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders.

Section 5.03 Payment of Taxes. The Borrower will, and the Borrower will cause each of its Subsidiaries to, file all federal, state and other material Tax returns and pay all federal, state and other material Taxes imposed upon it or any of its properties or assets or in respect of any of its income or businesses or franchises before any penalty or fine accrues thereon; provided, however, that no such Tax need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserves or other appropriate provisions, as are required in conformity with GAAP, have been made therefor.

Section 5.04 Maintenance of Properties. The Borrower will, and will cause each other Loan Party to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all property reasonably necessary to the normal conduct of business of the Borrower and each other Loan Party and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof except as expressly permitted by this Agreement or where the failure to maintain such properties or make such repairs, renewals or replacements could not reasonably be expected to have a Material Adverse Effect.

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Section 5.05 Insurance. The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such material insurance coverage with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses in the same geographic regions, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons, including flood insurance with respect to each Flood Hazard Property, in each case in compliance with the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973 (where applicable). Each such policy of insurance (other than, for the avoidance of doubt, representation and warranties insurance policies) shall, as and when required under the terms hereof, to the extent available from the relevant insurance carrier, (i) in the case of liability insurance policies (other than employee benefits, D&O and similar policies) name the Administrative Agent on behalf of the Lenders as an additional insured thereunder as its interests may appear, (ii) in the case of casualty insurance policies with respect to the Collateral (excluding business interruption and similar insurance policies), contain a lender loss payable clause or endorsement that names the Administrative Agent, on behalf of the Lenders as the lender loss payee thereunder with respect to the Collateral, and (iii) to the extent available, provide for at least 30 days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy (or 10 days’ prior written notice in the case of the failure to pay any premiums thereunder).

Section 5.06 Inspections. The Borrower will, and will cause each other Loan Party to, in each case, permit any authorized representative designated by the Administrative Agent (and during the continuance of an Event of Default, permit any authorized representative designated by any Lender) to visit and inspect any of the properties of the Borrower and any other Loan Party to inspect and copy its and their respective financial and accounting records and other information relating to the Collateral, and to discuss its and their respective affairs, finances and accounts with its and their Responsible Officers and independent public accountants (provided that representatives of the Borrower (or any other Loan Party) may, if the Borrower so chooses, be present at or participate in any such discussions), all upon reasonable notice and at reasonable times during normal business hours selected by the Borrower; provided that (a) in the absence of the existence and continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 5.06 and (b) except as expressly set forth in the immediately succeeding proviso below with respect to inspections during the continuance of an Event of Default, the Administrative Agent shall not exercise such rights more often than one time during any calendar year; provided, further, that when an Event of Default is continuing, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at any time during normal business hours and upon reasonable advance notice without limitation; provided, further that notwithstanding anything to the contrary herein, neither the Borrower nor any Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or discuss any document, information, or other matter (A) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower and its Subsidiaries or any of its customers or suppliers, (B) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable Requirements of Law, (C) that is subject to attorney-client or similar privilege or constitutes attorney work product or (D) in respect of which the Borrower or any Subsidiary owes confidentiality obligations to any third party (to the extent not created in contemplation of such Person’s obligations in this Section 5.06). Notwithstanding the foregoing, no more than one such inspection shall be at the Borrower’s expense during any fiscal year unless an Event of Default has occurred and is continuing.

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Section 5.07 Maintenance of Books and Records. The Borrower will, and will cause its Subsidiaries to, maintain proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of the Borrower and its Subsidiaries that are full, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP.

Section 5.08 Compliance with Laws.

(a) The Borrower will comply, and will cause each other Loan Party to comply, with the requirements of all applicable Requirements of Law (including ERISA and Environmental Laws but excluding OFAC (including laws related to Persons subject to any U.S. sanctions administered by OFAC), the USA PATRIOT Act and the FCPA), except to the extent the failure of the Borrower or the relevant other Loan Party to so comply would not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower will comply, and will cause each of its Subsidiaries to comply, with the requirements of OFAC (including laws related to Persons subject to any U.S. sanctions administered by OFAC), the USA PATRIOT Act and the FCPA, in each case, in all material respects.

Section 5.09 Use of Proceeds. The Borrower shall use the proceeds of the Initial Term Loans (a) to consummate the Refinancing and the other Transactions (including the payment of Transaction Costs) occurring on the Closing Date, (b) apply the remainder of the proceeds of the Initial Term Loans (together with proceeds of the Closing Date Sale Leaseback and cash on the balance sheet) in an aggregate amount not to exceed $50,000,000 and not applied pursuant to clause (a) above to the Closing Date Escrow Account, which amount shall be applied solely (x) to the consummation of the Spanish Scoopers Acquisition (and Transaction Costs related to the Spanish Scoopers Acquisition) upon the consummation thereof or (y) to the repayment of the Initial Term Loans in accordance with Section 2.08(b)(vii). The Borrower shall use the proceeds of the Delayed Draw Term Loans solely (a) to consummate Permitted Acquisitions of Aircraft or Permitted Investments of Loan Parties (or Persons that will become Loan Parties promptly after the acquisition thereof) and pay fees and expenses in connection therewith and (b) to replenish cash on the balance sheet used to purchase a King Air 350 N336RK – Serial number FL-71 Aircraft, and a King Air 350 N512ME-Serial number FL-61 Aircraft, in the case of this clause (b), in an aggregate amount not to exceed $7,000,000. The Borrower shall use the proceeds of the Revolving Loans at its election to finance the working capital needs and other general corporate purposes of the Borrower and its Subsidiaries. The Borrower shall use the proceeds of the Incremental Term Loans solely to finance all or any portion of an acquisition of Aircraft by the Loan Parties or other Investment not prohibited hereunder and pay fees and expenses related thereto.

Section 5.10 Covenant to Guarantee Obligations and Give Security.

(a) Upon (i) the formation or acquisition after the Closing Date of any Subsidiary that is a Domestic Subsidiary (or Foreign Subsidiary that owns Aircraft) or (ii) any Subsidiary that was previously an Excluded Subsidiary ceasing to be an Excluded Subsidiary, on or before the date that is 60 days after the relevant formation, acquisition, designation or cessation occurred (or (i) such longer period (not to exceed 120 days) as the Administrative Agent may agree in its sole discretion or (ii) such longer period (to the extent greater than 120 days) as the Required Lenders may agree), the Borrower shall (A) cause such Subsidiary (other than any Excluded Subsidiary) to comply with the requirements set forth in clause (a) of the definition of “Collateral and Guarantee Requirement” and (B) upon the reasonable request of the Administrative Agent, cause the relevant Subsidiary to deliver to the Administrative Agent a customary opinion of counsel for such Subsidiary, addressed to the Administrative Agent and the Lenders and a certificate of such Subsidiary signed by a Responsible Officer thereof certifying and attaching a copy of the resolutions adopted by the governing body of such Subsidiary consenting or approving the entry into the Loan Documents to which it shall be a party and performance of its obligations thereunder and copies of such Subsidiary’s Organizational Documents.

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(b) Within 90 days (or (i) such longer period (not to exceed 180 days) as the Administrative Agent may agree in its sole discretion or (ii) such longer period (to the extent greater than 180 days) as the Required Lenders may agree) (1) after the Closing Date, in the case of Material Real Estate Assets (other than any Excluded Asset) owned by Loan Parties on the Closing Date or (2) after the acquisition by any Loan Party of any Material Real Estate Asset (other than any Excluded Asset), in the case of such Material Real Estate Assets acquired after the Closing Date, the Borrower shall cause such Loan Party to comply with the requirements set forth in clause (b) of the definition of “Collateral and Guarantee Requirement” with respect to the relevant Material Real Estate Asset; it being understood and agreed that, with respect to any Material Real Estate Asset owned by any Subsidiary at the time such Subsidiary is required to become a Loan Party under Section 5.10(a) above, such Material Real Estate Asset shall be deemed to have been acquired by such Subsidiary on the first day on which it becomes a Loan Party under Section 5.10(a).

(c) Within thirty (30) days (or (i) such longer period (not to exceed 90 days) as the Administrative Agent may agree in its sole discretion or (ii) such longer period (to the extent greater than 90 days) as the Required Lenders may agree) (1) after the Closing Date, in the case of Specified Aircraft, Specified Engines, Specified Propellers and Spare Parts owned by Loan Parties on the Closing Date or (2) after the manufacture or acquisition by any Loan Party of any Specified Aircraft, Specified Engine, Specified Propeller, or Spare Part after the Closing Date, the Borrower shall cause such Loan Party to comply with the requirements set forth in clause (c) of the definition of “Collateral and Guarantee Requirement” with respect to the relevant Specified Aircraft Specified Engine, Specified Propeller, or Spare Part, as applicable; it being understood and agreed that, with respect to any Specified Aircraft, Specified Engine, Specified Propeller or Spare Part owned by any Subsidiary at the time such Subsidiary is required to become a Loan Party under Section 5.10(a) above, such Specified Aircraft, Specified Engine, Specified Propeller or Spare Part shall be deemed to have been acquired by such Subsidiary on the first day on which it becomes a Loan Party under Section 5.10(a).

(d) Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood and agreed that:

(i) the Administrative Agent may grant extensions (in consultation with the Required Lenders) of time for the creation and perfection of security interests in, or obtaining of title insurance, legal opinions, surveys or other deliverables with respect to, particular assets or the provision of any Loan Guaranty by any Subsidiary (in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date), and each Lender hereby consents to any such extension of time,

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(ii) any Lien required to be granted from time to time pursuant to the definition of “Collateral and Guarantee Requirement” shall be subject to the exceptions and limitations set forth in the Collateral Documents,

(iii) perfection by control shall not be required with respect to assets requiring perfection through Control Agreements other than with respect to Deposit Accounts that are not Excluded Deposit Accounts,

(iv) no Loan Party shall be required to obtain any landlord waiver, bailee letter, estoppel, warehouseman waiver or other collateral access, lien waiver or similar letter or agreement;

(v) except with respect to a Loan Party that is a Foreign Subsidiary, no Loan Party will be required to (A) take any action outside the U.S. to grant or perfect any security interest in any asset located outside of the U.S., (B) execute any foreign law security agreement, pledge agreement, mortgage, deed or charge or (C) make any foreign intellectual property filing, conduct any foreign intellectual property search or prepare any foreign intellectual property schedule;

(vi) in no event will the Collateral include any Excluded Asset,

(vii) no action shall be required to perfect any Lien with respect to (A) any vehicle or other asset subject to a certificate of title, and any retention of title, extended retention of title rights, or similar rights, (B) any Aircraft (including without limitation any Engines or Parts) other than Specified Aircraft, Specified Engines, Specified Propellers, and Spare Parts, in each case, as described in clause (c) of the definition of “Collateral and Guarantee Requirement”, or (C) Letter-of-Credit Rights, in each case except to the extent that a security interest therein is perfected by filing a Form UCC-1 financing statement (which, for the avoidance of doubt shall be the only required perfection action),

(viii) no Loan Party shall be required to perfect a security interest in any asset to the extent perfection of a security interest in such asset would be prohibited under any applicable Requirement of Law,

(ix) any joinder or supplement to any Loan Guaranty, any Collateral Document or any other Loan Document executed by any Subsidiary that is required to become a Loan Party pursuant to Section 5.10(a) above may, with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), include such schedules (or updates to schedules) as may be necessary to qualify any representation or warranty with respect to such Subsidiary set forth in any Loan Document to the extent necessary to ensure that such representation or warranty is true and correct to the extent required thereby or by the terms of any other Loan Document, and

(x) the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other Tax or expenses relating to such Lien) is excessive in relation to the benefit to the Lenders of the security afforded thereby as reasonably determined by the Borrower, the Administrative Agent and the Required Lenders.

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Section 5.11 Further Assurances. Promptly upon request of the Administrative Agent and subject to the limitations described in Section 5.10:

(a) The Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recordation of financing statements, fixture filings, Mortgages or amendments thereto and other documents, subject to the terms of the Collateral and Guarantee Requirement and the limitations set forth in Section 5.10 above), that may be required under any applicable Requirements of Law and which the Administrative Agent may request to ensure the perfection and priority of the Liens created or intended to be created under the Collateral Documents, all at the expense of the relevant Loan Parties.

(b) The Borrower will, and will cause each other Loan Party to, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts (including notices to third parties), deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to ensure the perfection and priority of the Liens created or intended to be created under the Collateral Documents.

Section 5.12 Post-Closing Obligations. No later than the applicable date set forth on Schedule 5.12 (or (i) such longer period (not to exceed 120 days) as the Administrative Agent may agree in its sole discretion or (ii) such longer period (to the extent greater than 120 days) as the Required Lenders may agree), the items set forth on Schedule 5.12 shall be satisfied.

Section 5.13 Aircraft.

(a) The Borrower and each other Loan Party shall use commercially reasonable efforts to assure and monitor their and their subcontractors’, suppliers’, and vendors’ continued compliance in all material respects with all Aviation Laws and all FAA Certificates in all aspects of operating any Aircraft, which system shall include periodic reviews of such compliance by employees who are familiar with the requirements of the Aviation Laws and all FAA Certificates. At the reasonable request of the Administrative Agent (acting at the instruction of the Required Lenders), the Borrower shall furnish copies of all manuals, compliance surveys and results of investigations conducted by the FAA or material notices received by the Borrower or any of its Subsidiaries from the FAA. The Borrower shall promptly notify the Administrative Agent of, and shall take prompt and appropriate action to respond to, any material non-compliance with any of the Aviation Laws or the FAA Certificates, including without limitation the revocation, suspension or surrender of any of the FAA Certificates.

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(b) If the Borrower or any of its Subsidiaries holds an FAA Certificate where such FAA Certificate requires the certificate holder to be a Citizen of the United States, such Person shall qualify as a Citizen of the United States.

Section 5.14 Board Observation Right. So long as Bain or any of its Affiliates or Approved Funds is the Administrative Agent or a Lender, the Borrower shall (a) provide two (2) representatives designated by Bain (the “Board Observers”) non-voting observation rights to attend all meetings of the Board of Directors (excluding meetings of sub-committees and executive sessions, in each case, held consistent with past practice) of the Borrower (and the Borrower shall provide Bain reasonable advance notice in writing of the time and location of each such meeting) with reasonable and out-of-pocket documented expenses for such attendance to be paid by the Borrower and (b) deliver to Bain all materials provided to the Board of Directors of the Borrower promptly (and in any event within one day) after such materials are provided to the Board of the Borrower; subject to the terms and provisions of the Board Observer Agreement. Notwithstanding the foregoing, in no event will the Board Observers be entitled to be present at, or participate in, any Board of Directors meeting or portion of any Board of Directors meeting (or receive any related materials) to the extent reasonably necessary, as determined in good faith by the Board of Directors of the Borrower (or any duly authorized committee thereof) after consultation with counsel, to (i) preserve attorney-client privilege, work product protection or other privilege or protection or (ii) avoid a breach of confidentiality obligations to third parties; provided, however to the extent possible without violating any such confidentiality obligation or adversely affecting any such attorney-client or other privilege, Bain shall be informed that such information is being withheld and the Borrower shall use its commercially reasonable efforts to provide such information in a manner and grant the Board Observers observation rights in the portion of the applicable Board of Directors meeting, as applicable, that does not cause such violation or adverse effect).

Article 6.    NEGATIVE COVENANTS

From the Closing Date and until the Termination Date, the Borrower covenants and agree with the Lenders that:

Section 6.01 Indebtedness. The Borrower shall not, nor shall it permit any of its Subsidiaries to, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

(a) the Secured Obligations (including any Incremental Term Loans);

(b) Indebtedness of the Borrower to any Subsidiary or of any Subsidiary to the Borrower or any other Subsidiary; provided that in the case of any Indebtedness of any Subsidiary that is not a Loan Party owing to any Loan Party, solely to the extent the related Investment shall be a Permitted Investment or permitted under Section 6.04(a); provided, further, that any Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party must be unsecured and expressly subordinated to the Obligations of such Loan Party on terms that are reasonably acceptable to the Administrative Agent (including pursuant to an Intercompany Note);

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(c) unsecured Indebtedness consisting of earn-outs or seller notes or other seller financing incurred in connection with Investments or asset acquisitions not prohibited by this Agreement, in an aggregate outstanding principal amount not to exceed $5,000,000 at any one time (in the case of an earn-out, calculated based on the amount estimated by the Borrower in good faith to be payable under such earn-out);

(d) Indebtedness arising from any agreement providing for indemnification, adjustment of purchase price or similar obligations (excluding earn-out obligations) incurred in connection with any Disposition permitted hereunder, any acquisition permitted hereunder or consummated prior to the Closing Date or any other purchase of assets or Capital Stock, and Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of the Borrower or any such Subsidiary pursuant to any such agreement;

(e) Indebtedness of the Borrower or any Subsidiary (i) pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, surety, stay, customs, appeal, performance or return of money bonds or other similar obligations incurred in the ordinary course of business and (ii) in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

(f) Indebtedness of the Borrower or any Subsidiary in respect of commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing or otherwise in connection with Cash management and Deposit Accounts, including incentive, supplier finance or similar programs (the foregoing, “Banking Services Obligations”);

(g) (i) Guarantees by the Borrower or any Subsidiary of the obligations of suppliers, customers and licensees in the ordinary course of business (other than Guarantees of Indebtedness for borrowed money), (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services, and (iii) additional Indebtedness in respect of letters of credit; provided that the aggregate undrawn face amount of such letters of credit permitted pursuant to this clause (iii) shall not exceed $15,000,000 (at any one time outstanding and unexpired);

(h) Guarantees by the Borrower or any Subsidiary of Indebtedness or other obligations of the Borrower, any Subsidiary or any joint venture with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 or other obligations not prohibited by this Agreement; provided that in the case of any Guarantee by any Loan Party of the obligations of any non-Loan Party (including any joint venture), the related Investment is a Permitted Investment or is permitted under Section 6.04(a);

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(i) other Indebtedness of the Borrower or any Subsidiary existing, or pursuant to commitments existing, on the Closing Date and described on Schedule 6.01(i) (such Indebtedness, “Scheduled Debt”);

(j) Indebtedness of Subsidiaries that are not Loan Parties; provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed $5,000,000;

(k) To the extent constituting Indebtedness, obligations of the Borrower or any Subsidiary owing under incentive, supply, license or similar agreements entered into in the ordinary course of business;

(l) Indebtedness of the Borrower or any Subsidiary consisting of the financing of insurance premiums in the ordinary course of business;

(m) Indebtedness of the Borrower or any Subsidiary with respect to Capital Leases and purchase money Indebtedness incurred prior to or within 120 days of the acquisition, lease, completion of construction, repair of, replacement, improvement to or installation of the assets acquired, leased, constructed, repaired, replaced, improved or installed in connection with the incurrence of such Indebtedness in an aggregate outstanding principal amount not to exceed $20,000,000;

(n) [reserved;]

(o) Indebtedness consisting of promissory notes issued by the Borrower or any Subsidiary to any stockholder of any Parent Company or any current or former director, officer, employee, member of management, manager or consultant of any Parent Company, the Borrower or any Subsidiary (or their respective Immediate Family Members) to finance the purchase or redemption of Capital Stock of any Parent Company permitted by Section 6.04(a) in an aggregate outstanding principal amount not to exceed $4,000,000;

(p) the Borrower and its Subsidiaries may become and remain liable for any Indebtedness refinancing, refunding or replacing any Indebtedness permitted under clauses (i), (m) or (q) of this Section 6.01 (in any case, including any refinancing Indebtedness incurred in respect thereof, “Refinancing Indebtedness”) and any subsequent Refinancing Indebtedness in respect thereof and such Refinancing Indebtedness shall be deemed permitted and outstanding under such clauses; provided that:

(i) the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, refunded or replaced, except by (A) an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon plus underwriting discounts, other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, refunding or replacement, (B) an amount equal to any existing commitments unutilized thereunder and (C) additional amounts permitted to be incurred pursuant to another provision of this Section 6.01 (provided that (1) any additional Indebtedness referenced in this clause (C) satisfies the other applicable requirements of this definition (with additional amounts incurred in reliance on this clause (C) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted) and (2) if such additional Indebtedness is secured, the Lien securing such Indebtedness satisfies the applicable requirements of Section 6.02 related to such Indebtedness),

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(ii) other than in the case of Refinancing Indebtedness to the extent the new terms would be permitted for new Indebtedness under the applicable clause by its terms, (A) such Indebtedness has a final maturity equal to or later than (and, in the case of revolving Indebtedness, does not have scheduled commitment reductions, if any, prior to) the final maturity of the Indebtedness being refinanced, refunded or replaced and (B) other than with respect to revolving Indebtedness, a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, refunded or replaced,

(iii) the terms of any Refinancing Indebtedness (excluding pricing, fees, premiums, rate floors, optional prepayment or redemption terms (and, if applicable, subordination terms)), are not, taken as a whole (as reasonably determined by the Borrower), more favorable to the lenders providing such Indebtedness than those applicable to the Indebtedness being refinanced, refunded or replaced (other than any covenants or any other provisions applicable only to periods after the Latest Maturity Date as of such date or any covenants or provisions which are then-current market terms for the applicable type of Indebtedness), and

(iv) (A) such Indebtedness, if secured, is secured only by Permitted Liens at the time of such refinancing, refunding or replacement (it being understood that secured Indebtedness may be refinanced with unsecured Indebtedness), (B) such Indebtedness is incurred by the obligor or obligors in respect of the Indebtedness being refinanced, refunded or replaced, except to the extent otherwise permitted pursuant to Section 6.01, (C) if the Indebtedness being refinanced, refunded or replaced was originally contractually subordinated to the Obligations in right of payment (or the Liens securing such Indebtedness were originally contractually subordinated to the Liens on the Collateral securing the Secured Obligations), such Indebtedness is contractually subordinated to the Obligations in right of payment (or the Liens securing such Indebtedness are subordinated to the Liens on the Collateral securing the Secured Obligations) on terms not materially less favorable (as reasonably determined by the Borrower), taken as a whole, to the Lenders than those applicable to the Indebtedness (or Liens, as applicable) being refinanced, refunded or replaced, taken as a whole and (D) as of the date of the incurrence of such Indebtedness and after giving effect thereto, no Event of Default has occurred and is continuing, and

(q) Indebtedness assumed in connection with any Investment permitted hereunder consummated after the Closing Date, or existing at the target of any such Investment at the time it becomes a Subsidiary, provided that any such Indebtedness was not incurred by the target of such Investment in contemplation of such Investment, and provided further that the aggregate principal amount at any one time outstanding of such Indebtedness shall not exceed the greater of (i) $4,000,000, (ii) if the Total Leverage Ratio determined on a Pro Forma Basis for the most recently ended Test Period is equal to or less than 3.50:1.00 but greater than 3.00:1.00, $10,000,000; and (iii) if the Total Leverage Ratio determined on a Pro Forma Basis for the most recently ended Test Period is equal to or less than 3.00:1.00, $20,000,000;

(r) Indebtedness of the Borrower or any Subsidiary under any Derivative Transaction not entered into for speculative purposes;

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(s) to the extent constituting Indebtedness, Indebtedness of the Borrower or any Subsidiary representing (i) deferred compensation to current or former directors, officers, employees, members of management, managers, and consultants of any Parent Company, the Borrower or any Subsidiary in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with the Transactions, any Permitted Acquisition or any other Investment permitted hereby;

(t) Indebtedness of the Borrower or any Subsidiary that is a Loan Party in an aggregate outstanding principal amount not to exceed $10,000,000;

(u) Indebtedness (including obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) incurred by the Borrower or any Subsidiary in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits;

(v) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(w) to the extent constituting Indebtedness, unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Borrower or any Subsidiary in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 7.01(i); and

(x) without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness of the Borrower or any Subsidiary otherwise permitted hereunder.

Section 6.02 Liens. The Borrower shall not, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit or suffer to exist any Lien on or with respect to any property or asset of any kind owned by it, whether now owned or hereafter acquired, except:

(a) Liens securing the Secured Obligations created pursuant to the Loan Documents;

(b) Liens for Taxes that are being contested in good faith by appropriate proceedings, so long as any reserves or other appropriate provisions required by GAAP have been made for any such contested amounts;

(c) statutory Liens (and rights of set-off) of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by applicable Requirements of Law, in each case (i) for amounts not yet overdue by more than 30 days, (ii) that are being contested in good faith by appropriate proceedings, so long as any reserves or other appropriate provisions required by GAAP have been made for any such contested amounts, or (iii) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

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(d) Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing (x) liabilities to insurance carriers providing property, casualty, liability or other insurance to the Borrower and its Subsidiaries or (y) leases or licenses of property otherwise permitted by this Agreement, and (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e) Liens consisting of easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Borrower or its Subsidiaries, taken as a whole, or the use of the affected property for its intended purpose;

(f) Liens consisting of any (i) interest or title of a lessor or sub-lessor under any lease of real estate permitted hereunder, (ii) customary landlord or lessor liens granted by the terms of any lease in the ordinary course of business and solely applying to such leased location and the assets located thereon or such leased asset, as applicable, (iii) restriction or encumbrance to which the interest or title of such lessor or sub-lessor may be subject or (iv) subordination of the interest of the lessee or sub-lessee under such lease to any restriction or encumbrance referred to in the preceding clause (iii);

(g) Liens solely on any Cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment permitted hereunder;

(h) purported Liens evidenced by the filing of UCC financing statements relating solely to operating leases or consignment or bailee arrangements entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(j) Liens in connection with any zoning, building or similar Requirement of Law or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structure thereon, including Liens in connection with any condemnation or eminent domain proceeding or compulsory purchase order that do not materially interfere with the business of the Borrower and its Subsidiaries;

(k) Liens securing Refinancing Indebtedness permitted pursuant to Section 6.01(p); provided that (i) no such Lien extends to any asset not covered by the Lien securing the Indebtedness that is being refinanced and (ii) if the Indebtedness being refinanced was subject to intercreditor arrangements, then (A) any refinancing Indebtedness in respect thereof shall be subject to intercreditor arrangements that are not materially less favorable to the relevant Secured Parties, taken as a whole, than the intercreditor arrangements governing the Indebtedness that is refinanced (as reasonably determined by the Borrower) or (B) the intercreditor arrangements governing the relevant refinancing Indebtedness shall be set forth in an Acceptable Intercreditor Agreement;

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(l) Liens described on Schedule 6.02(l) and any modification, replacement, refinancing, renewal or extension thereof; provided that (i) no such Lien extends to any additional property other than proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of the type permitted under Section 6.01(m) provided by such lender or its affiliates) and (ii) any such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Indebtedness, is permitted by Section 6.01;

(m) Liens securing Derivative Transactions permitted in reliance on Section 6.01(r);

(n) Liens securing Indebtedness permitted pursuant to Section 6.01(m); provided that any such Lien shall encumber only the asset (or replacement asset) the acquisition, lease, completion of construction, repair, replacement, improvement or installation of which was financed or refinanced with such Indebtedness, and proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of the type permitted under Section 6.01(m) provided by such lender or its affiliates);

(o) Liens securing Indebtedness permitted pursuant to Section 6.01(q) on the relevant acquired assets or assets of the relevant Subsidiary; provided that such Lien (x) shall not extend to or cover any other assets (other than the proceeds or products thereof, accessions or additions thereto and improvements thereon), and (y) was not created in contemplation of the applicable acquisition of assets;

(p) (i) Liens that are contractual rights of setoff or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary, (C) purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to Deposit Accounts and (iv) Liens on the proceeds of any Indebtedness incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction;

(q) Liens on assets and Capital Stock of Subsidiaries that are not Loan Parties (including Capital Stock owned by such Persons) securing Indebtedness of Subsidiaries that are not Loan Parties permitted pursuant to Section 6.01;

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(r) Liens on Cash and Cash Equivalents securing Indebtedness incurred under Section 6.01(g)(iii);

(s) other Liens on assets securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed $10,000,000;

(t) (i) Liens on assets securing judgments, awards, attachments or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 7.01(h) and (ii) any pledge or deposit securing any settlement of litigation;

(u) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not secure any Indebtedness and do not interfere with the conduct of the business of the Borrower and its Subsidiaries;

(v) Liens on Securities that are the subject of repurchase agreements constituting Investments permitted hereunder;

(w) Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any asset in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC (or similar Requirement of Law under any jurisdiction);

(x) Liens (i) in favor of any Loan Party or (ii) granted by any non-Loan Party in favor of any Subsidiary that is not a Loan Party, in the case of each of clauses (i) and (ii), securing intercompany Indebtedness permitted under Section 6.01;

(y) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto provided that any such financing is permitted under Section 6.01;

(z) (i) Liens on Capital Stock of joint ventures securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;

(aa) Liens disclosed in any Mortgage Policy delivered pursuant to Section 5.10 with respect to any Material Real Estate Asset and any replacement, extension or renewal thereof; provided that no such replacement, extension or renewal Lien shall cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (and additions thereto, improvements thereon and the proceeds thereof); and

(bb) Liens consisting of the prior rights of consignees and their lenders on such consignees’ assets under consignment arrangements entered into in the ordinary course of business.

Section 6.03 Investments. The Borrower and its Subsidiaries shall not make any Investment, except Permitted Investments. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, at no time may any Subsidiary that is not a Loan Party (i) own, hold or exclusively license any intellectual property that is material to the business of the Borrower and its Subsidiaries, taken as a whole or (ii) own any Aircraft.

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Section 6.04 Restricted Payments; Restricted Debt Payments.

(a) The Borrower and its Subsidiaries shall not pay or make, directly or indirectly, any Restricted Payment, except:

(i) Restricted Payments to the extent necessary to permit any Parent Company:

(A) to pay general administrative costs and expenses (including corporate overhead, legal or similar expenses and customary salary, bonus and other benefits payable to directors, officers, employees, members of management, managers or consultants of any Parent Company) and franchise fees and Taxes and similar fees, Taxes and expenses required to maintain the organizational existence of such Parent Company, in each case, which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by directors, officers, members of management, managers, employees or consultants of any Parent Company, in each case, to the extent attributable to the ownership or operations of any Parent Company (but excluding, for the avoidance of doubt, the portion of any such amount, if any, that is attributable to the ownership or operations of any Subsidiary of any Parent Company other than the Borrower or its Subsidiaries), or its Subsidiaries;

(B) [reserved];

(C) to pay audit and other accounting and reporting expenses of such Parent Company to the extent attributable to any Parent Company (but excluding, for the avoidance of doubt, the portion of any such expenses, if any, attributable to the ownership or operations of any Subsidiary of any Parent Company other than the Borrower or its Subsidiaries), the Borrower and its Subsidiaries;

(D) for the payment of insurance premiums to the extent attributable to any Parent Company (but excluding, for the avoidance of doubt, the portion of any such premiums, if any, attributable to the ownership or operations of any Subsidiary of any Parent Company other than the Borrower or its Subsidiaries), the Borrower and its Subsidiaries;

(E) to finance any Permitted Investment (provided that (x) any Restricted Payment under this clause (a)(i)(E) shall be made substantially concurrently with the closing of such Investment and (y) the relevant Parent Company shall, promptly following the closing thereof, cause (I) all property acquired to be contributed to the Borrower or one or more of its Subsidiaries, or (II) the merger, consolidation or amalgamation of the Person formed or acquired into the Borrower or one or more of its Subsidiaries, in order to consummate such Investment as a Permitted Investment as if undertaken as a direct Investment by the Borrower or the relevant Subsidiary); and

(F) to pay customary salary, bonus, severance and other benefits payable to current or former directors, officers, members of management, managers, employees or consultants of any Parent Company (or any Immediate Family Member of any of the foregoing) to the extent such salary, bonuses and other benefits are attributable and reasonably allocated to the operations of the Borrower or its Subsidiaries, in each case, so long as such Parent Company applies the amount of any such Restricted Payment for such purpose;

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(ii) Restricted Payments (or making Restricted Payments to allow any Parent Company) to repurchase, redeem, retire or otherwise acquire or retire for value the Capital Stock of any Parent Company held by any future, present or former employee, director, member of management, officer, manager or consultant (or any Affiliate or Immediate Family Member thereof) of any Parent Company, the Borrower or any Subsidiary:

(A) in accordance with the terms of promissory notes issued pursuant to Section 6.01(o), so long as the aggregate amount of all Cash payments made in respect of such promissory notes, together with the aggregate amount of Restricted Payments made pursuant to sub-clause (D) of this Section 6.04(a)(ii) below, does not exceed $4,000,000 in any Fiscal Year;

(B) with the proceeds of any sale or issuance of the Capital Stock of the Borrower or any Parent Company (to the extent such proceeds are contributed in respect of Qualified Capital Stock to the Borrower or any Subsidiary);

(C) with the net proceeds of any key-man life insurance policies; or

(D) with Cash and Cash Equivalents in an amount not to exceed, together with the aggregate amount of all cash payments made pursuant to sub-clause (A) of this Section 6.04(a)(ii) in respect of promissory notes issued pursuant to Section 6.01(o), $4,000,000 in any Fiscal Year;

(iii) [Reserved];

(iv) to the extent constituting Restricted Payments, transactions permitted by Section 6.06 (other than Section 6.06(g)) and Section 6.08 (other than Section 6.08(d));

(v) so long as, immediately prior and immediately after giving effect thereto, (A) no Event of Default has occurred and is continuing and (B) the Total Leverage Ratio determined on a Pro Forma Basis for the most recently ended Test Period is (I) less than or equal to 3.50:1.00 but greater than 2.75:1.00, additional Restricted Payments in an aggregate amount not to exceed $5,000,000, and (II) equal to or less than 2.75:1.00, additional Restricted Payments in an aggregate amount not to exceed $20,000,000 (without duplication of the foregoing clause (I)); and

(vi) (A) Subsidiaries that are Loan Parties may make Restricted Payments to the Borrower or any Guarantors and (B) any Subsidiary that is not a Loan Party may make Restricted Payments with respect to their capital stock, membership or partnership interests, in each case, on a pro rata basis based on their respective ownership.

(b) The Borrower shall not, nor shall it permit any Subsidiary to, make any payment on account of the purchase, redemption, retirement, acquisition, cancellation or termination of principal of or interest on any Restricted Debt (including any by making any sinking fund or similar deposit), more than three months prior to the scheduled maturity date thereof (collectively, “Restricted Debt Payments”), except:

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(i) with respect to any purchase, defeasance, redemption, repurchase, repayment or other acquisition or retirement thereof made by exchange for, or out of the proceeds of, Refinancing Indebtedness permitted by Section 6.01;

(ii) payments of regularly scheduled interest and payments of fees, expenses and indemnification obligations as and when due (other than payments with respect to Junior Indebtedness that are prohibited by the subordination provisions thereof); and

(iii) so long as, immediately prior and immediately after giving effect thereto, (A) no Event of Default has occurred and is continuing and (B) the Total Leverage Ratio determined on a Pro Forma Basis for the most recently ended Test Period is less than 3.50:1.00, additional Restricted Debt Payments in an aggregate amount not to exceed $5,000,000.

Section 6.05 Burdensome Agreements; Negative Pledge. The Borrower shall not, nor shall it permit any of its Subsidiaries to (i) suffer to exist any Lien securing Indebtedness for borrowed money on any Aircraft or Engine (other than the Kodiak Collateral pursuant to the Kodiak Loan Agreement and any asset securing Indebtedness arising pursuant to Section 6.01(m) and 6.01(q)) that is not subject to an Aircraft and Engine Mortgage in favor of the Administrative Agent for the benefit of the Secured Parties unless the Administrative Agent for the benefit of the Secured Parties is also granted a Lien on such property and such Liens are subject to an Acceptable Intercreditor Agreement, or (ii) enter into or cause to exist any agreement restricting the ability of (x) any Subsidiary of the Borrower to pay dividends or other distributions to the Borrower or any Loan Party, (y) any Subsidiary to make cash loans or advances to the Borrower or any Loan Party or (z) any Loan Party to create, permit or grant a Lien on any of its properties or assets to secure the Secured Obligations, except restrictions:

(a) Contained herein or in any other Loan Document;

(b) set forth in any agreement evidencing Indebtedness permitted by Section 6.01; provided that such restrictions contained in any agreement will not materially affect the Borrower’s ability to make anticipated principal or interest payments under this Agreement (as determined by the Borrower in good faith);

(c) arising under customary provisions restricting assignments, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses, joint venture agreements and other agreements entered into in the ordinary course of business;

(d) that are assumed in connection with any acquisition of property or the Capital Stock of any Person, so long as the relevant encumbrance or restriction relates solely to the Person and its Subsidiaries (including the Capital Stock of the relevant Person or Persons) or property so acquired and was not created in connection with or in anticipation of such acquisition;

(e) set forth in any agreement for any Disposition of any Subsidiary (or all or substantially all of the assets thereof) that restricts the payment of dividends or other distributions or the making of cash loans or advances by such Subsidiary pending such Disposition;

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(f) set forth in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(g) imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements, in each case of any Subsidiary that is not a Loan Party, that prohibit or restrict the pledge or transfer of ownership interests in the relevant partnership, limited liability company, joint venture or similar Person;

(h) on pledged Cash or other deposits imposed by any Person for whose benefit such pledge of Cash or other deposits is made;

(i) arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred after the Closing Date if the relevant restrictions, taken as a whole, are not materially less favorable to the Lenders than the restrictions contained in this Agreement, taken as a whole (as determined in good faith by the Borrower) and which shall not contain any restrictions on payments of the Obligations;

(j) set forth in documents which exist on the Closing Date and were not created in contemplation thereof;

(k) arising under or as a result of applicable Requirements of Law or the terms of any license, authorization, concession or permit provided by a Governmental Authority;

(l) arising in any Hedge Agreement or any agreement relating to any Banking Services Obligation, but which shall not contain any restrictions on payments of the Obligations;

(m) relating to any asset (or all of the assets) of or the Capital Stock of the Borrower or any Subsidiary which is imposed pursuant to an agreement entered into in connection with any Disposition of such asset (or assets) or all or a portion of the Capital Stock of the relevant Person that is permitted by this Agreement;

(n) set forth in any agreement relating to any Permitted Lien that limits the right of the Borrower or any Subsidiary to Dispose of or encumber the assets subject thereto so long as no such agreement prohibits any Loan Party from creating or granting a Lien on any of its properties or assets to secure the Secured Obligations; and

(o) imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (a) through (n) above; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, more restrictive with respect to such restrictions, taken as a whole, than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.06 Fundamental Changes; Disposition of Assets. The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution), or make any Disposition of any assets, except:

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(a) any Subsidiary may be merged, consolidated or amalgamated with or into the Borrower or any other Subsidiary; provided that (i) in the case of any such merger, consolidation or amalgamation with or into the Borrower, the Borrower shall be the continuing or surviving Person and (ii) in the case of any such merger, consolidation or amalgamation with or into any Guarantor (other than any such transaction involving the Borrower, which shall be subject to the terms of clause (i) above), either (x) a Guarantor shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of the relevant Guarantor in a manner reasonably satisfactory to the Administrative Agent or (y) the relevant transaction shall be treated as an Investment and shall either constitute a Permitted Investment or be permitted under Section 6.04(a);

(b) Dispositions (including of Capital Stock) among the Borrower or any Subsidiary (upon voluntary liquidation or otherwise); provided that any such Disposition made by any Loan Party to any Person that is not a Loan Party shall be (i) for fair market value (as determined in good faith by such Person) with at least 75% of the consideration for such Disposition consisting of Cash or Cash Equivalents at the time of such Disposition or (ii) treated as an Investment and otherwise constitute a Permitted Investment (other than a Permitted Investment of the type described in clause (j) of the definition thereof);

(c) the liquidation or dissolution of any Subsidiary if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and the Borrower or any Subsidiary receives any assets of the relevant dissolved or liquidated Subsidiary; provided that in the case of any liquidation or dissolution of any Loan Party any assets of such Subsidiary must be distributed to a Loan Party;

(d) (x) Dispositions of inventory, (y) Dispositions of raw or scrap materials in the ordinary course of business (including on an intercompany basis) and (z) the leasing or subleasing of real property in the ordinary course of business;

(e) Dispositions of surplus, obsolete, used or worn out property or other property that, in the good faith determination of the Borrower, is (A) no longer useful in its business (or in the business of any Subsidiary of the Borrower) or (B) otherwise economically impracticable to maintain, in each case, in the ordinary course of business;

(f) Dispositions of Cash or Cash Equivalents or other assets that were Cash Equivalents when the relevant original Investment was made;

(g) any Dispositions, mergers, amalgamations, consolidations or conveyances that constitute Permitted Investments (other than a Permitted Investment of the type described in clause (j) of the definition thereof), Permitted Liens or Restricted Payments permitted by Section 6.04(a);

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(h) so long as, immediately prior and immediately after giving effect thereto, no Event of Default has occurred and is continuing, Dispositions for fair market value (as determined in good faith by the Borrower) in an aggregate amount not to exceed $10,000,000 in aggregate in any Fiscal Year; provided that with respect to any such Disposition, at least 75% of the consideration for such Disposition shall consist of Cash or Cash Equivalents (provided that for purposes of the 75% Cash consideration requirement, (w) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to the Borrower or any Subsidiary) of the Borrower or any Subsidiary (as shown on such Person’s most recent balance sheet or statement of financial position (or in the notes thereto)) that are assumed by the transferee of any such assets and for which the Borrower or its applicable Subsidiary have been validly released by all relevant creditors in writing, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition and (y) any Securities received by the Borrower or any Subsidiary from such transferee that are converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents so received) within 180 days following the closing of the applicable Disposition, in each case, shall be deemed to be Cash);

(i) to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(j) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements or similar binding arrangements;

(k) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(l) Dispositions, terminations or non-renewals of leases, subleases, licenses or sublicenses (including the provision of software under any open source license), (i) the Disposition, termination or non-renewal of which will not materially interfere with the business of the Borrower and its Subsidiaries or (ii) which relate to closed facilities or the discontinuation of any product line;

(m) (i) any termination or non-renewal of any lease in the ordinary course of business, (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(n) Dispositions of property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding);

(o) Dispositions or consignments of equipment, inventory or other assets (including leasehold interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed;

(p) [reserved];

(q) Dispositions of non-core assets acquired before or after the Closing Date in connection with any acquisition or other Investment permitted hereunder and sales of Real Estate Assets acquired before or after the Closing Date in any acquisition or other Investment permitted hereunder which, within 90 days of the date of such acquisition or other Investment (or within 90 days of the Closing Date, in the case of an acquisition or other Investment consummated prior to the Closing Date), are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of the Borrower or any of its Subsidiaries or any of their respective businesses; provided that no Event of Default has occurred and is continuing on the date on which the definitive agreement governing the relevant Disposition is executed;

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(r) (i) licensing, sublicensing and cross-licensing arrangements involving any technology, intellectual property or IP Rights of the Borrower or any Subsidiary in the ordinary course of business and (ii) Dispositions, abandonments, cancellations or lapses of any technology, intellectual property or IP Rights, or issuances or registrations, or applications for issuances or registrations, of any intellectual property or IP Rights, which, in the good faith determination of the Borrower, are not material to the conduct of the business of the Borrower and its Subsidiaries, when taken as a whole, or are no longer economical to maintain in light of their use;

(s) terminations or unwinds of Derivative Transactions;

(t) Dispositions made to comply with any order of any Governmental Authority or any applicable Requirement of Law;

(u) any merger, consolidation, Disposition or conveyance the sole purpose of which is to reincorporate or reorganize (i) any Domestic Subsidiary in another jurisdiction in the U.S. or (ii) any Foreign Subsidiary in the U.S. or any other jurisdiction; provided that, in either case, such reincorporation or reorganization does not adversely impact the value of the Loan Guaranty, taken as a whole, or the Collateral, taken as a whole, and the Collateral and Guarantee Requirement remains satisfied;

(v) Dispositions in connection with internal reorganizations or restructurings and activities related to tax planning; provided that, after giving effect to any such reorganization, restructuring or activity, neither the Loan Guaranty, taken as a whole, nor the value of the Collateral, taken as a whole, is impaired and the Collateral and Guarantee Requirement remains satisfied;

(w) so long as, immediately prior and immediately after giving effect thereto, no Event of Default has occurred and is continuing, other Dispositions in any Fiscal Year involving assets having an aggregate fair market value (as determined in good faith by the Borrower at the time of the relevant Disposition) of not more than $2,500,000; and

(x) Dispositions contemplated on the Closing Date and described on Schedule 6.06(x) hereto.

To the extent that any Collateral is Disposed of as permitted by this Section 6.06 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, which Liens shall be automatically released upon the consummation of such Disposition; it being understood and agreed that the Administrative Agent shall be authorized to take, and shall take, any actions it deems appropriate in order to effect the foregoing.

Section 6.07 Sale Leaseback Transactions. Except with respect to the Closing Date Sale Leaseback, the Borrower shall not, nor shall it permit any of its Subsidiaries to, become or remain liable as lessee under any lease of property (whether real, personal or mixed) that the Borrower or the relevant Subsidiary (a) sold or otherwise transferred to the lessor under such lease (unless such lessor is the Borrower or any of its Subsidiaries) and (b) intends to use for substantially the same purpose in connection with such lease.

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Section 6.08 Transactions with Affiliates. The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving payment in excess of (i) $750,000 for a single transaction or (ii) $3,000,000 in the aggregate for all such transactions, in each case, with any of their respective Affiliates on terms that are less favorable to the Borrower or such Subsidiary, as the case may be (as determined in good faith by the Borrower), than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate; provided that the foregoing restriction shall not apply to:

(a) any transaction between or among the Borrower or one or more Subsidiaries (or any entity that becomes a Subsidiary as a result of such transaction) to the extent not prohibited by this Agreement;

(b) any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, equity options and equity ownership plans approved by the board of directors (or equivalent governing body) of any Parent Company or of the Borrower or any Subsidiary;

(c) (i) any collective bargaining, employment or severance agreement or compensatory (including profit sharing) arrangement entered into by the Borrower or any of its Subsidiaries with their respective current or former officers, directors, members of management, managers, employees, consultants or independent contractors or those of any Parent Company, in each case, in the ordinary course of business, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, consultants or independent contractors and (iii) transactions pursuant to any employee compensation, benefit plan, equity option plan or arrangement, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, managers, employees, consultants or independent contractors or any employment contract or arrangement;

(d) (i) transactions permitted by Sections 6.01(b), (d), (h), (n), (o), (p) (solely in respect of Refinancing Indebtedness in respect of Indebtedness permitted under clauses (i) and (q) thereof), (q), (w) and (x) (solely in respect of Indebtedness permitted by the other provisions of Section 6.01 referred to in this clause (d)), 6.02 (solely to the extent such Liens relate to Indebtedness permitted by the provisions of Section 6.01 referred to in this clause (d)), 6.04 and clauses (h), (m), (n), (o), (t) and (v) of the definition of Permitted Investments and (ii) issuances of Capital Stock not restricted by this Agreement;

(e) transactions in existence on the Closing Date and set forth on Schedule 6.08(e) and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not (i) materially adverse to the Lenders or the Loan Parties or (ii) more disadvantageous to the Lenders or the Loan Parties than the relevant transaction in existence on the Closing Date;

(f) [reserved];

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(g) customary compensation to Affiliates in connection with financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, which payments are approved by the majority of the members of the board of directors (or similar governing body) or a majority of the disinterested members of the board of directors (or similar governing body) of the Borrower in good faith;

(h) Guarantees permitted by Section 6.01 or that constitute Permitted Investments or Investments made in compliance with Section 6.04(a);

(i) the Transactions, including the payment of Transaction Costs;

(j) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of the Borrower or any of its Subsidiaries in the ordinary course of business and, in the case of payments to such Person in such capacity on behalf of any Parent Company, to the extent attributable to the operations of the Borrower or its Subsidiaries;

(k) [Reserved];

(l) the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement;

(m) [Reserved]; and

(n) agreements and transactions with and payments to current or former officers, directors, members of management, managers, employees, consultants or independent contractors and shareholders that are either (i) entered into in the ordinary course of business and not prohibited by any of the other provisions of this Agreement, or (ii) entered into outside the ordinary course of business, approved by the directors or shareholders or other governing body of the Borrower, and not prohibited by any of the other provisions of this Agreement or in violation of any Requirement of Law.

Section 6.09 Lines of Business. From and after the Closing Date, the Borrower shall not, nor shall it permit any of its Subsidiaries to, (i) engage in any material line of business other than the businesses engaged in by the Borrower or any Subsidiary on the Closing Date and similar, incidental, complementary, ancillary or related businesses as determined in good faith by the Borrower or (ii) engage in any line of business that includes the operation of any aircraft that has offensive weapon capabilities.

Section 6.10 Amendments or Waivers of Organizational Documents. The Borrower shall not, nor shall it permit any Subsidiary to, amend or modify their respective Organizational Documents, in each case in a manner that is materially adverse to the interests of the Lenders (in their capacities as such) without obtaining the prior written consent of the Required Lenders; provided that, for purposes of clarity, it is understood and agreed that the Borrower or any Subsidiary may effect a change to its organizational form or consummate any other transaction that is permitted under Section 6.06.

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Section 6.11 Amendments of or Waivers with Respect to Restricted Debt. The Borrower shall not, nor shall it permit any of its Subsidiaries to, amend or otherwise modify the terms of any Restricted Debt (or the documentation governing any Restricted Debt) or Scheduled Debt (a) if the effect of such amendment or modification, together with all other amendments or modifications made, is materially adverse to the interests of the Lenders (in their capacities as such) (provided that this clause (a) shall not apply to amendments and modifications of the documentation with respect to any Restricted Debt or Scheduled Debt, as applicable, permitted by the terms of any applicable Acceptable Intercreditor Agreement) or (b) in violation of any applicable Acceptable Intercreditor Agreement or the subordination terms set forth in the definitive documentation governing such Restricted Debt or Scheduled Debt, as applicable; provided that, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Refinancing Indebtedness or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Restricted Debt or Scheduled Debt that is permitted under this Agreement in respect thereof.

Section 6.12 Fiscal Year. The Borrower shall not change its Fiscal Year-end to a date other than December 31; provided, that, the Borrower may, upon written notice to the Administrative Agent, change the Fiscal Year-end of the Borrower to another date, in which case the Borrower and the Administrative Agent will, and is hereby authorized to, in consultation with the Required Lenders, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.

Section 6.13 Total Leverage Ratio. On each Compliance Date, the Borrower shall not permit the Total Leverage Ratio as of such Compliance Date to be greater than the applicable ratio set forth below for such Compliance Date:

Compliance Date	Total Leverage Ratio
December 31, 2025	7.00:1.00
March 31, 2026	7.00:1.00
June 30, 2026	7.00:1.00
September 30, 2026	7.00:1.00
December 31, 2026	7.00:1.00
March 31, 2027	6.00:1.00
June 30, 2027	6.00:1.00
September 30, 2027	6.00:1.00
December 31, 2027	6.00:1.00
March 31, 2028 and thereafter	5.50:1.00

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Section 6.14 Minimum Operating Cash Flow Covenant. On each Compliance Date, the Operating Cash Flow of the Borrower and its Subsidiaries on a consolidated basis, calculated as of such Compliance Date, shall not be less than $30,000,000.

Section 6.15 Type Certificates. To the extent held by any Loan Party, no Loan Party shall endorse and/or deliver any Type Certificate to a third party without express written authorization from the Administrative Agent. To the extent held by any Loan Party, no Loan Party shall endorse and/or deliver any Type Certificate to the applicable Aviation Authority without express authorization from the Administrative Agent, unless required to do so by applicable law.

Article 7.    EVENTS OF DEFAULT

Section 7.01 Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) Failure To Make Payments When Due. Failure by the Borrower to pay (i) any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within three (3) Business Days after the date due; or

(b) Default in Other Agreements. (i) Failure by any Loan Party or any Material Subsidiary to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in clause (a) above) with an aggregate outstanding principal amount exceeding the Threshold Amount, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Loan Party or Material Subsidiary with respect to any other term of one or more items of Indebtedness with an aggregate outstanding principal amount exceeding the Threshold Amount, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that clause (ii) of this paragraph (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary Disposition of, or a casualty or condemnation event in respect of, the property securing such Indebtedness if such Disposition or casualty or condemnation event is permitted hereunder; provided, further, that any failure described under clauses (i) or (ii) above is uncured and is not waived by the holders of such Indebtedness prior to any termination of all of the outstanding Commitments and acceleration of all of the outstanding Loans pursuant to this Article 7; or

(c) Breach of Certain Covenants. Failure of any Loan Party, as required by the relevant provision, to perform or comply with any term or condition contained in (i) Section 5.01(d)(i), Section 5.02 (as it applies to the preservation of the existence of the Borrower), Section 5.09, Section 5.10, Section 5.12, Section 5.14 or Article 6; or (ii) Section 5.01(a), Section 5.01(b), Section 5.01(c), or Section 5.01(e), and in the case of this clause (ii), such failure is not cured or waived within 10 Business Days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

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(d) Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate required to be delivered in connection herewith or therewith (including, for the avoidance of doubt, any Perfection Certificate or any Perfection Certificate Supplement) being untrue in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Loan Documents. Default by any Loan Party in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Article 7, which default has not been cured or waived within 30 days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry by a court of competent jurisdiction of a decree or order for relief in respect of the Borrower or any Significant Subsidiary in an involuntary case under any Debtor Relief Law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, state or local Requirements of Law; or (ii) the commencement of an involuntary case against the Borrower or any Material Subsidiary under any Debtor Relief Law, the entry by a court having jurisdiction in the premises of a decree or order for the appointment of a receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any Material Subsidiary, or over all or a substantial part of its property, or the involuntary appointment of an interim receiver, trustee or other custodian of the Borrower or any Material Subsidiary for all or a substantial part of its property, which, in the case of each of clauses (i) and (ii), remains undismissed, unvacated, unbounded or unstayed pending appeal for 60 consecutive days; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry against the Borrower or any Material Subsidiary of an order for relief, the commencement by the Borrower or any Material Subsidiary of a voluntary case under any Debtor Relief Law, or the consent by the Borrower or any Material Subsidiary to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case, under any Debtor Relief Law, or the consent by the Borrower or any Material Subsidiary to the appointment of or taking possession by a receiver, receiver and manager, trustee or other custodian for all or substantially all of its property; (ii) the making by the Borrower or any Material Subsidiary of a general assignment for the benefit of creditors; or (iii) the admission by the Borrower or any Material Subsidiary in writing of their inability to pay their respective debts as such debts become due; or

(h) Judgments and Attachments. The entry or filing of one or more final money judgments, writs or warrants of attachment or similar process against the Borrower or any Material Subsidiary or any of their respective assets involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case to the extent not adequately covered by self-insurance (if applicable) or by insurance as to which the relevant third party insurance company has been notified and not denied coverage), which judgment, writ, warrant or similar process remains unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 days; or

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(i) Employee Benefit Plans. The occurrence of one or more ERISA Events, which individually or in the aggregate result in liability of the Borrower or any of its Subsidiaries in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or

(j) Change of Control. The occurrence of a Change of Control; or

(k) Guaranties, Collateral Documents and Other Loan Documents. At any time after the execution and delivery thereof (in each case subject to the Legal Reservations), (i) any Loan Guaranty for any reason, other than the occurrence of the Termination Date, shall cease to be in full force and effect (other than in accordance with its terms or in accordance with the terms hereof) in any material respect or shall be declared to be null and void or any Guarantor shall repudiate in writing its obligations under any Loan Guaranty (other than as a result of the discharge of such Guarantor in accordance with the terms hereof or thereof), (ii) this Agreement or any Collateral Document ceases to be in full force and effect in any material respect or shall be declared null and void or any Lien on Collateral created under any Collateral Document ceases to be perfected with respect to a material portion of the Collateral to the extent required to be so perfected by the Loan Documents (other than by reason of (x) any affirmative action of the Administrative Agent, the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or the failure of the Administrative Agent to file Uniform Commercial Code continuation statements, (y) a release of Collateral in accordance with the terms hereof or thereof or (z) the occurrence of the Termination Date or any other termination of such Collateral Document in accordance with the terms thereof), (iii) any Loan Party shall contest in writing, the validity or enforceability of any material provision of this Agreement or any material provision of a Collateral Document (or any Lien purported to be created by the Collateral Documents or any Loan Guaranty) or deny in writing that it has any further liability (other than by reason of the occurrence of the Termination Date), including with respect to future advances by the Lenders, under this Agreement or any Collateral Document to which it is a party or (iv) the Obligations shall cease to constitute senior indebtedness under the subordination provisions of any documents or instruments evidencing any permitted Junior Indebtedness in an aggregate amount in excess of the Threshold Amount or such subordination provision shall be invalidated or otherwise cease, for any reason, to be valid, binding and enforceable obligations of the parties thereto;

then, and in every such event (other than any event described in clause (f) or (g) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the written request of the Required Lenders shall, by notice to the Borrower, take any of the following actions, at the same or different times: (i) terminate any of the Commitments, and thereupon such Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that upon the occurrence of an event described in clauses (f) or (g) of this Section 7.01, any such Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, in each case without further action of the Administrative Agent or any Lender. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

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Article 8.    THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints Bain (or any successor appointed pursuant hereto) as Administrative Agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Any Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, unless the context otherwise requires or unless such Person is in fact not a Lender, include each Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary of any Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default exists, and the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Requirements of Law; it being understood that such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers that are expressly contemplated by the Loan Documents and which the Administrative Agent is required to exercise in writing as directed by the Required Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as shall be necessary under the relevant circumstances as provided in Section 9.02); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable to the Lenders or any other Secured Party for any action taken or not taken by it with the consent or at the request of the Required Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as is necessary, or as the Administrative Agent believes in good faith shall be necessary, under the relevant circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any covenant, agreement or other term or condition set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien on the Collateral or the existence, value or sufficiency of the Collateral, (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vii) any property, book or record of any Loan Party or any Affiliate thereof.

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If any Lender obtains knowledge of a Default or Event of Default, such Lender shall promptly notify the Administrative Agent and the other Lenders thereof in writing. Each Lender agrees that, except with the written consent of the Administrative Agent, it will not take any enforcement action hereunder or under any other Loan Document, accelerate the Obligations under any Loan Document, or exercise any right that it might otherwise have under applicable Requirements of Law or otherwise to credit bid at any foreclosure sale, UCC sale, any sale under Section 363 of the Bankruptcy Code or any other similar Disposition of Collateral. Notwithstanding the foregoing, a Lender may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Obligations held by such Lender, including the filing of a proof of claim in a case under the Bankruptcy Code.

Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the Borrower, the Administrative Agent and each Secured Party agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Loan Guaranty; it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof, and all powers, rights and remedies under the other Loan Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or in the event of any other Disposition (including pursuant to Section 363 of the Bankruptcy Code), (A) the Administrative Agent, as agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply all or any portion of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such Disposition and (B) the Administrative Agent or any Lender may be the purchaser or licensor of all or any portion of such Collateral at any such Disposition.

Each of the Lenders hereby irrevocably authorizes the Administrative Agent, on behalf of all Secured Parties to take any of the following actions upon the instruction of the Required Lenders:

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(a) consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Secured Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof;

(b) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code, including under Section 363 thereof;

(c) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC;

(d) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable Requirements of Law following the occurrence and during the continuance of an Event of Default, including by power of sale, judicial action or otherwise; or

(e) estimate the amount of any contingent or unliquidated Secured Obligations of such Lender or other Secured Party;

it being understood that no Lender shall be required to fund any amount in connection with any purchase of all or any portion of the Collateral by the Administrative Agent pursuant to the foregoing clauses (b), (c) or (d) without its prior written consent.

Each Secured Party agrees that the Administrative Agent is under no obligation to credit bid any part of the Secured Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clauses (b), (c) or (d) of the preceding paragraph, the Secured Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by the Administrative Agent on a ratable basis.

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With respect to any contingent or unliquidated claim that is a Secured Obligation, the Administrative Agent is hereby authorized, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph. In the event that the Administrative Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Administrative Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

Each Secured Party whose Secured Obligations are credit bid under clauses (b), (c) or (d) of the third preceding paragraph is entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Secured Obligations of such Secured Party that were credit bid in such credit bid or other Disposition, by (y) the aggregate amount of all Secured Obligations that were credit bid in such credit bid or other Disposition.

In addition, in case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, each Secured Party agrees that the Administrative Agent (irrespective of whether the principal of any Loan is then due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent has made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts to the extent due to the Lenders and the Administrative Agent under Sections 2.09 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent consents to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amount due to the Administrative Agent under Sections 2.09 and 9.03.

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Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) that it believes to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent has received written notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

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The Administrative Agent may resign at any time by giving 10 days’ written notice to the Lenders and the Borrower. If the Administrative Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Borrower may, upon ten days’ notice, remove the Administrative Agent. Upon receipt of any such notice of resignation or delivery of any such notice of removal, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), to appoint a successor Administrative Agent which shall be a commercial bank or trust company with offices in the U.S. having combined capital and surplus in excess of $1,000,000,000; provided that during the existence and continuation of an Event of Default under Section 7.01(a) or 7.01(f) or 7.01(g), no consent of the Borrower shall be required. If no successor has been appointed as provided above and accepted such appointment within 10 days after the retiring Administrative Agent gives notice of its resignation or the Administrative Agent receives notice of removal, then (a) in the case of a retirement, the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above (including, for the avoidance of doubt, the consent of the Borrower) or (b) in the case of a removal, the Borrower may, after consulting with the Required Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that (x) in the case of a retirement, if the Administrative Agent notifies the Borrower and the Lenders that no qualifying Person has accepted such appointment or (y) in the case of a removal, the Borrower notifies the Required Lenders that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with such notice and (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent in its capacity as collateral agent for the Secured Parties for purposes of maintaining the perfection of the Lien on the Collateral securing the Secured Obligations, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations required to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly (and each Lender will cooperate with the Borrower to enable the Borrower to take such actions), until such time as the Required Lenders or the Borrower, as applicable, appoint a successor Administrative Agent, as provided above in this Article 8. Upon the acceptance of its appointment as Administrative Agent hereunder as a successor Administrative Agent, the successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 9.13 hereof). The fees payable by the Borrower to any successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor Administrative Agent; for the avoidance of doubt, the Borrower shall have no obligation to pay any fee to any successor Administrative Agent that is greater than or in addition to the fees payable to the Administrative Agent on the Closing Date. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them while the relevant Person was acting as Administrative Agent (including for this purpose holding any collateral security following the retirement or removal of the Administrative Agent). Notwithstanding anything to the contrary herein, no Disqualified Institution (nor any Affiliate thereof) may be appointed as a successor Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of the Administrative Agent or any of its Related Parties.

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Notwithstanding anything to the contrary herein, no Arranger shall have any right, power, obligation, liability, responsibility or duty under this Agreement, except in their respective capacities as the Administrative Agent or a Lender hereunder, as applicable.

Each Secured Party irrevocably authorizes and instructs the Administrative Agent to, and the Administrative Agent shall:

(a) release any Lien on any property granted to or held by Administrative Agent under any Loan Document (i) upon the occurrence of the Termination Date, (ii) that is sold or to be sold or transferred as part of any Disposition permitted under the Loan Documents to a Person that is not a Loan Party, (iii) that does not constitute (or ceases to constitute) Collateral, (iv) if the property subject to such Lien is owned by a Guarantor, upon the release of such Guarantor from its Loan Guaranty otherwise in accordance with the Loan Documents, (v) as required under clause (d) below or (vi) if approved, authorized or ratified in writing by the requisite Lenders in accordance with Section 9.02;

(b) subject to Section 9.21, release any Guarantor from its obligations under the Loan Guaranty if such Person ceases to be a Subsidiary (or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions permitted hereunder);

(c) subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(d), 6.02(e), 6.02(g), 6.02(l), 6.02(n), 6.02(o), Section 6.02(w)(i), 6.02(y), 6.02(z), 6.02(aa) or 6.02(bb) or any Refinancing Indebtedness in respect of any thereof to the extent such Refinancing Indebtedness is permitted to be secured under Section 6.02(k);

(d) enter into subordination, intercreditor or similar agreements with respect to Indebtedness that is (i) required to be subordinated hereunder or (ii) secured by permitted Liens, and with respect to which Indebtedness, this Agreement expressly contemplates an intercreditor, subordination, collateral trust agreement or similar agreement;

(e) upon written notice from the Borrower to the Administrative Agent notifying the Administrative Agent that (i) the Borrower intends to consummate the Spanish Scoopers Acquisition in compliance with the terms of this Agreement and apply the funds held in the Closing Date Escrow Account in compliance with the first sentence of Section 5.09 (together with the final agreed form of the Spanish Scoopers Acquisition Agreement) instruct the Closing Date Escrow Agent to disburse the funds in the Closing Date Escrow Account for such purpose (and in accordance with the applicable funds flow statement prepared by the Borrower to effectuate the Spanish Scoopers Acquisition) or (ii) the Borrower intends to prepay the Term Loans in accordance with Section 2.08(b)(vii), the Administrative Agent shall instruct the Closing Date Escrow Agent to disburse the funds in the Closing Date Escrow Account to the Term Lenders entitled to such payment (or to such account of the Administrative Agent for distribution to such Term Lenders).

Upon the request of the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Loan Guaranty or its Lien on any Collateral pursuant to this Article 8. In each case as specified in this Article 8, the Administrative Agent will (and each Lender hereby authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest therein, or to release such Loan Party from its obligations under the Loan Guaranty, in each case in accordance with the terms of the Loan Documents and this Article 8.

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The Administrative Agent is authorized to enter into any intercreditor, subordination, collateral trust or similar agreement contemplated hereby with respect to any Indebtedness (a) that is required to be subordinated hereunder and (b) which is permitted by a provision that expressly requires an intercreditor, subordination or collateral trust agreement (any such other intercreditor agreement, an “Additional Agreement”), and the Secured Parties party hereto acknowledge that any Additional Agreement is binding upon them. Each Secured Party hereby (A) agrees that it will be bound by, and will not take any action contrary to, the provisions of any Additional Agreement and (B) authorizes and instructs the Administrative Agent to enter into any Additional Agreement and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrower, and the Secured Parties are intended third-party beneficiaries of such provisions and the provisions of any Additional Agreement.

To the extent that the Administrative Agent (or any Affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any Affiliate thereof) in proportion to their respective Applicable Percentages (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any Affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Article 9.    MISCELLANEOUS

Section 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(i) if to any Loan Party, to such Loan Party in the care of the Borrower at:

Bridger Aerospace Group Holdings, Inc.

90 Aviation Lane

Belgrade, MT 59714

Attn: James Muchmore

Email: james@bridgeraerospace.com

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with a copy to (which shall not constitute notice to any Loan Party):

Venable LLP

151 West 42nd Street

New York, NY 10036

Attn: Jay Gavigan

Email: jgavigan@venable.com

(ii) if to the Administrative Agent, at:

Bain Capital Credit, LP
200 Clarendon Street
Boston, MA 02116
Attn: Office of General Counsel
Email: Sankaty_Legal@baincapital.com and
BainCapitalCreditDocs@BainCapital.com

with a copy to (which shall not constitute notice to the Administrative Agent):

Proskauer Rose LLP
Eleven Time Square
New York, NY 10036
Attention: Gary Creem
Email: gcreem@Proskauer.com
Telephone: (212) 969-3062
Facsimile: (212) 969-2900;

or

(iii) if to any Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01 or (B) sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices or other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

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(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or Intranet websites) pursuant to procedures set forth herein or otherwise approved by the Administrative Agent. The Administrative Agent or the Borrower (on behalf of itself or any other Loan Party) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth herein or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) posted to an Internet or Intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that any such notice or communication described in clause (i) or clause (ii) not given during the normal business hours of the recipient shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(c) Any party hereto may change its address or facsimile number or other notice information hereunder by notice to the other parties hereto; it being understood and agreed that the Borrower may provide any such notice to the Administrative Agent as recipient on behalf of itself and each Lender.

Section 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any party hereto therefrom shall in any event be effective unless the same is permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by applicable Requirements of Law, the making of any Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b) Subject to Section 2.11, clauses (A) through (D) of this Section 9.02(b) and Section 9.02(c) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Document), pursuant to an agreement or agreements in writing entered into by the Administrative Agent (with the consent of the Required Lenders) and each Loan Party that is party thereto; provided that, notwithstanding the foregoing:

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(A) the consent of each Lender directly and adversely affected thereby (but not the consent of the Required Lenders) shall be required for any waiver, amendment or modification that:

(1) increases the Commitment of such Lender (other than with respect to any Incremental Term Facility pursuant to Section 2.19 in respect of which such Lender has agreed to be an Additional Lender); it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase of any Commitment of such Lender;

(2) reduces (or reduces the amount payable in cash) or forgives the principal amount of any Loan owed to such Lender or any amount due to such Lender on any Loan Installment Date;

(3) (x) extends the scheduled final maturity of any Loan or (y) postpones any Loan Installment Date or any Interest Payment Date with respect to any Loan held by such Lender or the date of any scheduled payment of any fee payable to such Lender hereunder or any grace period applicable to any such payment (in each case, other than extensions or postponements for administrative convenience as agreed by the Administrative Agent);

(4) reduces the rate of interest (other than to waive any Default or Event of Default or obligation of the Borrower to pay interest to such Lender at the default rate of interest under Section 2.10(c), which shall only require the consent of the Required Lenders) or the amount of any fee owed to such Lender;

(5) extends the expiry date of such Lender’s Commitment; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of any Commitment shall constitute an extension of any Commitment of any Lender; and

(6) waives, amends or modifies the provisions of Section 2.15(b) or 2.15(c) of this Agreement or any other provision herein in a manner that would by its terms alter the pro rata sharing of payments and the priority of payments contained herein (except in connection with any transaction permitted under Section 2.19 (as in effect on the Closing Date);

(B) no such agreement shall:

(1) change (x) any of the provisions of Section 9.02(a) or 9.02(b) or the definition of “Required Lenders” to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Lender, or (y) the definition of “Required Revolving Lenders” without the prior written consent of each Revolving Lender (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any change to the definition of “Required Revolving Lenders”);

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(2) release or subordinate all or a material portion of the Collateral from the Lien granted pursuant to the Loan Documents (except as otherwise expressly permitted herein or in the other Loan Documents, including pursuant to Article 8 or Section 9.21 hereof), without the prior written consent of each Lender;

(3) release all or a material portion of the value of the Guarantees under the Loan Guaranty (except as otherwise expressly permitted herein or in the other Loan Documents, including pursuant to Section 9.21 hereof), without the prior written consent of each Lender; or

(4) subordinate (x) the Lien securing the Obligations to any other Lien securing any other Indebtedness or obligations (y) any of the Loans in right of payment (including pursuant to any “waterfall” provision) to any other Indebtedness or obligations, in each case, except to the extent expressly permitted by this Agreement (as in effect on the Closing Date) without the prior written consent of each Lender.

(C) solely with the consent of the Required Revolving Lenders (but without the consent of the Required Lenders or any other Lender), any such agreement may waive, amend or modify any condition precedent set forth in Section 4.02 hereof as it pertains to any Revolving Loan; and

(D) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder in a manner directly and adversely affecting such Person, without the prior written consent of the Administrative Agent.

(E) without the written consent of the Required Delayed Draw Term Lenders, no such agreement may (i) amend or otherwise modify Section 4.02 solely with respect to any extension of credit under such Delayed Draw Term Loan Commitments, (ii) waive any representation made or deemed made in connection with any extension of credit under such Delayed Draw Term Loan Commitments or (iii) waive or consent to any Default or Event of Default relating solely to such Delayed Draw Term Loan Commitments and Loans thereunder (including Defaults and Events of Default relating to the foregoing clauses (i) through (iii)); provided, however, that the amendments, modifications, waivers and consents described in this clause (E) shall not require the consent of any Lenders other than the Required Delayed Draw Term Lenders;

(c) Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any provision of any other Loan Document:

(i) the Borrower and the Administrative Agent may, in consultation with the Required Lenders, amend, supplement or waive any guaranty, collateral security agreement, pledge agreement or related document (if any) executed in connection with this Agreement to (A) comply with any Requirement of Law or the advice of counsel or (B) cause any such guaranty, collateral security agreement, pledge agreement or other document to be consistent with this Agreement or the relevant other Loan Documents,

(ii) the Borrower and the Administrative Agent may, without the input or consent of any other Lender (other than the relevant Lenders (including Additional Lenders) providing Loans under such Sections), effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to (1) effect the provisions of Section 2.19 or 6.12, or any other provision expressly specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent or (2) to add terms (including representations and warranties, conditions, prepayments, covenants or events of default), in connection with the addition of any Loan or Commitment hereunder, that are favorable to the then-existing Lenders, as reasonably determined by the Administrative Agent in consultation with the Required Lenders,

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(iii) if the Administrative Agent and the Borrower have jointly identified any obvious ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary technical change, in each case, in any provision of any Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision solely to address such matter as reasonably determined by them acting jointly in consultation with the Required Lenders,

(iv) the Administrative Agent and the Borrower may amend, restate, amend and restate or otherwise modify any Acceptable Intercreditor Agreement to give effect thereto or to carry out the purposes thereof so long as such amendment, supplement, waiver or modification is not adverse to the Lenders as determined by the Administrative Agent in consultation with the Required Lenders,

(v) [Reserved],

(vi) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of any Defaulting Lender may not be increased without the consent of such Defaulting Lender (it being understood that any Commitment or Loan held or deemed held by any Defaulting Lender shall be excluded from any vote hereunder that requires the consent of any Lender, except as expressly provided in Section 2.18(b)), and

(vii) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion.

Section 9.03 Expenses; Indemnity.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by Arranger, the Administrative Agent and their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to the Administrative Agent and the Lenders and one firm of outside FAA counsel to all such Persons taken as a whole and, if necessary, of one local counsel and one aviation counsel in any relevant jurisdiction to all such Persons, taken as a whole) in connection with the syndication and distribution (including via the Internet or through a service such as Intralinks) of the Credit Facilities, the preparation, execution, delivery and administration of the Loan Documents and any related documentation, including in connection with any amendment, modification or waiver of any provision of any Loan Document (whether or not the transactions contemplated thereby are consummated, but only to the extent the preparation of any such amendment, modification or waiver was requested by the Borrower and except as otherwise provided in a separate writing between the Borrower, the Arranger or the Administrative Agent) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arranger or the Lenders or any of their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to the Administrative Agent and the Lenders and one firm of outside FAA counsel to all such Persons taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional counsel and one additional FAA counsel to all such Persons taken as a whole and, if necessary, of one local counsel one aviation counsel in any relevant jurisdiction to all such Persons, taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional local counsel one additional aviation counsel to all such Persons, taken as a whole, in each such relevant jurisdiction) in connection with the enforcement, collection or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section 9.03. Except to the extent required to be paid on the Closing Date, all amounts due under this paragraph (a) shall be payable by the Borrower within 15 days of receipt by the Borrower of an invoice setting forth such expenses in reasonable detail.

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(b) The Borrower shall indemnify the Arranger, the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel and one firm of outside FAA counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel and one aviation counsel in any relevant jurisdiction to all Indemnitees, taken as a whole and solely in the case of an actual or perceived conflict of interest, (x) one additional counsel and one additional FAA counsel to all affected Indemnitees, taken as a whole, and (y) one additional local counsel and one additional aviation counsel to all affected Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents, or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) the use of the proceeds of the Loans, (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates) or (iv) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property or facility currently or formerly owned, leased or operated by any Loan Party or its Subsidiaries, or any Environmental Liability of any Loan Party or its Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that any such loss, claim, damage, or liability (i) is determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or, to the extent a final and non-appealable judgment finds that any such loss, claim, damage, or liability has resulted from such Person’s material breach of the Loan Documents or (ii) arises out of any claim, litigation, investigation or proceeding brought by such Indemnitee solely against another Indemnitee (other than any claim, litigation, investigation or proceeding that is brought by or against the Administrative Agent or Arranger, acting in its capacity as the Administrative Agent or as an Arranger) that does not involve any act or omission of the Borrower or any of its affiliates or Subsidiaries. Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrower pursuant to this Section 9.03(b) to such Indemnitee for any fees, expenses, or damages to the extent such Indemnitee is not entitled to payment thereof in accordance with the terms hereof, as determined by a final non-appealable judgment of a court of competent jurisdiction. All amounts due under this paragraph (b) shall be payable by the Borrower within 30 days (x) after receipt by the Borrower of a written demand therefor, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt by the Borrower of an invoice setting forth such costs and expenses in reasonable detail. This paragraph (b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

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(c) The Borrower shall not be liable for any settlement of any proceeding effected without the written consent of the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed), but if any proceeding is settled with the written consent of the Borrower, or if there is a final judgment against any Indemnitee in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrower shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability.

Section 9.04 Waiver of Claim. To the extent permitted by applicable Requirements of Law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto, any Loan Party or any Related Party of any thereof, (a) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof, except, in the case of any claim by any Indemnitee against the Borrower, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 9.03; provided that nothing in this sentence shall limit the Borrower’s indemnity or reimbursement obligations under Section 9.03 to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder and (b) in respect of any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, including SyndTrak, IntraLinks, the internet, email or similar electronic transmission systems, except, in each case under this clause (b) to the extent any such damages are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of this Agreement or any other Loan Document by, such Person or Indemnitee, in each case under this Section 9.04.

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Section 9.05 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with the terms of this Section (any attempted assignment or transfer not complying with the terms of this Section shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, to the extent provided in paragraph (e) of this Section, Participants and, to the extent expressly contemplated hereby, the Related Parties of each of the Arranger, the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Loan or Incremental Term Loan Commitment added pursuant to Section 2.19 at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld, conditioned or delayed); provided, that (I) (x) the Borrower shall be deemed to have consented to any assignment of Term Loans or Term Commitments unless it has objected thereto by written notice to the Administrative Agent within 10 Business Days after receipt of written notice thereof and (y) the consent of the Borrower shall not be required for any assignment of Term Loans or Term Commitments (1) to any Term Lender or any Affiliate of any Term Lender or an Approved Fund or (2) at any time when an Event of Default under Section 7.01(a), Section 7.01(f) or 7.01(g) exists and (II) (x) the Borrower shall be deemed to have consented to any assignment of Revolving Loans or Revolving Credit Commitments unless it has objected thereto by written notice to the Administrative Agent within 10 Business Days after receipt of written notice thereof, and (y) the consent of the Borrower shall not be required for any assignment of Revolving Loans or Revolving Credit Commitments (1) by any Revolving Lender to an Affiliate of such Revolving Lender or an Approved Fund or (2) at any time when an Event of Default under Section 7.01(a), Section 7.01(f) or 7.01(g) exists; and

(B) the Administrative Agent (not to be unreasonably withheld, conditioned or delayed).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of any assignment to another Lender, any Affiliate of any Lender or any Approved Fund or any assignment of the entire remaining amount of the relevant assigning Lender’s Loans or Commitments of any Class, the principal amount of Loans or Commitments of the assigning Lender subject to the relevant assignment (determined as of the date on which the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds) shall not be less than (x) $10,000,000, in the case of Term Loans and Term Commitments and (y) $1,000,000 in the case of Revolving Loans and Revolving Credit Commitments, or, in each case, the remaining amount of such Lender’s applicable Loans or Commitments unless the Borrower and the Administrative Agent otherwise consent;

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(B) any partial assignment shall be made as an assignment of a proportionate part of all the relevant assigning Lender’s rights and obligations under this Agreement with respect to the applicable Class of Loans or Commitments (but not with respect to all Loans and Commitments of such Lender);

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(D) the relevant Eligible Assignee, if it is not a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) an Administrative Questionnaire, (2) any Internal Revenue Service form required under Section 2.14 and (3) all “know your customer” documentation reasonably requested by the Administrative Agent.

(iii) Subject to the acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in any Assignment and Assumption, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned pursuant to such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be (A) entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and (B) subject to its obligations thereunder and under Section 9.13). If any assignment by any Lender holding any Promissory Note is made after the issuance of such Promissory Note, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Administrative Agent for cancellation, and, following such cancellation, if requested by either the assignee or the assigning Lender, the Borrower shall issue and deliver a new Promissory Note to such assignee or to such assigning Lender, with appropriate insertions, to reflect the new commitments or outstanding Loans of the assignee or the assigning Lender.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the commitment of, and principal amount of and interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans. The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and each Lender (but only as to its own holdings), at any reasonable time and from time to time upon reasonable prior written notice.

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(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and any tax certification required by Section 9.05(b)(ii)(D)(2) (unless the assignee is already a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section, if applicable, and any written consent to the relevant assignment required by paragraph (b) of this Section, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) By executing and delivering an Assignment and Assumption, the assigning Lender and the Eligible Assignee thereunder shall be deemed to confirm and agree with each other and the other parties hereto as follows: (A) the assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the amount of its commitments, and the outstanding balances of its Loans, in each case without giving effect to any assignment thereof which has not become effective, are as set forth in such Assignment and Assumption, (B) except as set forth in clause (A) above, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (C) the assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(c) or the most recent financial statements delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (D) the assignee will independently and without reliance upon the Administrative Agent, the assigning Lender or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (E) the assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent, by the terms hereof, together with such powers as are reasonably incidental thereto and (F) the assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(vii) Any Lender may, without the consent of the Borrower, the Administrative Agent or any other Lender, sell participations to any bank or other entity (other than to any Disqualified Institution, any natural Person or the Borrower or any of its Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in (x) clause (A) of the first proviso to Section 9.02(b) that directly and adversely affects the Loans or commitments in which such Participant has an interest and (y) clauses (B)(1), (2) or (3) of the first proviso to Section 9.02(b). Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender and the Administrative Agent, and if additional amounts are required to be paid pursuant to Section 2.14 in respect of such participation, to the Borrower). To the extent permitted by applicable Requirements of Law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.

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(viii) Notwithstanding the foregoing, no Participant shall be entitled to receive any greater payment under Section 2.12, 2.13 or 2.14 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, unless (x) the sale of the participation to such Participant is made with the Borrower’s prior written consent expressly acknowledging such Participant may receive a greater benefit and such Participant agrees to comply with Section 2.16 as if it was a Lender or (y) such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Participant will comply with Section 2.14(f) as though it were a Lender and will deliver the tax forms required to claim an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender and the Administrative Agent).

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and their respective successors and assigns, and the principal amounts and stated interest of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution or any natural person) to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release any Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

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(d) Upon the request of any Lender, the Borrower shall make available to such Lender the list of Disqualified Institutions provided to the Arranger prior to the Closing Date, if any, along with any additions, deletions or modifications to such list as provided to the Administrative Agent after the Closing Date pursuant to the definition of the term Disqualified Institution. Notwithstanding anything else in this Section 9.05 or any other provision of any Loan Document to the contrary, with respect to any assignment, participation or pledge or assignment of a security interest by a Lender without the Borrower’s consent (such consent not to be unreasonably withheld, delayed or conditioned) (A) to any Disqualified Institution or any Affiliate thereof or (B) to the extent the Borrower’s consent is required under this Section 9.05, to any other Person (any such assignment, participation or pledge or assignment of a security interest, a “Prohibited Assignment”), (i) the assignee in respect of such Prohibited Assignment shall not be entitled to or receive any voting or information rights (and, for the avoidance of doubt, shall not receive financial statements or other information regarding the Borrower and its Subsidiaries) of a Lender (and any Loans or Commitments held by such assignee shall be disregarded for purposes of the definitions of each of “Required Lenders” and “Required Revolving Lenders”) and (ii) the Borrower may, at its sole expense and effort, upon notice to the applicable assignee with respect to such Prohibited Assignment and the Administrative Agent, require such assignee assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.05), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees in accordance with the terms of Section 2.16(b), in each case, as if such assignee were a Defaulting Lender for all purposes under Section 2.16(b). Notwithstanding anything to the contrary contained herein, the Administrative Agent shall not have any responsibility or liability for monitoring the list of Disqualified Institutions or enforcing the Borrower’s or any Lender’s compliance with the terms of any of the provisions set forth herein with respect to Disqualified Institutions or otherwise have any liability in connection with the foregoing, except to the extent arising from the Administrative Agent’s gross negligence or willful misconduct as determined in a final non-appealable judgment of a court of competent jurisdiction.

Section 9.06 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loan regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.12, 2.13, 2.14, 9.03 and 9.13 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, termination of the Commitments, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but in each case, subject to the limitations set forth in this Agreement.

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Section 9.07 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other and Loan Documents constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it has been executed by the Borrower and the Administrative Agent and when the Administrative Agent has received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.08 Severability. To the extent permitted by applicable Requirements of Law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09 Right of Setoff. At any time when an Event of Default is continuing, upon the written consent of the Administrative Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (in any currency) at any time owing by the Administrative Agent or such Lender to or for the credit or the account of any Loan Party against any of and all the Secured Obligations held by the Administrative Agent or such Lender, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender different than the branch or office holding such deposit or obligation on such Indebtedness. Any applicable Lender shall promptly notify the Borrower and the Administrative Agent in writing of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender and the Administrative Agent under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender or the Administrative Agent may have.

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Section 9.10 Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT), WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, FEDERAL COURT. EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE REQUIREMENTS OF LAW. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ITS RIGHTS UNDER ANY COLLATERAL DOCUMENT.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

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(d) TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 9.01. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY LOAN DOCUMENT THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW.

Section 9.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF law, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

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Section 9.13 Confidentiality. Each of the Administrative Agent, each Lender and the Arranger agrees to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its Affiliates and its Affiliates’ directors, officers, managers, employees, managed investment accounts, investors (including potential investors), limited partners (including indirect limited partners), equity holders, members, independent auditors, agents, or other experts and advisors, including accountants, legal counsel and other advisors (collectively, the “Representatives”) on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information of this type confidential; provided that such Person shall be responsible for its Affiliates’ and their Representatives’ compliance with this paragraph; provided, further, that unless the Borrower otherwise consents, no such disclosure shall be made by the Administrative Agent, any Arranger, any Lender or any Affiliate or Representative thereof to any Affiliate or Representative of the Administrative Agent, any Arranger, or any Lender that is a Disqualified Institution, (b) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable Requirements of Law (in which case such Person shall (i) to the extent permitted by applicable Requirements of Law, inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) upon the demand or request of any regulatory or governmental authority (including any self-regulatory body) purporting to have jurisdiction over such Person or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, to the extent permitted by applicable Requirements of Law, (i) inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment), (d) to any other party to this Agreement, (e) subject to an acknowledgment and agreement by the relevant recipient that the Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to the Borrower and the Administrative Agent) in accordance with the standard syndication process of the Arranger or market standards for dissemination of the relevant type of information to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement (in each case other than a Disqualified Institution), (ii) any pledgee referred to in Section 9.05, (iii) any actual or prospective, direct or indirect investors, financing sources or contractual counterparty (or its advisors) to any Derivative Transaction (including any credit default swap) or similar derivative product to which any Loan Party is a party and (iv) subject to the Borrower’s prior approval of the information to be disclosed, to Moody’s or S&P on a confidential basis in connection with obtaining or maintaining ratings, (f) with the prior written consent of the Borrower, and (g) to the extent such Confidential Information is (x) publicly available other than as a result of a breach of this Section by such Person, its Affiliates or their respective Representatives or (y) becomes available to such Person, its Affiliates or their respective Representatives on a non-confidential basis from a source other than any Loan Party or any subsidiary or any of their respective Affiliates or any of their respective directors, officers, employees, direct or indirect equity holders or agents, including accountants, legal counsel and other advisors as to which source such Person, its Affiliates or their respective Representatives has no actual knowledge of a breach thereby of its obligation to keep such information confidential. In addition, the Borrower and the Administrative Agent may provide generic information regarding the Credit Facilities to service providers providing administrative and ministerial services solely in connection with the syndication and administration of the Credit Facilities (which generic information shall be limited to the identities of parties, maturity dates and interest rates) on a confidential basis. For purposes of this Section, “Confidential Information” means all information relating to the Borrower or any of its Subsidiaries, any Parent Company and their respective businesses or the Transactions (including any information obtained by the Administrative Agent, any Lender or any Arranger, or any of their respective Affiliates or Representatives, based on a review of any books and records relating to the Borrower or any of its Subsidiaries and their respective Affiliates from time to time, including prior to the date hereof) other than any such information that is publicly available to the Administrative Agent or any Arranger or Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries. Notwithstanding any of the foregoing, in no event shall any disclosure of any Confidential Information be made to Person that is a Disqualified Institution at the time of disclosure. Notwithstanding anything to the contrary herein, the Administrative Agent and any Lender reserves the right to review and approve (such approval not to be unreasonably withheld), in advance, all press releases, advertisements and public disclosures that the Borrower or any of its Affiliates prepare that contain the Administrative Agent’s, any such Lender’s or any of their respective Affiliates or Approved Funds name or describe the Credit Facilities.

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Section 9.14 No Fiduciary Duty. Each of the Administrative Agent, the Arranger, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders or their respective affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its respective stockholders or its respective affiliates, on the other. Each Loan Party acknowledges and agrees that: (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender, in its capacity as such, has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its respective stockholders or its respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender, in its capacity as such, is acting solely as principal and not as the agent or fiduciary of such Loan Party, its respective management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that such Loan Party has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

Section 9.15 Several Obligations. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.

Section 9.16 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

Section 9.17 Disclosure of Agent Conflicts. Each Loan Party and each Lender hereby acknowledge and agree that the Administrative Agent or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.18 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Requirement of Law can be perfected only by possession. If any Lender (other than the Administrative Agent) obtains possession of any Collateral, such Lender shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request therefor, shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

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Section 9.19 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively the “Charged Amounts”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charged Amounts payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charged Amounts that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charged Amounts payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, have been received by such Lender.

Section 9.20 Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control.

Section 9.21 Release of Guarantors. Notwithstanding anything in Section 9.02(b) to the contrary, (a) any Guarantor shall automatically be released from its obligations hereunder (and its Loan Guaranty shall be automatically released) (i) upon the consummation of any permitted transaction if as a result thereof such Guarantor ceases to be a Subsidiary (or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions permitted hereunder) or (ii) upon the occurrence of the Termination Date; provided that (i) no such release under clause (a) hereof shall occur solely because a Guarantor has become an Excluded Subsidiary unless the Borrower so elects and (ii) to the extent any Subsidiary becomes an Excluded Subsidiary and is released from its guarantee hereunder, any such release under clause (a) hereof shall constitute an Investment as of the date of such release. In connection with any such release, the Administrative Agent shall promptly execute and deliver to the relevant Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence termination or release. Any execution and delivery of any document pursuant to the preceding sentence of this Section 9.21 shall be without recourse to or warranty by the Administrative Agent (other than as to the Administrative Agent’s authority to execute and deliver such documents).

Section 9.22 Judgment Currency. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document from one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees to the extent permitted under applicable law, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Requirements of Law).

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Section 9.23 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BRIDGER AEROSPACE GROUP HOLDINGS, INC., as the Borrower

By: /s/ Samuel C. Davis
Name: Samuel C. Davis
Title: Chief Executive Officer

BAIN CAPITAL CREDIT, LP, as Administrative Agent and as Collateral Agent

By: /s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

Signature Page to Credit Agreement

[Lender signature pages omitted.]